CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED

Exhibit 10.11

4 HARTWELL PLACE

LEXINGTON, MASSACHUSETTS 02421

LEASE SUMMARY SHEET

Execution Date:	March 5, 2019

Tenant:	Codiak Biosciences, Inc., a Delaware corporation

Tenant’s Mailing Address
Prior to Occupancy:	500 Technology Square, 9th floor
Cambridge, MA 02139

Landlord:	King 4 Hartwell Place, LLC, a Delaware limited liability company

Campus:	The following buildings and the land thereon, located in Lexington, Massachusetts, as shown on Exhibit A attached hereto:

• 4 Hartwell Place

• 101 Hartwell Avenue

• 113 Hartwell Avenue

• 115 Hartwell Avenue

The aggregate total rentable area of the buildings located on the Campus is 276,469 rentable square feet.

Building:	4 Hartwell Place, Lexington, Massachusetts 02421. The Building consists of approximately 40,123 rentable square feet. The land on which the Building is located (the “Land”) is more particularly described in Exhibit 2 attached hereto and made a part hereof (such land, together with the Building, are hereinafter collectively referred to as the “Property”).

Premises:	An area in the Building, consisting of approximately 18,707 rentable square feet of space, as more particularly shown as hatched, highlighted or outlined on the plan attached hereto as Exhibit 1 and made a part hereof (the “Lease Plan”).

Term Commencement
Date:	The earlier of:

(i) the date Tenant takes possession of the Premises, or any portion thereof, to commence the performance of Tenant’s Work, or

(ii) the later of: (x) July 1, 2019, or (y) the date that Landlord delivers the Premises to Tenant in compliance with Section 3.1 of the Lease.

Rent Commencement
Date:	The date that is the later of:
(i) six (6) months after the Term Commencement Date, or
(ii) the earlier of:
(x) the Outside Rent Commencement Date (as hereinafter defined), or
(y) the date that Tenant first commences to use the Premises, or any portion thereof, for any Permitted Use.

Neither the performance of Tenant’s Work (as hereinafter defined) nor the installation of any furniture, fixtures or equipment shall be deemed to be use of the Premises for the Permitted Use for the purposes of determining the Rent Commencement Date.

Outside Rent Commencement
Date:	The date six (6) months after the Term Commencement Date, except that the Outside Rent Commencement Date shall be extended by the number of days, if any, which Tenant’s Work is actually delayed by reason of any Landlord Delay (as hereinafter defined).

Landlord Delay:	“Landlord Delay” shall mean any delay in the performance of Tenant’s Work to the extent actually caused by Landlord in the default of Landlord in its obligations under the Lease. Landlord is not charged with any period of any Landlord Delay prior to the time that Landlord receives written notice from Tenant of such Landlord Delay.

Expiration Date:	Ten (10) years and six (6) months after the Term Commencement Date, provided that, if the Term Commencement Date does not occur on the first day of the calendar month, the Expiration Date shall be the last day of the calendar month that is ten (10) years and six (6) months after the Term Commencement Date occurs.

Extension Term:	Subject to Section 1.2 below, two (2) extension terms of five (5) years each.

Landlord’s Contribution:	An amount not to exceed $1,309,490.00 (“Maximum Amount”), as more particularly described in Exhibit 4 attached hereto.

Permitted Uses:	Subject to Legal Requirements, (i) laboratory and manufacturing, vivarium and any other ancillary uses related the foregoing, and (ii) the operation and maintenance of an Acid Neutralization Tank, as set forth in Section 1.7 hereof.

Base Rent:

LEASE YEAR	ANNUAL BASE RENT		MONTHLY PAYMENT
Lease Year 1	$879,229.00	*	$73,269.08
Lease Year 2	$905,605.87		$75,467.16
Lease Year 3	$932,774.05		$77,731.17
Lease Year 4	$960,757.27		$80,063.11
Lease Year 5	$989,579.99		$82,465.00
Lease Year 6	$1,019,267.39		$84,938.95
Lease Year 7	$1,049,845.41		$87,487.12
Lease Year 8	$1,081,340.77		$90,111.73
Lease Year 9	$1,113,780.99		$92,815.08
Lease Year 10	$1,147,194.42		$95,599.54

*	annualized

For purposes hereof, “Lease Year 1” shall commence on the Rent Commencement Date and shall expire on the day immediately preceding the first anniversary of the Rent Commencement Date, except that if the Rent Commencement Date does not occur on the first day of the calendar month, the last day of Lease Year 1 shall be the last day of the calendar month immediately preceding the first anniversary of the Rent Commencement Date. Thereafter, every consecutive twelve (12) months after Lease Year 1 shall be a Lease Year.

Operating Costs and Taxes:	See Sections 5.2 and 5.3.

Tenant’s Share:	A fraction, the numerator of which is the number of rentable square feet in the Premises and the denominator of which is the number of rentable square feet in the Building. As of the Execution Date, Tenant’s Share is 46.62%.

Security Deposit/Letter of Credit:	$439,614.48, as more particularly described in Section 7 hereof

EXHIBIT 1	LEASE PLAN
EXHIBIT 1A	RESERVED PARKING SPACES
EXHIBIT 2	LEGAL DESCRIPTION
EXHIBIT 3	EXISTING TENANT’S DECOMMISSIONING OBLIGATIONS
EXHIBIT 4	TENANT’S WORK; LANDLORD’S CONTRIBUTION
EXHIBIT 5	FORM OF LETTER OF CREDIT
EXHIBIT 6	LANDLORD’S SERVICES
EXHIBIT 7	TENANT’S HAZARDOUS MATERIALS
EXHIBIT 8	RULES AND REGULATIONS
EXHIBIT 9	INSURANCE REQUIREMENTS FOR TENANT’S CONTRACTORS
EXHIBIT 10	PTDM
EXHIBIT 11	FORM OF SNDA
EXHIBIT 12	ADDITIONAL PROVISIONS

THIS INDENTURE OF LEASE (this “Lease”) is hereby made and entered into on the Execution Date by and between Landlord and Tenant.

Each reference in this Lease to any of the terms and titles contained in any Exhibit attached to this Lease shall be deemed and construed to incorporate the data stated under that term or title in such Exhibit. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them as set forth in the Lease Summary Sheet which is attached hereto and incorporated herein by reference.

1. LEASE GRANT; TERM; APPURTENANT RIGHTS; EXCLUSIONS

1.1 Lease Grant. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises upon and subject to terms and conditions of this Lease, for a term of years commencing on the Term Commencement Date and, unless earlier terminated or extended pursuant to the terms hereof, ending on the Expiration Date (the “Initial Term”; the Initial Term and any duly exercised Extension Terms are hereinafter collectively referred to as the “Term”).

1.2 Extension Terms.

(a) Provided that the following conditions, which may be waived by Landlord in its sole discretion, are satisfied, (i) Tenant has not assigned its interest in this Lease nor sublet more than fifty percent (50%) of the Premises to anyone other than to Affiliated Entities (hereinafter defined) and/or a Successor (hereinafter defined); and (ii) no uncured Event of Default exists (1) as of the date of the Extension Notice (hereinafter defined), and (2) at the commencement of the applicable Extension Term (hereinafter defined), Tenant shall have the option to extend the Term for two (2) additional terms of five (5) years each (the “Extension Term”), commencing as of the expiration of the Initial Term, or the prior Extension Term, as the case may be. Tenant must exercise such option to extend, if at all, by giving Landlord written notice (the “Extension Notice”) on or before the date that is no earlier than eighteen (18) months and not later than twelve (12) months prior to the expiration of the then-current term of this Lease, time being of the essence. Upon the timely giving of such notice, the Term shall be deemed extended upon all of the terms and conditions of this Lease, except that Base Rent during each Extension Term shall be calculated in accordance with this Section 1.2, Landlord shall have no obligation to construct or renovate the Premises and Tenant shall have one (1) fewer option to extend the Term. If Tenant fails to give timely notice, as aforesaid, Tenant shall have no further right to extend the Term. Notwithstanding the fact that Tenant’s proper and timely exercise of such option to extend the Term shall be self-executing, the parties shall promptly execute a lease amendment reflecting the applicable Extension Term after Tenant exercises such option. The execution of such lease amendment shall not be deemed to waive any of the conditions to Tenant’s exercise of its rights under this Section 1.2.

(b) The Base Rent during each Extension Term (the “Extension Term Base Rent”) shall be determined in accordance with the process described hereafter. Extension Term Base Rent shall be the fair market rental value of the Premises then demised to Tenant as of the commencement of the applicable Extension Term as determined in accordance with the process described below, for renewals of combination laboratory and office space in the vicinity of equivalent quality, size, utility and location, with the length of the Extension Term, the credit standing of Tenant, any economic concessions (including, without limitation, tenant improvement allowances and free rent) then being provided by landlords to tenants, and all other relevant factors to be taken into account. Within thirty (30) days after receipt of the Extension Notice, Landlord shall deliver to Tenant written notice of its determination of the Extension Term Base Rent for the applicable Extension Term. Tenant shall, within thirty (30) days after receipt of such notice, notify Landlord in writing whether Tenant accepts or rejects Landlord’s determination of the Extension Term Base Rent (“Tenant’s Response Notice”). If Tenant fails timely to deliver Tenant’s Response Notice, Landlord’s determination of the Extension Term Base Rent shall be binding on Tenant.

(c) If and only if Tenant’s Response Notice is timely delivered to Landlord and indicates both that Tenant rejects Landlord’s determination of the Extension Term Base Rent and desires to submit the matter to arbitration, then the Extension Term Base Rent shall be determined in accordance with the procedure set forth in this Section 1.2(c). In such event, within ten (10) days after receipt by Landlord of Tenant’s Response Notice indicating Tenant’s desire to submit the determination of the Extension Term Base Rent to arbitration, Tenant and Landlord shall each notify the other, in writing, of their respective selections of an appraiser (respectively, “Landlord’s Appraiser” and “Tenant’s Appraiser”). Landlord’s Appraiser and Tenant’s Appraiser shall then jointly select a third appraiser (the “Third Appraiser”) within ten (10) days of their appointment. All of the appraisers selected shall be individuals with at least ten (10) consecutive years’ commercial appraisal experience for office and laboratory space in the area in which the Premises are located, shall be members of the Appraisal Institute (M.A.I.), and, in the case of the Third Appraiser, shall not have acted in any capacity for either Landlord or Tenant within five (5) years of his or her selection. The three appraisers shall determine the Extension Term Base Rent in accordance with the requirements and criteria set forth in Section 1.2(b) above, employing the method commonly known as Baseball Arbitration, whereby Landlord’s Appraiser and Tenant’s Appraiser each sets forth its determination of the Extension Term Base Rent as defined above, and the Third Appraiser must select one or the other (it being understood that the Third Appraiser shall be expressly prohibited from selecting a compromise figure). Landlord’s Appraiser and Tenant’s Appraiser shall deliver their determinations of the Extension Term Base Rent to the Third Appraiser within five (5) days of the appointment of the Third Appraiser and the Third Appraiser shall render his or her decision within ten (10) days after receipt of both of the other two determinations of the Extension Term Base Rent. The Third Appraiser’s decision shall be binding on both Landlord and Tenant. Each party shall bear the cost of its own appraiser and the cost of the Third Appraiser shall be paid by the party whose determination is not selected.

1.3 Appurtenant Rights.

(a) Common Areas. Subject to the terms of this Lease and the Rules and Regulations (hereinafter defined), Tenant shall have, as appurtenant to the Premises, rights to use in common with others entitled thereto, the areas in the Building, on the Land and elsewhere on the Campus designated from time to time for the common use of Tenant and other tenants of the Property and/or Campus (such areas are hereinafter referred to as the “Common Areas”). The Common Areas include: (i) the common lobbies (if any), loading docks, hallways and stairways of the Building serving the Premises, (ii) common walkways and driveways necessary for access to the Building, (iii) the common toilets and other common facilities, if any; and (iv) other areas designated by Landlord from time to time for the common use of Tenant and other tenants of the Building; and no other appurtenant rights or easements.

(b) Parking. During the Term, Landlord shall, subject to the terms hereof, make available up to fifty-six (56) parking spaces for Tenant’s use in the parking areas serving the Building, free of charge (except that the costs of maintenance and repair of the parking areas serving the Building shall, subject to Section 5.2, be included in Operating Costs (and Taxes imposed upon the parking areas which are located on the Land which are available for Tenant’s use shall, subject to Section 5.3 hereof, be included in Taxes). The number of parking spaces in the parking areas reserved for Tenant, as modified pursuant to this Lease or as otherwise permitted by Landlord, are hereinafter referred to as the “Parking Spaces.” Four (4) of the Parking Spaces (“Reserved Parking Spaces”) shall be reserved for Tenant’s exclusive use. The Reserved Parking Spaces shall be located as shown on Exhibit 1A, subject to Landlord’s right to relocate the Reserved Parking Spaces, from time to time, to another location in the parking areas on the Land. The Reserved Parking Spaces shall be identified by markings and/or signage; provided however, that Landlord shall have no obligation to police the use of the Reserved Parking Spaces. Tenant shall have no right to hypothecate or encumber the Parking Spaces, and shall not sublet, assign, or otherwise transfer the Parking Spaces other than to employees of Tenant occupying the Premises or to a Successor (hereinafter defined), an Affiliated Entity (hereinafter defined) or a transferee pursuant to an approved Transfer under Section 13 of this Lease. Subject to Landlord’s right to reserve parking for other tenants of the Building and except for the Reserved Parking Spaces, said Parking Spaces will be on an unassigned, non-reserved basis. Tenant’s use of the Parking Spaces shall be subject to such reasonable rules and regulations as may be in effect for the use of the parking areas from time to time. Reserved and handicap parking spaces must be honored. Notwithstanding anything to the contrary contained herein, Landlord shall have the right, upon at least three (3) months’ written notice to Tenant, to temporarily (i.e., for a period of time not to exceed six (6) months) and not more than one time every twelve month period, other than for reasons of Force Majeure) relocate all or any portion of the Parking Spaces in to other parking areas owned, controlled or leased by Landlord in the vicinity of the Property (Landlord and Tenant hereby agreeing that the parking areas located at 101 Hartwell Avenue, 113 Hartwell Avenue and/or 91 Hartwell Avenue are acceptable). Any such relocation of the Parking Spaces shall be done on an equitable basis as between Tenant and those other tenants with rights to park in the parking areas.

(c) Pavilion. Tenant acknowledges that Landlord may construct a common building (the “Pavilion”) located on the Campus for the common use of the tenants of the Campus. Landlord may cause a food service facility (“Cafeteria”) to be operated in the Pavilion. So long as the Cafeteria is in operation, Tenant, in common with other tenants of the Campus, shall have the right, during the Term of this Lease, to use the Cafeteria.

1.4 Tenant’s Access.

(a) From and after the Term Commencement Date and until the end of the Term, Tenant shall have access to the Premises twenty-four (24) hours a day, seven (7) days a week, subject to Legal Requirements, the Rules and Regulations, the terms of this Lease, Force Majeure (hereinafter defined) and matters of record.

(b) Tenant and its employees shall have access to the Premises after normal business hours by means of the existing card reader access system. Tenant shall have the right, subject to Tenant’s obtaining Landlord’s prior written approval of Tenant’s plans and specifications therefor (which approval shall not be unreasonably withheld, delayed or conditioned), to replace and/or modify the existing card reader access system within the Premises (the existing card reader access system, as it may be modified or replaced is referred to herein as “Tenant’s Security System”). Any modification or replacement of Tenant’s Security System shall be performed in accordance with this Lease, including, without limitation, Section 11 hereof. Tenant shall provide Landlord and the cleaning personnel with access cards permitting normal entry to Tenant’s Premises. In addition to the foregoing, such security system shall be designed with a master key override using the Building master key, so that Landlord shall have access to the Premises in an emergency, but Landlord shall only use such master key access in an emergency. Additionally, Tenant shall ensure that such system shall comply with all applicable laws, rules and regulations, including all fire safety laws, and in no event shall Landlord be liable for, and Tenant shall defend, indemnify, and hold harmless Landlord and its representatives and agents from and against, any claims, demands, liabilities, causes of action, suits, judgments, damages and expenses arising from such system or the malfunctioning thereof in accordance with Tenant’s indemnity obligations set forth in Section 14.2.

1.5 Notice of Lease. Neither party shall record this Lease, but each of the parties hereto agrees to join in the execution, in recordable form, of a statutory notice of lease and/or written declaration in which shall be stated the Term Commencement Date, the Rent Commencement Date, the number and length of the Extension Term and the Expiration Date, which notice of lease may be recorded by Tenant with the Middlesex South Registry of Deeds and/or filed with the Middlesex South Registry District of the Land Court, as appropriate (collectively, the “Registry”) at Tenant’s sole cost and expense. If a notice of lease was previously recorded with the Registry, upon the expiration or earlier termination of this Lease, Landlord shall deliver to Tenant a notice of termination of lease and Tenant shall promptly execute and deliver the same to Landlord for Landlord’s execution and recordation with the Registry, which obligation shall survive the expiration or earlier termination of the Lease.

1.6 Exclusions. The following are expressly excluded from the Premises and reserved to Landlord: all the perimeter walls of the Premises (except the inner surfaces thereof), the Common Areas, and any space in or adjacent to the Premises used for shafts, stacks, pipes, conduits, wires and appurtenant fixtures, fan rooms, ducts, electric or other utilities, sinks or other Building facilities, and the use of all of the foregoing, except as expressly permitted pursuant to Section 1.3(a) above.

1.7 Acid Neutralization Tank.

(a) There currently exists an acid neutralization tank (the “Acid Neutralization Tank”) that is located in the Premises. Subject to Sections 3.2 and 3.3 hereof, Tenant acknowledges and agrees that Tenant is leasing the Acid Neutralization Tank in its “AS IS,” “WHERE IS” condition and with all faults on the Execution Date, without representations or warranties, express or implied, in fact or by law, of any kind, or recourse to Landlord. Tenant shall have the exclusive right, throughout the Term of the Lease, as the same may be extended, to use the Acid Neutralization Tank in accordance with Legal Requirements. Tenant shall obtain, and maintain all governmental permits and approvals necessary for the operation and maintenance of the Acid Neutralization Tank. Tenant shall be responsible for all costs, charges and expenses incurred from time to time in connection with or arising out of the operation, use, maintenance, repair or refurbishment of the Acid Neutralization Tank, including all clean-up costs relating to the Acid Neutralization Tank (collectively, “Tank Costs”), except, subject to Section 14.5, to the extent such costs are caused by the negligence or willful misconduct of any of the Landlord Parties (as hereinafter defined).

(b) Tenant shall be responsible for the operation, cleanliness, and maintenance of the Acid Neutralization Tank and the appurtenances, all of which shall remain the personal property of Landlord, and shall be left in place by Tenant at the expiration or earlier termination of the Lease. Such maintenance and operation shall be performed in a manner to avoid any unreasonable interference with any other tenants or Landlord. Subject to Sections 3.2 and 3.3 hereof, Tenant shall take the Acid Neutralization Tank “as is” in the condition in which the Acid Neutralization Tank is in as of the Term Commencement Date. Without limiting the foregoing, Landlord makes no warranties or representations to Tenant as to the suitability of the Acid Neutralization Tank. If and only so long as Tenant shall use the Acid Neutralization Tank, Tenant agrees to maintain the Acid Neutralization Tank in the condition in which the Acid Neutralization Tank is in as of the Term Commencement Date, reasonable wear and tear (provided however, that Tenant shall immediately make any repairs necessary to eliminate any risk to the safety and proper operation of the Acid Neutralization Tank caused by wear and tear), and casualty excepted. Landlord shall have no obligation to provide any services, including, without limitation, electric current, to the Acid Neutralization Tank.

2. RIGHTS RESERVED TO LANDLORD

2.1 Additions and Alterations. Landlord reserves the right, at any time and from time to time, to make such changes, alterations, additions, improvements, repairs or replacements in or to the Property (including the Premises but, with respect to the Premises, only for purposes of repairs, maintenance, replacements and the exercise of any other rights expressly reserved to Landlord herein) and the fixtures and equipment therein, as well as in or to the street entrances and/or the Common Areas, as it may deem necessary or desirable, provided, however, that there be no material obstruction of permanent access to, or material interference with the use and enjoyment of, the Premises by Tenant. Subject to the foregoing, Landlord expressly reserves the right to temporarily close all, or any portion, of the Common Areas for the purpose of making repairs or changes thereto, provided that Landlord shall use commercially reasonable efforts to complete the work in a timely manner, subject to causes beyond Landlord’s reasonable control.

2.2 Additions to the Property.

(a) Landlord may at any time or from time to time (i) construct additional improvements and related site improvements (collectively, “Future Development”) in all or any part of the Property and/or (ii) change the location or arrangement of any improvement outside the Building in or on the Property or all or any part of the Common Areas, or add or deduct any land to or from the Property; provided that there shall be no material increase in Tenant’s obligations or material interference with Tenant’s rights under this Lease in connection with the exercise of the foregoing reserved rights. In case any excavation shall be made for building or improvements or for any other purpose upon the land adjacent to or near the Premises, Tenant will afford without charge to Landlord, or the person or persons, firms or corporations causing or making such excavation, license to enter upon the Premises for the purpose of doing such work as Landlord or such person or persons, firms or corporation shall deem to be necessary to preserve the walls or structures of the Building from injury, and to protect the Building by proper securing of foundations.

(b) Reference is made to following:

(1) Existing REAs: Landlord is presently constructing a common pavilion (“Pavilion”) on land which is subject to an REA dated March 24, 2014 and filed with the Middlesex Registry District of the Land Court (“the “Land Court”) as Document No. 1668032, and (ii) the REA dated November 13, 2015 and filed with the Land Court as Document No. 1715486 affects both the land on which the Pavilion is being constructed, as noted in clause (i) above, as well as land on which Landlord has constructed a parking deck (the second level portion of such parking deck on which Tenant has a right to park and the associated ramps to the same being referred to herein as the “Parking Deck”). Said REAs are referred to herein as the “REAs”. The Pavilion will be used in common by the occupants of 4 Hartwell Avenue, 101 Hartwell Avenue, the 113 Hartwell Avenue (“113 Building”), and 115 Hartwell Avenue (“115 Building”) and the Parking Deck will be used in common by occupants of the 113 Building and the 115 Building only. The Building, 101 Hartwell Avenue, the 113 Building, and the 115 Building are referred to collectively as the “Campus Buildings”.

(2) Existing Condominium: Landlord has, by Master Deed (“Master Deed”) dated as of June 15, 2017 as recorded in the Middlesex County South District Registry of Deeds (the “Registry”) at Book 69458, Page 399, and Declaration of Trust (“Declaration of Trust”) dated as of June 15, 2017 and recorded in the Registry at Book 69458, Page 430, subjected the 113 Building, the 115 Building and the land on which they are located to the 113/115 Hartwell Avenue Condominium (“Existing Condominium”)

(3) Landlord and Tenant each hereby acknowledges and agrees that, in connection with any Future Development, Landlord shall have the right to: (i) subject the Land and the improvements located now or in the future located thereon to a commercial condominium regime (“Condominium”) on terms and conditions consistent with first class office and laboratory parks in the Route 128 area, in which the Building shall be a single unit, or (ii) incorporate the Building and some or all of the remainder of the Campus in the Existing Condominium, (iii) upon Landlord’s request in connection with the recording of the Master Deed for the Condominium (or an amendment to the Existing Condominium, as the case may be), Tenant shall execute a reasonable instrument in recordable form making this Lease subject and subordinate to the Master Deed and other documents evidencing the Condominium, or the amended Existing Condominium (collectively, the “Condo Documents”) provided that such Condo Documents continue to provide Tenant with all of the rights and obligations contained in this Lease (e.g. the appurtenant right to use all Common Areas) and the Condo Documents comply with the provisions of this Section 2.2; (iv) Landlord shall have the right to enter into, and subject the Property and this Lease to the terms and conditions of, additional reciprocal easement agreements (each a “New REA”) with any one or more of the neighboring property owners in order to increase the size of the Campus, provided that any such New REA continues to provide Tenant with all of the rights and obligations contained in this Lease as of the Execution Date (e.g. the appurtenant right to use all Common Areas) and any New REA complies with the provisions of this Section 2.2; (iv) Landlord shall submit to Tenant for Tenant’s approval drafts of the Condo Documents and any New REA (and any amendments thereto) prior to their execution; (v) Tenant shall have the right to notify Landlord within twenty (20) days after receipt of the draft Condo Documents and/or New REA (or any amendments thereto) of Tenant’s disapproval thereof, but only to the extent such draft(s) (A) materially adversely affect Tenant’s use of, or access to, the Premises, (B) materially adversely affect the operation of Tenant’s business from the Premises in accordance with the terms of this

Lease, or Tenant’s rights under and pursuant to the terms of this Lease, including without limitation Tenant’s rights with respect to the Common Areas, and/or (C) result in any increase in Tenant’s payment or other obligations under this Lease in more than a de minimis manner; (vi) upon Landlord’s request in connection with the recording of any New REA, Tenant shall execute a commercially reasonable instrument in recordable form making this Lease subject and subordinate to the REA; (vii) Landlord shall have the right to subdivide the Property so long as Tenant continues to have all of the rights and obligations contained in this Lease (e.g. the appurtenant right to use all Common Areas); and (viii) Tenant shall execute such reasonable documents (which may be in recordable form) evidencing the foregoing promptly upon Landlord’s request.

2.3 Name and Address of Building. Landlord reserves the right at any time and from time to time to change the name or address of the Building and/or the Property, provided Landlord gives Tenant at least three (3) months’ prior written notice thereof.

2.4 Landlord’s Access.

(a) Subject to the terms hereof, Tenant shall (a) upon reasonable advance notice (not less than forty-eight (48) hours), which may be by email at kim.barry@codiakbio.com or such other email address or addresses as may be provided in writing by Tenant to Landlord (except that no notice shall be required in emergency situations), permit Landlord and any holder of a Mortgage (hereinafter defined) (each such holder, a “Mortgagee”), and their agents, representatives, employees and contractors, to have reasonable access to the Premises at all reasonable hours for the purposes of inspection, making repairs, replacements or improvements in or to the Premises or the Building or equipment therein (including, without limitation, sanitary, electrical, heating, air conditioning or other systems), complying with all applicable laws, ordinances, rules, regulations, statutes, by-laws, court decisions and orders and requirements of all public authorities (collectively, “Legal Requirements”), or exercising any right reserved to Landlord under this Lease (including without limitation the right to take upon or through, or to keep and store within the Premises all necessary materials, tools and equipment); (b) permit Landlord and its agents and employees, at reasonable times, upon reasonable advance notice, to show the Premises during normal business hours (i.e. Monday – Friday 8 A.M.—6 P.M., Saturday 8 A.M. – 1 P.M., excluding holidays) to any prospective Mortgagee or purchaser of the Building and/or the Property or of the interest of Landlord therein, and, during the last twelve (12) months of the Term or at any time after the occurrence of an Event of Default, prospective tenants; and (c) upon reasonable prior written notice from Landlord, permit Landlord and its agents, at Landlord’s sole cost and expense, to perform environmental audits, environmental site investigations and environmental site assessments (“Site Assessments”) in, on, under and at the Premises and the Land, it being understood that Landlord shall repair any damage arising as a result of the Site Assessments, and such Site Assessments may include both above and below the ground testing and such other tests as may be necessary or appropriate to conduct the Site Assessments. In addition, to the extent that it is necessary to enter the Premises in order to access any area that serves any portion of the Building outside the Premises, then Tenant shall, upon as much advance notice as is practical under the circumstances, and in any event at least twenty-four (24) hours’ prior written notice (except that no notice shall be required in emergency situations), permit contractors engaged by other occupants of the Building to pass through the Premises in order to access such areas but only if accompanied by a representative of Landlord. Notwithstanding anything to the contrary contained herein, Tenant shall be entitled to have a representative present for any access by Landlord or any Landlord Parties in exercising its rights under this Section 2.4.

(b) Secure Areas within the Premises. Notwithstanding the foregoing, Tenant, at its own expense may, as hereinafter set forth, designate one or more areas of the Premises to be “Secure Areas” (i.e., portions of the Premises to which Landlord shall not have a right of entry or access for any reason whatsoever (except as otherwise provided below). Tenant may, from time to time, exercise its right to create Secure Areas by delivering to Landlord, for Landlord’s written approval, a plan showing the location of any such Secure Areas. Landlord agrees that it will not unreasonably withhold, condition or delay such consent. If Landlord must gain access to a Secure Areas in a non-emergency situation, Landlord shall contact Tenant, and Landlord and Tenant shall arrange a mutually agreed upon time for Landlord to have such access. Landlord shall be accompanied by an employee of Tenant or a party designated by Tenant (the “Escort”). Tenant shall make an Escort available to Landlord during business hours. At all times, Landlord shall comply with all reasonable security measures of the Tenant pertaining to the Secure Areas. If an emergency representing an imminent risk of injury to persons or material property damage in the Building or the Premises, including, without limitation, a suspected fire or flood, requires Landlord to gain access to the Secure Areas, Landlord may enter the Secure Areas without an Escort. If practicable under the circumstances, Landlord shall immediately notify (which may be oral notification) and request that Tenant make an Escort available to Landlord if time permits, and if Tenant shall not make an Escort available to accompany Landlord, then Tenant hereby authorizes Landlord to enter the Secure Areas forcibly or with a master key, and to enter without an Escort. In any such event, except (subject to Section 14.5 of this Lease) to the extent resulting from Landlord’s negligence or willful misconduct, Landlord shall have no liability whatsoever to Tenant, and Tenant shall pay all reasonable expenses incurred by Landlord in repairing or reconstructing any entrance, corridor, door or other portions of the Premises damaged as a result of a forcible entry by Landlord. Landlord shall have no obligation to provide either janitorial service or cleaning in the Secure Areas unless Tenant shall make arrangements to have an Escort in the Secure Areas at the time such service or cleaning is provided to the remainder of the Premises.

2.5 Pipes, Ducts and Conduits. Tenant shall permit Landlord to erect, use, maintain and relocate pipes, ducts and conduits in and through the Premises, provided the same do not reduce the rentable square footage of the Premises, other than in a de minimis amount, or adversely affect the appearance of the Premises. In exercising its rights under this Section 2.5, Landlord shall make commercially reasonable efforts to locate any pipes, ducts, and conduits behind walls and above ceilings so as to minimize interference with the Premises.

2.6 Minimize Interference. Subject to the provisions of this Lease, Tenant agrees to cooperate with Landlord as reasonably necessary in connection with the exercise of Landlord’s rights under this Section 2. Tenant further agrees that dust, noise, vibration, temporary closures of Common Areas, or other inconvenience or annoyance resulting from the exercise of Landlord’s rights under Section 2.1 and 2.2 shall not be deemed to be a breach of Landlord’s obligations under the Lease, so long as Landlord shall, except in the event of an emergency, use reasonable efforts, consistent with accepted construction practice when applicable, to avoid unreasonably interfering with the conduct of Tenant’s business and Tenant’s use and occupancy of the Premises. Notwithstanding the foregoing, in no event shall any of the space leased by Tenant at the Property under this Lease be deprived of safe and reasonable access or rendered untenantable for the Permitted Uses by reason of Landlord’s exercise of its rights under this Section 2.

3. CONDITION OF PREMISES; DELIVERY CONDITION; TENANT’S WORK.

3.1 Condition of Premises. Subject to the provisions of this Section 3.1, Tenant acknowledges and agrees that Tenant is leasing the Premises in their “AS IS,” “WHERE IS” condition and with all faults on the Execution Date, without representations or warranties, express or implied, in fact or by law, of any kind, and without recourse to Landlord, except that (i) the Premises shall be delivered to Tenant in the Delivery Condition, as hereinafter defined, and (ii) Landlord shall deliver to Tenant the Decommissioning Documentation (as hereinafter defined) from the Existing Tenant in accordance with Section 3.3 below.

3.2 Delivery Condition. Landlord shall deliver the Premises to Tenant on the Term Commencement Date in good operating condition and repair, free and clear of any tenants or occupants, personal property and clean of debris, and satisfying the Delivery Condition (as hereinafter defined). The “Delivery Condition” shall mean: (a) the roof, foundation, footings, slab, structural walls, exterior windows and skylights (including seals), plumbing, fire sprinkler/life safety system, lighting, heating, ventilation and air conditioning systems, and electrical systems serving the Premises shall be in good operating condition and repair (except to the extent modified or otherwise impaired by any improvements constructed by Tenant); (b) the Acid Neutralization Tank shall be delivered to Tenant in good operating condition, and (c) the Premises shall comply with all laws, codes and regulations (collectively, “Laws”). Landlord shall promptly correct any non-compliance with the foregoing Delivery Condition at its sole cost and expense provided that Tenant notify Landlord of such non-compliance not later than one hundred twenty (120) days from and after the Term Commencement Date. Nothing in this Section 3.2, however, shall relieve Landlord of its maintenance and repair obligations as expressly set forth in the Lease or of Landlord’s obligations with respect to Legal Requirements, as set forth in Section 19.2 hereof.

3.3 Existing Tenant’s Obligations with respect to Decommissioning the Premises. The parties hereby acknowledge that: (i) the Premises are, as of the Execution Date of this Lease, leased by Landlord to another tenant (“Existing Tenant”), and (ii) the Existing Tenant is required to clean and decommission the Premises (including, without limitation, the Acid Neutralization Tank) in compliance with the provisions of its lease as set forth on Exhibit 3 attached hereto. Promptly after Landlord’s receipt of a Surrender Report from the Existing Tenant which is approved by Landlord, and receipt of the satisfactory certification from the industrial hygienist as required by Exhibit 3 from the Existing Tenant, Landlord shall forward the Surrender Report and certification from the industrial hygienist to Tenant. Such Surrender Report and certification from the industrial hygienist are referred to herein as the “Decommissioning Documentation”.

3.4 Tenant’s Work. Tenant, at Tenant’s sole cost and expense, but subject to Tenant’s right to receive Landlord’s Contribution (as defined in Exhibit 4 attached hereto), shall perform the leasehold improvements to prepare the Premises for Tenant’s occupancy (“Tenant’s Work”), as more particularly described in Exhibit 4 attached hereto. Tenant’s Work shall be performed in accordance with the provisions of Section 11 and Exhibit 4 of this Lease.

3.5 Tenant’s Remedies in the Event of a Delay in the Term Commencement Date. The provisions of this Section 3.5 set forth Tenant’s sole remedies, both in law and in equity in the event of any delay in the Term Commencement Date:

(a) Hold Over by the Existing Tenant. If the Existing Tenant holds over in the Premises beyond the expiration of the term of its lease with Landlord (“Existing Tenant’s Lease”), then: (i) Landlord shall use commercially reasonable efforts (including commencement of a summary process action) to recover the Premises from the Existing Tenant as soon as possible, (ii) Landlord shall use commercially reasonable efforts to recover any Hold Over Premium, as hereinafter defined, payable by the Existing Tenant to Landlord, and (iii) Landlord shall pay to Tenant the net (i.e. net of reasonable attorneys fees and court costs) amount of any Hold Over Premium actually received by Landlord from the Existing Tenant pursuant to the Existing Tenant’s Lease with respect to its use and occupation of the Premises after the expiration of the term of the Existing Tenant’s Lease. The “Hold Over Premium” shall be defined as the amount which the Existing Tenant is required to pay to Landlord on account of its occupancy of the Premises after the expiration of the term of the Existing Tenant’s Lease in excess of the amount which the Existing Tenant would have been required to pay to Landlord on account of such hold over period had the term of the Existing Tenant’s Lease been extended through the hold over period on the same terms as were in effect immediately prior to the expiration of the Existing Tenant’s Lease.

(b) Tenant’s Termination Right. Notwithstanding the foregoing, if the Term Commencement Date shall not have occurred on or before the Outside Date, as hereinafter defined, then Tenant shall have the right, exercisable by a written thirty (30) day termination notice given on or after the Outside Date, to terminate the Lease. The “Outside Date” shall be defined as September 1, 2019, except that, if Landlord files a summary process action against the Existing Tenant to recover possession of the Premises, and if the judgment in such action is appealed to the Superior Court, then the Outside Date shall be December 1, 2019. If the Term Commencement Date occurs on or before the thirtieth (30th) day after Landlord receives such termination notice, Tenant’s termination notice shall be deemed to be void and of no force or effect. If the Term Commencement Date does not occur on or before such thirtieth (30th) day, then: (i) Landlord shall promptly return the Security Deposit/Letter of Credit which it has received from Tenant, and (ii) this Lease shall terminate and shall be of no further force or effect, except that Tenant shall continue to be entitled to receive the net amount of any Hold Over Premium actually received by Landlord from the Existing Tenant.

4. USE OF PREMISES

4.1 Permitted Uses. During the Term, Tenant shall use the Premises only for the Permitted Uses and for no other purposes. Service and utility areas (whether or not a part of the Premises) shall be used only for the particular purpose for which they are designed. Tenant shall keep the Premises equipped with appropriate safety appliances to the extent required by applicable laws or insurance requirements. Landlord shall cooperate with Tenant, in such manner as Tenant may reasonably request, in assisting Tenant to obtain any governmental permits or approvals necessary to enable Tenant to use the Premises for any of the Permitted Uses, provided that Landlord shall not be obligated to incur any out-of-pocket costs or expenses or incur any liability in connection with any such request.

4.2 Prohibited Uses.

(a) Notwithstanding any other provision of this Lease, Tenant shall not use the Premises or the Building, or any part thereof, or suffer or permit the use or occupancy of the Premises or the Building or any part thereof by any of the Tenant Parties (i) in a manner which would violate any of the covenants, agreements, terms, provisions and conditions of this Lease or otherwise applicable to or binding upon the Premises; (ii) for any unlawful purposes or in any unlawful manner; (iii) which, in the reasonable judgment of Landlord (taking into account the use of the Building as a combination laboratory, research and development and office building and the Permitted Uses) shall (a) impair, interfere with or otherwise diminish the quality of any of the Building services or the proper and economic heating, cleaning, ventilating, air conditioning or other servicing of the Building or Premises, or the use or occupancy of any of the Common Areas; (b) occasion impairment, interference or injury in any material respect (and Tenant shall not install or use any electrical or other equipment of any kind, which, in the reasonable judgment of Landlord, will cause any such impairment, interference, or injury), or cause any injury or damage to any occupants of the Premises or other tenants or occupants of the Building or their property; or (c) cause harmful air emissions, laboratory odors or noises or any unusual or other objectionable odors, noises or emissions to emanate from the Premises; (iv) in a manner which is inconsistent with the operation and/or maintenance of the Building as a first-class combination office, research, development and laboratory facility; or (v) in a manner which shall increase such insurance rates on the Building or on property located therein over that applicable when Tenant first took occupancy of the Premises hereunder, unless Tenant otherwise agrees in writing to be responsible for the increased cost of such insurance rates. Notwithstanding the foregoing, Landlord agrees that Tenant’s use of the Premises for the Permitted Use (as opposed to the particular manner of Tenant’s use of the Premises) shall not, in and of itself, be deemed to breach the provisions of this Section 4.2.

(b) With respect to the use and occupancy of the Premises and the Common Areas, Tenant will not: (i) place or maintain any signage (except as set forth in Section 12.2 below), trash, refuse or other articles in any vestibule or entry of the Premises, on the footwalks or corridors adjacent thereto or elsewhere on the exterior of the Premises, nor obstruct any driveway, corridor, footwalk, parking area, mall or any other Common Areas; (ii) permit undue accumulations of or burn garbage, trash, rubbish or other refuse within or without the Premises; (iii) permit the parking of vehicles so as to interfere with the use of any driveway, corridor, footwalk, parking area, or other Common Areas; (iv) receive or ship articles of any kind outside of those areas reasonably designated by Landlord; (v) conduct or permit to be conducted any auction, going out of business sale, bankruptcy sale (unless directed by court order), or other similar type sale in or connected with the Premises; (vi) use the name of Landlord, or any of Landlord’s affiliates in any publicity, promotion, trailer, press release, advertising, printed, or display materials without Landlord’s prior written consent; or (vii) except in connection with Alterations (hereinafter defined) approved by Landlord, cause or permit any hole to be drilled or made in any part of the Building.

4.3 Chemical Safety Program. Tenant shall establish and maintain a chemical safety program administered by a licensed, qualified individual in accordance with the requirements of the Massachusetts Water Resources Authority (“MWRA”) and any other applicable governmental authority. Tenant shall be solely responsible for all costs incurred in connection with such chemical safety program, and Tenant shall provide Landlord with such documentation as Landlord may reasonably require evidencing Tenant’s compliance with the requirements of (a) the MWRA and any other applicable governmental authority with respect to such chemical safety program and (b) this Section 4.3. Tenant shall obtain and maintain during the Term (i) any permit required by the MWRA (“MWRA Permit”) and (ii) a wastewater treatment operator license from the Commonwealth of Massachusetts with respect to Tenant’s use of the Acid Neutralization Tank. Tenant shall not introduce anything into the Acid Neutralization Tank serving the Premises, if any (x) in violation of the terms of the MWRA Permit, (y) in violation of Legal Requirements or (z) that would interfere with the proper functioning of any such Acid Neutralization Tank.

4.4 Parking and Traffic Demand Management Plan. Tenant acknowledges that the Property is subject to a traffic mitigation and/or management plan, a copy of which is attached hereto as Exhibit 10 (the “PTDM”). Tenant agrees not to violate the terms of the PTDM applicable to tenants of the Building. Tenant shall, at Tenant’s sole expense, for so long as the PTDM remains applicable to the Property, (a) participate in the Hartwell Avenue Transportation Management Association, (b) to the extent required by the PTDM, allow employees at the Premises to set-aside pre-tax funds as allowable under the Commuter Choice provision of the Federal tax code, and (c) reasonably cooperate with Landlord in (i) connection with Landlord’s reporting obligations under the PTDM and any amendments thereto, and (ii) encouraging employees to avoid vehicle trips at peak commuting hours and to seek alternate modes of transportation. The costs incurred by Landlord in connection with compliance with the PTDM shall be included in Operating Costs.

4.5 Transportation of Animals. No animals, animal waste, food or supplies relating to the animals maintained from time to time in the animal storage areas of the Premises shall be transported within the Building except as provided in this Section 4.5. All deliveries of animals or animal food or supplies to Tenant at the Building shall be made prior to 11:00 a.m. No transportation of animals, animal waste, food or supplies within the Building shall occur between the hours of 11:00 a.m. and 1:00 p.m. At all times that animals are transported within the Common Areas, they shall be transported in an appropriate cage or other container. At no time shall any animals, animal waste, food or supplies relating to the animals be brought into, transported through, or delivered to the lobby of the Building or be transported within the Building in elevators other than the freight elevator.

4.6 Vivarium. Tenant shall be responsible, at its sole cost and expense, for the operations of its vivarium in accordance with all Legal Requirements and with best industry practices. Without limiting the general application of the foregoing, Tenant shall separately dispose of all waste products from the operation of Tenant’s vivarium, including, without limitation, dead animals, strictly in accordance with Legal Requirements. Landlord shall have the right, from time to time by written notice to Tenant, to promulgate reasonable rules and regulations with respect to the operation of Tenant’s vivarium so as to minimize any adverse effect that such operation may have on other occupants of the Building, including, without limitation, regulations as to noise mitigation.

5. RENT; ADDITIONAL RENT

5.1 Base Rent. Unless otherwise expressly provided herein, the payment of Base Rent, additional rent (“Additional Rent”) and other charges reserved and covenanted to be paid under this Lease with respect to the Premises (collectively, “Rent”) shall commence on the Term Commencement Date, and shall be prorated for any partial months. Commencing as of the Rent Commencement Date, and continuing thereafter throughout the remainder of the Term, Tenant shall pay to Landlord, Base Rent in equal monthly installments, in advance and without demand on the first day of each month for and with respect to such month, except that, if the Rent Commencement Date is any day other than the first day of a calendar month, Base Rent due for the period between the Rent Commencement Date and the last day of the calendar month in which the Rent Commencement Date occurs shall be due on the Rent Commencement Date. Rent shall be payable to Landlord or, if Landlord shall so direct in writing, to Landlord’s agent or nominee, in lawful money of the United States which shall be legal tender for payment of all debts and dues, public and private, at the time of payment.

5.2 Operating Costs.

(a) “Operating Costs” shall mean all costs incurred and expenditures of whatever nature made by Landlord in the operation, management, repair, replacement, maintenance and insurance (including, without limitation, environmental liability insurance and property insurance on Landlord-supplied leasehold improvements for tenants, but not property insurance on tenants’ equipment) of the Property or allocated to the Property, including without limitation all costs of labor (wages, salaries, fringe benefits, etc.) up to and including the Director of Property Management, however denominated, any costs for utilities supplied to exterior areas and the Common Areas, and any costs for repair and replacements, cleaning and maintenance of the exterior areas and the Common Areas, including, without limitation, the parking areas serving the Building, related equipment, facilities and appurtenances and HVAC equipment, security services, a management fee paid to Landlord’s property manager in the amount not to exceed four percent (4%) of gross revenues of the Building, the costs (“Management Office Costs”), including, without limitation, a commercially reasonable rental factor, of Landlord’s management office for the Property, which management office may be located outside the Property and which may serve other properties in addition to the Property (in which event such costs shall be equitably allocated among the properties served by such office), and the cost of operating any amenities in the Property available to all tenants of the Property and any subsidy provided by Landlord for or with respect to any such amenity, and the Annual Charge-Off (as hereinafter defined) with respect to a Permitted Capital Expenditure (as hereinafter defined). Operating Costs shall include costs (“Common Campus Costs”) incurred by Landlord in the operation, management, repair, replacement, maintenance and insurance of the Common Areas of the Campus which are available for Tenant’s use, including, without limitation, the parking areas available to Tenant for Tenant’s use and the Pavilion. So long as the Cafeteria is in operation, the Common Campus Costs shall include the costs of operating and maintaining the Cafeteria to the extent such costs exceed the income of the Cafeteria. Landlord shall proportionately, unless Landlord has reasonable basis to do so otherwise, allocate the Common Campus Costs among the buildings comprising the Campus. Operating Costs shall not include Excluded Costs (hereinafter defined).

(b) Capital Expenditures. Permitted Capital Expenditures (as hereinafter defined) shall only be included in Operating Costs for each fiscal year during the Term to the extent of the Annual Charge-Off, as hereinafter defined, for such fiscal year with respect to such capital expenditure. Operating Costs shall not include any Annual Charge-Off with respect to Excluded Costs, as hereinafter defined. For the purposes hereof:

(i) “Annual Charge-Off” means the annual amount of principal and interest payments which would be required to repay a loan in equal monthly installments over the Useful Life, as defined below, of the capital item in question on a direct reduction basis at an annual interest rate equal to the Capital Interest Rate, as defined below, where the initial principal balance is the cost of the capital item in question.

(ii) “Useful Life” shall be reasonably determined by Landlord in accordance with generally accepted accounting principles and commercially reasonable practices in effect at the time of acquisition of the capital item.

(iii) “Capital Interest Rate” shall be defined as an annual rate of either one percentage point over the AA bond rate (Standard & Poor’s corporate composite or, if unavailable, its equivalent) as reported in the financial press at the time the capital expenditure is made or, if the capital item is acquired through third-party financing, then the actual (including fluctuating) rate paid by Landlord in financing the acquisition of such capital item.

(c) “Excluded Costs” shall be defined as (i) any fixed or percentage ground rent payable to any ground lessor, or any mortgage charges (including interest, principal, points and fees and any debt service costs (provided however, that the provisions of this clause (i) shall not be deemed to exclude mortgage charges and debt service costs incurred with respect to Permitted Capital Expenditures, as hereinafter defined, from Operating Costs) (provided however, that the provisions of this clause (i) shall not be deemed to exclude mortgage charges and debt service costs incurred with respect to Permitted Capital Expenditures); (ii) brokerage commissions, marketing costs, concessions and leasehold improvement costs incurred in connection with the leasing of any rentable space at the Building or Campus including, without limitation, finders’ fees, attorneys’ fees and expenses, entertainment costs and travel expenses; (iii) salaries and bonuses and benefits of officers, executives of Landlord and administrative employees above the grade of Director of Property Management; (iv) the cost of work done by Landlord for a particular tenant or any special work or service performed for any tenant (including Tenant) billable to such tenant or any costs in connection with services or benefits that are provided to or for the particular benefit of other tenants but not offered to Tenant; (v) capital expenditures, except to the extent such capital expenditure is (A) required by any Legal Requirements enacted after the Execution Date, or (B) reasonably projected to reduce Operating Costs (collectively, “Permitted Capital Expenditures”); (vi) the costs of Landlord’s Work and any contributions made by Landlord to any tenant of the Property in connection with the build-out of its premises; (vii) franchise or income taxes imposed on Landlord; (viii) costs paid directly by individual tenants to suppliers, including tenant electricity, telephone and other utility costs; (ix) increases in premiums for insurance when such increase is caused by the use of the Building by Landlord or any other tenant of the Building; (x) depreciation of the Building or Campus or any part thereof (provided however, that the provisions of this clause (x) shall not be deemed to exclude depreciation incurred with respect to Permitted Capital Expenditures from Operating Costs; (xi) costs relating to maintaining Landlord’s existence as a corporation, partnership or other entity; (xii) advertising and other fees and costs incurred in procuring tenants; (xiii) the cost of any items for which Landlord is reimbursed by insurance, condemnation awards, refund, rebate or otherwise, and any expenses for repairs or maintenance to the extent covered by warranties, guaranties and service contracts; (xiv) attorneys’ fees incurred in connection with lease negotiations, disputes with individual tenants and/or for the existence, maintenance or non-Building or Campus related operations of the legal entity or entities of which Landlord is comprised or the development of additional space at the Building or Campus; (xv) the cost of any items for which Landlord may be reimbursed by condemnation awards, refund, rebate or otherwise, and any expenses for repairs or maintenance to the extent covered by warranties, guaranties and service contracts; (xvi) Taxes; (xvii) the cost of any repairs or restoration required because of fire, other casualty or taking, provided, however, that Operating Costs may include costs of repairs which are not covered because the cost of such repairs is within a commercially reasonable deductible carried under Landlord’s casualty insurance policy (Tenant hereby agreeing that, as of the Execution Date, $10,000.00 is a commercially reasonable deductible, (xviii) management and administrative fees, other than as provided in Section 5.2(a) above; (xix) the cost of remediating Hazardous Materials from the Building or the Campus other than Included Hazardous Materials, as hereinafter defined; “Included Hazardous Materials” shall be defined as all Hazardous Materials, other than: (A) any material or substance located in the Building or the Property on the Execution Date which, as of the Execution Date, is not considered under then existing Legal Requirements, to be Hazardous Material, but which is subsequently determined to be a Hazardous Material by reason of a Legal Requirement which first becomes effective after the Execution Date of this Lease, and (B) any material or substance that is introduced to the Building or the Property after the Execution Date which, when introduced to the Building or the Property, is not then (i.e., at the time of introduction to the Building or the Property) considered, as a matter of any Legal Requirement, to be a Hazardous Material, but which is subsequently determined to be a Hazardous Material by reason of Legal Requirements which first becomes effective after the date of introduction of such material or substance to the Building or Property; (xx) any cost covered by a warranty that Landlord is required to obtain in connection with the Building or the Land; (xxi) any amounts paid to a person, firm, corporation or other entity under common ownership and control with Landlord that is in excess of a commercially reasonable amount paid on a market rate basis (other than management fees); (xxii) depreciation of the Building or Campus or any part thereof (provided however, that the provisions of this clause (xxiii) shall not be deemed to exclude depreciation incurred with respect to Permitted Capital Expenditures from Operating Costs; (xxiv) any compensation paid to personnel in retail concessions operated by Landlord and any subsidies or concessions to third parties operating retail concessions at the Building or the Campus, provided that the provisions of this clause (xxv) shall not be deemed to exclude from Operating Costs such compensation, subsidies or concessions incurred by Landlord with respect the Pavilion; (xxvi) replacement or contingency reserves; (xxvii) Landlord’s general overhead, including costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Building management, or between Landlord and other tenants or occupants, provided however, that the provisions of this clause (xxvii) shall not be deemed to exclude an equitable allocation of Management Office Costs, as set forth in Section 5.2(a) above; and (xxviii) the cost of acquiring sculptures, paintings and other objects of art. Notwithstanding anything to the contrary contained herein, the properly passed through cost of any Permitted Capital Expenditures shall be amortized over the Useful Life of such capital item.

(d) Payment of Operating Costs. Commencing as of the Rent Commencement Date and continuing thereafter throughout the remainder of the Term, Tenant shall pay to Landlord, as Additional Rent, Tenant’s Share of Operating Costs. Landlord may make a good faith estimate of Tenant’s Share of Operating Costs for any fiscal year or part thereof during the Term, and Tenant shall pay to Landlord, on the Rent Commencement Date and on the first (1st) day of each calendar month thereafter, an amount equal to Tenant’s Share of Operating Costs for such fiscal year and/or part thereof divided by the number of months therein. Landlord may estimate and re-estimate Tenant’s Share of Operating Costs and deliver a copy of the estimate or re-estimate to Tenant. Thereafter, the monthly installments of Tenant’s Share of Operating Costs shall be appropriately adjusted in accordance with the estimations so that, by the end of the fiscal year in question, Tenant shall have paid all of Tenant’s Share of Operating Costs as estimated by Landlord. Any amounts paid based on such an estimate shall be subject to adjustment as herein provided when actual Operating Costs are available for each fiscal year.

(e) Annual Reconciliation. Landlord shall, within one hundred twenty (120) days after the end of each fiscal year, deliver to Tenant a reasonably detailed statement of the actual amount of Operating Costs for such fiscal year (“Year End Statement”). Failure of Landlord to provide the Year End Statement within the time prescribed shall not relieve Tenant from its obligations hereunder; provided, however, Landlord shall be obligated to bill any Operating Costs on or before the date (“Outside Billing Date”) which is two (2) years after the end of the fiscal year in which the expenditure is made. If the total of such monthly remittances on account of any fiscal year is greater than Tenant’s Share of Operating Costs actually incurred for such fiscal year, then, provided no Event of Default has occurred, Tenant may credit the difference against the next installment of Rent or Additional Rent on account of Operating Costs due hereunder, except that if such difference is determined after the end of the Term, Landlord shall refund such difference to Tenant within thirty (30) days after such determination to the extent that such difference exceeds any amounts then due from Tenant to Landlord. If the total of such remittances is less than Tenant’s Share of Operating Costs actually incurred for such fiscal year, Tenant shall pay the difference to Landlord, as Additional Rent hereunder, within thirty (30) days of Tenant’s receipt of an invoice therefor. Landlord’s estimate of Operating Costs for the next fiscal year shall be based upon the Operating Costs actually incurred for the prior fiscal year as reflected in the Year-End Statement plus a reasonable adjustment based upon estimated increases in Operating Costs. The provisions of this Section 5.2(d) shall survive the expiration or earlier termination of this Lease.

(f) Part Years. If the Rent Commencement Date or the Expiration Date occurs in the middle of a calendar year, Tenant shall be liable for only that portion of the Operating Costs with respect to such calendar year after the Rent Commencement Date on a pro-rated basis.

(g) Gross-Up. If, during any calendar year, less than 95% of the Building is occupied by tenants or if Landlord was not supplying all tenants with the services being supplied to Tenant hereunder, actual Operating Costs incurred shall be reasonably extrapolated by Landlord on an item-by-item basis to the reasonable Operating Costs that would have been incurred if the Building was 95% occupied and such services were being supplied to all tenants, and such extrapolated Operating Costs shall, for all purposes hereof, be deemed to be the Operating Costs for such fiscal year. This “gross up” treatment shall be applied only with respect to variable Operating Costs arising from services provided to Common Areas or to space in the Building being occupied by tenants (which services are not provided to vacant space or may be provided only to some tenants) in order to allocate equitably such variable Operating Costs to the tenants receiving the benefits thereof.

(h) Audit Right. Provided there is no Event of Default nor any event which, with the passage of time and/or the giving of notice would constitute an Event of Default, Tenant may, upon at least thirty (30) days’ prior written notice, inspect or audit Landlord’s records relating to Operating Costs for any periods of time within the previous fiscal year before the audit or inspection. However, no audit or inspection shall extend to periods of time before the Term Commencement Date. If Tenant fails to object to the calculation of Tenant’s Share of Operating Costs on the Year-End Statement within ninety (90) days after such statement has been delivered to Tenant and/or fails to complete any such audit or inspection within one hundred twenty (120)

days after receipt of the Year End Statement, then Tenant shall be deemed to have waived its right to object to the calculation of Tenant’s Share of Operating Costs for the year in question and the calculation thereof as set forth on such statement shall be final. Tenant’s audit or inspection shall be conducted only at Landlord’s offices or the offices of Landlord’s property manager during business hours reasonably designated by Landlord. Tenant shall pay the cost of such audit or inspection. Tenant may not conduct an inspection or have an audit performed more than once during any fiscal year. If, after such inspection or audit has been performed, it is finally determined or mutually agreed that there has been an underpayment by Tenant, then Tenant shall pay to Landlord, as Additional Rent hereunder, any underpayment of any such costs, as the case may be, within thirty (30) days after receipt of an invoice therefor. In the event the Landlord disagrees in good faith with the results of the audit, Landlord shall notify Tenant within fifteen (15) days of the audit, and Landlord and Tenant shall mutually select a neutral third party to evaluate the charges for Tenant’s Share of Operating Costs, and the results of such third party’s evaluation shall bind Landlord and Tenant and shall be final. Costs charged by any such third party shall be shared equally by Landlord and Tenant. If, after such inspection or audit has been performed, it is finally determined or mutually agreed that that there has been overpayment by Tenant, then Landlord shall credit such overpayment against the next installment(s) of Base Rent thereafter payable by Tenant, except that if such overpayment is determined after the termination or expiration of the Term, Landlord shall promptly refund to Tenant the amount of such overpayment less any amounts then due from Tenant to Landlord. Tenant shall maintain the results of any such audit or inspection confidential and shall not be permitted to use any third party to perform such audit or inspection, other than an independent firm of certified public accountants (A) reasonably acceptable to Landlord, (B) which is not compensated on a contingency fee basis or in any other manner which is dependent upon the results of such audit or inspection, and (C) which executes Landlord’s standard confidentiality agreement whereby it shall agree to maintain the results of such audit or inspection confidential. The provisions of this Section 5.2(g) shall survive the expiration or earlier termination of this Lease.

5.3 Taxes.

(a) “Taxes” shall mean the real estate taxes and other taxes, levies and assessments imposed upon the Building and the Land, and upon any personal property of Landlord used in the operation thereof, or on Landlord’s interest therein or such personal property; charges, fees and assessments for transit, housing, police, fire or other services or purported benefits to the Building and the Land (including without limitation any community preservation assessments); service or user payments in lieu of taxes; and any and all other taxes, levies, betterments, assessments and charges arising from the ownership, leasing, operation, use or occupancy of the Building and the Land or based upon rentals derived therefrom, which are or shall be imposed by federal, state, county, municipal or other governmental authorities. Taxes shall include Taxes (“Common Campus Taxes”) incurred by Landlord in connection with the Common Areas of the Campus which are available to Tenant’s use, including, without limitation, the parking areas which are available to Tenant for Tenant’s use and the Pavilion. From and after substantial completion of any occupiable improvements constructed as part of a Future Development, if such improvements are not separately assessed, Landlord shall reasonably allocate Taxes between the Building and such improvements and the land area associated with the same. Taxes shall not include any inheritance, estate, succession, gift, franchise, rental, income or profit tax, capital stock tax, capital levy or excise, or any income taxes arising out of or related to the ownership and operation of the Building and the Land, provided, however, that any of the same and any other tax, excise, fee, levy, charge or assessment, however described, that may in the future be levied or assessed as a substitute for or an addition to, in whole or in part, any tax, levy or assessment which would otherwise constitute Taxes, whether or not now customary or in the contemplation of the parties on the Execution Date of this Lease, shall constitute Taxes, but only to the extent calculated as if the Building and the Land were the only real estate owned by Landlord. “Taxes” shall also include reasonable expenses (including without limitation legal and consultant fees) of tax abatement or other proceedings contesting assessments or levies.

(b) “Tax Period” shall be any fiscal/tax period in respect of which Taxes are due and payable to the appropriate governmental taxing authority (i.e., as mandated by the governmental taxing authority), any portion of which period occurs during the Term of this Lease.

(c) Payment of Taxes. Commencing as of the Rent Commencement Date and continuing thereafter throughout the remainder of the Term, Tenant shall pay to Landlord, as Additional Rent, Tenant’s Share of Taxes. Landlord may make a good faith estimate of the Taxes to be due by Tenant for any Tax Period or part thereof during the Term, and Tenant shall pay to Landlord, on the Rent Commencement Date and on the first (1st) day of each calendar month thereafter, an amount equal to Tenant’s Share of Taxes for such Tax Period or part thereof divided by the number of months therein. Landlord may estimate and re-estimate Tenant’s Share of Taxes and deliver a copy of the estimate or re-estimate to Tenant. Thereafter, the monthly installments of Tenant’s Share of Taxes shall be appropriately adjusted in accordance with the estimations so that, by the end of the Tax Period in question, Tenant shall have paid all of Tenant’s Share of Taxes as estimated by Landlord. Any amounts paid based on such an estimate shall be subject to adjustment as herein provided when actual Taxes are available for each Tax Period. If the total of such monthly remittances is greater than Tenant’s Share of Taxes actually due for such Tax Period, then, provided no Event of Default has occurred, Tenant may credit the difference against the next installment of Additional Rent on account of Taxes due hereunder, except that if such difference is determined after the end of the Term, Landlord shall refund such difference to Tenant within thirty (30) days after such determination to the extent that such difference exceeds any amounts then due from Tenant to Landlord. If the total of such remittances is less than Tenant’s Share of Taxes actually due for such Tax Period, Tenant shall pay the difference to Landlord, as Additional Rent hereunder, within thirty (30) days of Tenant’s receipt of an invoice therefor. Landlord’s estimate for the next Tax Period shall be based upon actual Taxes for the prior Tax Period plus a reasonable adjustment based upon estimated increases in Taxes. The provisions of this Section 5.3(c) shall survive the expiration or earlier termination of this Lease.

(d) Effect of Abatements. Appropriate credit against Taxes shall be given for any refund obtained by reason of a reduction in any Taxes by the assessors or the administrative, judicial or other governmental agency responsible therefor after deduction of Landlord’s expenditures for reasonable legal fees and for other reasonable expenses incurred in obtaining the Tax refund.

(e) Part Years. If the Rent Commencement Date or the Expiration Date occurs in the middle of a Tax Period, Tenant shall be liable for only that portion of the Taxes, as the case may be, with respect to such Tax Period after the Rent Commencement Date.

5.4 Late Payments.

(a) Any payment of Rent due hereunder not paid when due shall bear interest for each month or fraction thereof from the due date until paid in full at the annual rate of eighteen percent (18%), or at any applicable lesser maximum legally permissible rate for debts of this nature (the “Default Rate”).

(b) Additionally, if Tenant fails to make any payment within five (5) business days after the due date therefor, Landlord may charge Tenant a fee, which shall constitute liquidated damages, equal to three percent (3%) of any such late payment; provided, however, Landlord shall waive the late fee once in any twelve-(12)-month period in the event Tenant shall pay such late payment within five (5) business days following Landlord’s written notice to Tenant of the occurrence of such late payment.

(c) For each Tenant payment check to Landlord that is returned by a bank for any reason, Tenant shall pay a returned check charge equal to the amount as shall be customarily charged by Landlord’s bank at the time.

(d) Money paid by Tenant to Landlord shall be applied to Tenant’s account in the following order: first, to any unpaid Additional Rent, including without limitation late charges, returned check charges, legal fees and/or court costs chargeable to Tenant hereunder; and then to unpaid Base Rent.

(e) The parties agree that the late charge referenced in Section 5.4(b) represents a fair and reasonable estimate of the costs that Landlord will incur by reason of any late payment by Tenant, and the payment of late charges and interest are distinct and separate in that the payment of interest is to compensate Landlord for the use of Landlord’s money by Tenant, while the payment of late charges is to compensate Landlord for Landlord’s processing, administrative and other costs incurred by Landlord as a result of Tenant’s delinquent payments. Acceptance of a late charge or interest shall not constitute a waiver of Tenant’s default with respect to the overdue amount or prevent Landlord from exercising any of the other rights and remedies available to Landlord under this Lease or at law or in equity now or hereafter in effect.

(f) If Tenant during any six (6) month period shall be more than five (5) days delinquent in the payment of any installment of Rent on three (3) or more occasions, then, notwithstanding anything herein to the contrary, Landlord may, by written notice to Tenant, elect to require Tenant to pay all Base Rent and Additional Rent on account of Operating Costs and Taxes quarterly in advance. Such right shall be in addition to and not in lieu of any other right or remedy available to Landlord hereunder or at law on account of Tenant’s default hereunder.

5.5 No Offset; Independent Covenants; Waiver. Rent shall be paid without notice or demand, and without setoff, counterclaim, defense, abatement, suspension, deferment, reduction or deduction, except as expressly provided herein. TENANT WAIVES ALL RIGHTS (I) TO ANY ABATEMENT, SUSPENSION, DEFERMENT, REDUCTION OR DEDUCTION OF OR FROM RENT, AND (II) TO QUIT, TERMINATE OR SURRENDER THIS LEASE OR THE PREMISES OR ANY PART THEREOF, EXCEPT AS EXPRESSLY PROVIDED HEREIN. TENANT HEREBY ACKNOWLEDGES AND AGREES THAT THE OBLIGATIONS OF TENANT HEREUNDER SHALL BE SEPARATE AND INDEPENDENT COVENANTS AND AGREEMENTS, THAT RENT SHALL CONTINUE TO BE PAYABLE IN ALL EVENTS AND THAT THE OBLIGATIONS OF TENANT HEREUNDER SHALL CONTINUE UNAFFECTED, UNLESS THE REQUIREMENT TO PAY OR PERFORM THE SAME SHALL HAVE

BEEN TERMINATED PURSUANT TO AN EXPRESS PROVISION OF THIS LEASE. LANDLORD AND TENANT EACH ACKNOWLEDGES AND AGREES THAT THE INDEPENDENT NATURE OF THE OBLIGATIONS OF TENANT HEREUNDER REPRESENTS FAIR, REASONABLE, AND ACCEPTED COMMERCIAL PRACTICE WITH RESPECT TO THE TYPE OF PROPERTY SUBJECT TO THIS LEASE, AND THAT THIS AGREEMENT IS THE PRODUCT OF FREE AND INFORMED NEGOTIATION DURING WHICH BOTH LANDLORD AND TENANT WERE REPRESENTED BY COUNSEL SKILLED IN NEGOTIATING AND DRAFTING COMMERCIAL LEASES IN MASSACHUSETTS, AND THAT THE ACKNOWLEDGEMENTS AND AGREEMENTS CONTAINED HEREIN ARE MADE WITH FULL KNOWLEDGE OF THE HOLDING IN WESSON V. LEONE ENTERPRISES, INC., 437 MASS. 708 (2002). SUCH ACKNOWLEDGEMENTS, AGREEMENTS AND WAIVERS BY TENANT ARE A MATERIAL INDUCEMENT TO LANDLORD ENTERING INTO THIS LEASE.

5.6 Survival. Any obligations under this Section 5 which shall not have been paid at the expiration or earlier termination of the Term shall survive such expiration or earlier termination and shall be paid when and as the amount of same shall be determined and be due.

6. GUARANTY. Intentionally Omitted.

7. LETTER OF CREDIT

7.1 Amount. Contemporaneously with the execution of this Lease, Tenant shall deliver either (i) cash in the amount specified in the Lease Summary Sheet (the “Cash Security Deposit”), which shall be held by Landlord in accordance with Section 7.5 below, or (ii) an irrevocable letter of credit to Landlord which shall (a) be in the amount specified in the Lease Summary Sheet and otherwise in the form attached hereto as Exhibit 5 or other form reasonably approved by Landlord (“Approved Issuer”); (b) name Landlord as its beneficiary; (c) be drawn on an FDIC insured financial institution reasonably satisfactory to Landlord that both (i) has an office in the greater Boston metropolitan area that will accept presentation of, and pay against, or allow for facsimile presentment for the payment of the Letter of Credit and (ii) satisfies both the Minimum Rating Agency Threshold and the Minimum Capital Threshold (as those terms are defined below); (d) be for a term of one (1) year, subject to extension in accordance with the terms hereof; and (e) have an outside expiration date no earlier than ninety (90) days after the scheduled Expiration Date of the then-current term of the Lease (the “Letter of Credit”). The “Minimum Rating Agency Threshold” shall mean that the issuing bank has outstanding unsecured, uninsured and unguaranteed senior long-term indebtedness that is then rated (without regard to qualification of such rating by symbols such as “+” or “-” or numerical notation) “Baa” or better by Moody’s Investors Service, Inc. and/or “BBB” or better by Standard & Poor’s Rating Services, or a comparable rating by a comparable national rating agency designated by Landlord in its discretion. The “Minimum Capital Threshold” shall mean that the issuing bank has combined capital, surplus and undivided profits of not less than $10,000,000,000. Notwithstanding the foregoing, Landlord hereby agrees that, as of the Execution Date, Silicon Valley Bank is an Approved Issuer. The Letter of Credit (and any renewals or replacements thereof) shall be for a term of not less than one (1) year. If the issuer of the Letter of Credit gives notice of its election not to renew such Letter of Credit for any additional period, Tenant shall be required to deliver a substitute Letter of Credit satisfying the conditions hereof at least thirty (30) days prior to the expiration of the term of such Letter of Credit. If the issuer of the Letter of Credit fails to satisfy either or both of the Minimum Rating Agency Threshold or the Minimum Capital Threshold, Tenant shall be required to deliver a substitute letter of credit from another issuer reasonably satisfactory to the Landlord and that satisfies both the Minimum Rating Agency Threshold and the Minimum Capital Threshold not later than ten (10) business days after Landlord notifies Tenant of such failure. Tenant agrees that it shall from time to time, as necessary, whether as a result of a draw on the Letter of Credit by Landlord pursuant to the terms hereof or as a result of the expiration of the Letter of Credit then in effect, renew or replace the original and any subsequent Letter of Credit so that a Letter of Credit, in the amount required hereunder, is in effect until a date which is at least ninety (90) days after the Expiration Date. If Tenant fails to furnish such renewal or replacement at least forty-five (45) days prior to the stated expiration date of the Letter of Credit then held by Landlord, Landlord may draw upon such Letter of Credit and hold the proceeds thereof (and such proceeds need not be segregated) as a Security Deposit pursuant to the terms of this Article 7. Any renewal or replacement of the original or any subsequent Letter of Credit shall meet the requirements for the original Letter of Credit as set forth above, except that such replacement or renewal shall be issued by an Approved Issuer.

The Letter of Credit shall be held by Landlord, without liability for interest, as security for the faithful performance by Tenant of all of the terms, covenants and conditions of this Lease by the Tenant to be kept and performed during the Term. In no event shall the Letter of Credit be deemed to be a prepayment of Rent nor shall it be considered a measure of liquidated damages.

7.2 Application of Proceeds of Letter of Credit. Upon an Event of Default, or if any proceeding shall be instituted by or against Tenant pursuant to any of the provisions of any Act of Congress or State law relating to bankruptcy, reorganizations, arrangements, compositions or other relief from creditors (and, in the case of any proceeding instituted against it, if Tenant shall fail to have such proceedings dismissed within thirty (30) days) or if Tenant is adjudged bankrupt or insolvent as a result of any such proceeding, or if the issuer of the Letter of Credit gives notice of its election not to renew such Letter of Credit for any additional period and Tenant fails to deliver a substitute Letter of Credit satisfying the conditions hereof at least thirty (30) days prior to the expiration of the term of such Letter of Credit, Landlord at its sole option may draw down all or a part of the Letter of Credit. The balance of any Letter of Credit cash proceeds shall be held in accordance with Section 7.5 below. Should the entire Letter of Credit, or any portion thereof, be drawn down by Landlord, Tenant shall, upon the written demand of Landlord, deliver a replacement Letter of Credit in the amount drawn, and Tenant’s failure to do so within ten (10) business days after receipt of such written demand shall constitute an additional Event of Default hereunder. The application of all or any part of the cash proceeds of the Letter of Credit to any obligation or default of Tenant under this Lease shall not deprive Landlord of any other rights or remedies Landlord may have nor shall such application by Landlord constitute a waiver by Landlord.

7.3 Transfer of Letter of Credit. In the event that Landlord transfers its interest in the Premises, Tenant shall upon notice from and at no cost to Landlord, deliver to Landlord an amendment to the Letter of Credit or a replacement Letter of Credit naming Landlord’s successor as the beneficiary thereof. If Tenant fails to deliver such amendment or replacement within ten (10) business days after written notice from Landlord, Landlord shall have the right to draw down the entire amount of the Letter of Credit and hold the proceeds thereof in accordance with Section 7.5 below.

7.4 Credit of Issuer of Letter of Credit. If the issuer of the Letter of Credit fails to satisfy either or both of the Minimum Rating Agency Threshold or the Minimum Capital Threshold, Tenant shall be required to deliver a substitute letter of credit from another issuer reasonably satisfactory to the Landlord and that satisfies both the Minimum Rating Agency Threshold and the Minimum Capital Threshold not later than ten (10) business days after Landlord notifies Tenant of such failure.

7.5 Cash Proceeds of Letter of Credit. Landlord shall hold the Cash Security Deposit and/or the balance of proceeds remaining after a draw on the Letter of Credit (each hereinafter referred to as the “Security Deposit”) as security for Tenant’s performance of all its Lease obligations. After an Event of Default, Landlord may apply the Security Deposit, or any part thereof, to Landlord’s damages without prejudice to any other Landlord remedy. Should Landlord apply all or any portion of the Security Deposit in accordance with the terms of this Lease, Tenant shall, upon the written demand of Landlord, deliver cash or a Letter of Credit in the amount applied, and Tenant’s failure to do so within twenty (20) days after receipt of such written demand shall constitute an additional Event of Default hereunder. Landlord has no obligation to pay interest on the Security Deposit and may co-mingle the Security Deposit with Landlord’s funds. If Landlord conveys its interest under this Lease, the Security Deposit, or any part not applied previously, may be turned over to the grantee in which case Tenant shall look solely to the grantee for the proper application and return of the Security Deposit.

7.6 Return of Security Deposit or Letter of Credit. Should Tenant comply with all of such terms, covenants and conditions and promptly pay all sums payable by Tenant to Landlord hereunder, the Security Deposit shall (less any portion thereof which may have been utilized by Landlord to cure any default or applied to any actual damage suffered by Landlord) be returned to Tenant within forty-five (45) days after the latest to occur of: (i) the end of the Term, (ii) the delivery by Tenant to Landlord of the Premises free and clear of all parties claiming under Tenant and in compliance with Section 21 of the Lease, and (iii) the delivery to Landlord of an acceptable Surrender Report, as defined in Section 21 of the Lease.

8. INTENTIONALLY OMITTED.

9. UTILITIES, LANDLORD’S SERVICES

9.1 Electricity; Water; Gas. All necessary separate metering equipment to measure Tenant’s consumption of electricity and gas in the Premises is currently installed in the Premises. Commencing as of the Rent Commencement Date, and continuing thereafter throughout the remainder of the Term, (i) Tenant shall timely pay for the cost of consumption of all electricity and gas in the Premises directly to the utility companies providing such services, and (ii) Tenant shall reimburse Landlord for the cost of water consumed in the Premises based upon Landlord’s actual monthly readings of the submetering equipment for water service within thirty (30) days of Tenant’s receipt of Landlord’s invoice therefor. At Tenant’s request, Landlord shall provide Tenant with reasonable back-up documentation for water charges and the method of allocating the charges to Tenant. Tenant shall maintain and keep in good order, condition and repair the metering equipment used to measure electricity and gas furnished to the Premises and any equipment exclusively serving the same. Tenant shall, within thirty (30) days of written request from Landlord, from time to time, provide to Landlord actual readings and invoices with respect to electricity and gas consumed in the Premises.

9.2 Other Utilities. Subject to Landlord’s reasonable rules and regulations governing the same, Tenant shall, commencing as of the Rent Commencement and continuing thereafter throughout the remainder of the Term, obtain and pay, as and when due, for all other utilities and services consumed in and/or furnished to the Premises, together with all taxes, penalties, surcharges and maintenance charges pertaining thereto. The cost of consumption of such other utilities may either be included in Operating Expenses, or Tenant shall reimburse Landlord for the cost thereof based upon Landlord’s actual monthly readings of the applicable submetering equipment within thirty (30) days of Tenant’s receipt of Landlord’s invoice therefor. At Tenant’s request, Landlord shall provide Tenant with reasonable back-up documentation regarding the total charges and the method of allocating the charges to Tenant.

9.3 Interruption or Curtailment of Utilities. When necessary by reason of accident or emergency, or for repairs, alterations, replacements or improvements which in the reasonable judgment of Landlord are desirable or necessary to be made, Landlord reserves the right, upon as much prior notice to Tenant as is practicable under the circumstances and no less than forty-eight (48) hours’ notice except in the event of an emergency, to interrupt, curtail, or stop (i) the furnishing of hot and/or cold water, and (ii) the operation of the plumbing and electric systems. Landlord shall exercise reasonable diligence to eliminate the cause of any such interruption, curtailment, stoppage or suspension, but, subject to Section 10.7 hereof, there shall be no diminution or abatement of Rent or other compensation due from Landlord to Tenant hereunder, nor shall this Lease be affected or any of Tenant’s obligations hereunder reduced, and Landlord shall have no responsibility or liability for any such interruption, curtailment, stoppage, or suspension of services or systems.

9.4 Landlord’s Services. Subject to reimbursement pursuant to Section 5.2 above, Landlord shall provide the services described in Exhibit 6 attached hereto and made a part hereof (“Landlord’s Services”) at the level of service set forth herein. All costs incurred in connection with the provision of Landlord’s Services shall be included in Operating Costs.

10. MAINTENANCE AND REPAIRS

10.1 Maintenance and Repairs by Tenant. Tenant shall keep neat and clean and free of insects, rodents, vermin and other pests and in good repair, order and condition the Premises, including without limitation the entire interior of the Premises, all electronic, phone and data cabling and related equipment (other than building service equipment) that is installed by or for the exclusive benefit of the Tenant (whether located in the Premises or other portions of the Building), all fixtures, equipment and lighting therein, electrical equipment wiring, doors, non-structural walls, interior windows (for the avoidance of doubt, exterior windows and related assemblies shall be the responsibility of Landlord in accordance with Section 10.2 hereof) and floor coverings, reasonable wear and tear and damage by Casualty excepted. Tenant shall be solely responsible, at Tenant’s sole cost and expense, for the proper maintenance of all building systems, life-safety, sanitary, electrical, heating, air conditioning, plumbing, security or other systems and of all equipment and appliances located within and exclusively serving the Premises. Tenant agrees to provide regular maintenance by contract with a reputable qualified service contractor for the heating and air conditioning equipment servicing the Premises. Such maintenance contract and contractor shall be subject to Landlord’s reasonable approval. Tenant, at Landlord’s request, shall at reasonable intervals provide Landlord with copies of such contracts and maintenance and repair records and/or reports.

10.2 Maintenance and Repairs by Landlord. Except as otherwise provided in Section 15, and subject to those obligations in Section 10.1 above, Landlord shall maintain and keep in good working order: (i) the foundation, roof, structure, exterior windows and related assemblies, structural floor slabs and columns, of the Building, and (ii) the base Building systems, including, without limitation, all common mechanical, electrical and HVAC systems serving the Building in good repair, order and condition. In addition, Landlord shall operate and maintain the Common Areas in substantially the same manner as comparable combination office and laboratory facilities in the vicinity of the Premises. All costs incurred by Landlord under this Section 10.2 shall be included in Operating Costs, subject to, and in accordance with Section 5.2.

10.3 Accidents to Sanitary and Other Systems. Tenant shall give to Landlord prompt notice of any fire or accident in the Premises or in the Building and of any damage to, or defective condition in, any part or appurtenance of the Building including, without limitation, sanitary, electrical, ventilation, heating and air conditioning or other systems located in, or passing through, the Premises. Except as otherwise provided in Section 15, and subject to Tenant’s obligations in Section 10.1 above, such damage or defective condition shall be remedied by Landlord with reasonable diligence, but, subject to Section 14.5 below, if such damage or defective condition was caused by any of the Tenant Parties, the cost to remedy the same shall be paid by Tenant.

10.4 Floor Load—Heavy Equipment. Tenant shall not place a load upon any floor of the Premises exceeding the floor load per square foot of area which such floor was designed to carry and which is allowed by Legal Requirements. Landlord represents that the floor loading capacity of the Premises is 100 pounds per rentable square foot. Landlord reserves the right to prescribe the weight and position of all safes, heavy machinery, heavy equipment, freight, bulky matter or fixtures (collectively, “Heavy Equipment”), in a commercially reasonable manner, which shall be placed so as to distribute the weight. Heavy Equipment shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient in Landlord’s reasonable judgment to absorb and prevent vibration, noise and annoyance. Tenant shall not move any Heavy Equipment into or out of the Building without giving Landlord prior written notice thereof and observing all of Landlord’s Rules and Regulations with respect to the same. If such Heavy Equipment requires special handling, Tenant agrees to employ only persons holding a Master Rigger’s License to do said work, and that all work in connection therewith shall comply with Legal Requirements. Any such moving shall be at the sole risk and hazard of Tenant and Tenant will defend, indemnify and save Landlord and Landlord’s agents (including without limitation its property manager), contractors and employees (collectively with Landlord, the “Landlord Parties”) harmless from and against any and all claims, damages, losses, penalties, costs, expenses and fees (including without limitation reasonable legal fees) (collectively, “Claims”) resulting directly or indirectly from such moving except, subject to Section 14.5 hereof, to the extent caused by the negligence or willful misconduct of any Landlord Parties. Proper placement of all Heavy Equipment in the Premises shall be Tenant’s responsibility.

10.5 Premises Cleaning. Tenant shall be responsible, at its sole cost and expense, for janitorial and trash removal services and other biohazard disposal services for the Premises, including the laboratory areas thereof. Such services shall be performed by licensed (where required by law or governmental regulation), insured and qualified contractors approved in advance, in writing, by Landlord (which approval shall not be unreasonably withheld, delayed or conditioned) and on a sufficient basis to ensure that the Premises are at all times kept neat and clean. Landlord shall provide a dumpster at the Building loading dock for Tenant’s disposal of non-biohazard material. All costs incurred by Landlord in connection with such dumpster shall be included in Operating Costs as provided in Section 5.2.

10.6 Pest Control. Tenant, at Tenant’s sole cost and expense, shall cause the Premises to be exterminated on a monthly basis to Landlord’s reasonable satisfaction and shall cause all portions of the Premises used for the storage, preparation, service or consumption of food or beverages to be cleaned daily in a manner reasonably satisfactory to Landlord, and to be treated against infestation by insects, rodents and other vermin and pests whenever there is evidence of any infestation. Tenant shall not permit any person to enter the Premises for the purpose of providing such extermination services, unless such persons have been approved by Landlord. If requested by Landlord, Tenant shall, at Tenant’s sole cost and expense, store any refuse generated in the Premises by the consumption of food or beverages in a cold box or similar facility.

10.7 Service Interruptions.

(a) Abatement of Rent. In the event that: (i) there shall be an interruption, curtailment or suspension of any service or failure to perform any obligation required to be provided or performed by Landlord pursuant to Sections 9 and/or 10 (and no reasonably equivalent alternative service or supply is provided by Landlord) that shall materially interfere with Tenant’s use and enjoyment of the Premises, or any portion thereof (any such event, a “Service Interruption”), and (ii) such Service Interruption shall continue for five (5) consecutive business days following receipt by Landlord of written notice (the “Service Interruption Notice”) from Tenant describing such Service Interruption (“Abatement Service Interruption Cure Period”), and (iii) such Service Interruption shall not have been caused by an act or omission of Tenant or Tenant’s agents, employees, contractors or invitees (an event that satisfies the foregoing conditions (i)-(iii) being referred to hereinafter as a “Material Service Interruption”) then, Tenant, subject to the next following sentence, shall be entitled to an equitable abatement of Base Rent, Operating Costs and Taxes based on the nature and duration of the Material Service Interruption and the area of the Premises affected, for any and all days following the Material Service Interruption Cure Period that both (x) the Material Service Interruption is continuing and (y) Tenant does not use such affected areas of the Premises for any of the Permitted Uses. Any efforts by Tenant to respond or react to any Material Service Interruption, including, without limitation, any activities by Tenant to remove its personal property from the affected areas of the Premises, shall not constitute a use that precludes abatement pursuant to this Section 10.7(a). The Abatement Service Interruption Cure Period shall be extended by reason of any delays in Landlord’s ability to cure the Service Interruption in question caused by Landlord’s Force Majeure, provided however, that in no event shall the Abatement Service Interruption Cure Period with respect to any Service Interruption be longer than ten (10) consecutive business days after Landlord receives the applicable Service Interruption Notice.

(b) Tenant’s Termination Right. In the event that: (i) a Service Interruption occurs, and (ii) such Service Interruption continues for a period of ninety (90) consecutive days after Landlord receives a Service Interruption Notice with respect to such Service Interruption (“Termination Service Interruption Cure Period”), and (iii) such Service Interruption shall not have been caused by an act or omission of Tenant or Tenant’s agents, employees, or contractors, and (iv) for so long as Tenant ceases to use the affected portion of the Premises during such Service Interruption, then Tenant shall have the right to terminate this Lease by giving a written termination notice to Landlord after the expiration of the Termination Service Interruption Cure Period. If such Service Interruption is cured within ten (10) days (“Post-Termination Notice Cure Period”) after Landlord receives such termination notice, then Tenant shall have no right to terminate this Lease based upon such Service Interruption and Tenant’s termination notice shall be of no force or effect. The Termination Service Interruption Cure Period and the Post-Termination Notice Cure Period shall each be extended by reason of any delays in Landlord’s ability to cure the Service Interruption in question caused by Landlord’s Force Majeure, provided however, that in no event shall the aggregate extension of the Termination Service Interruption Cure Period and the Post-Termination Notice Cure Period by reason of Landlord’s Force Majeure exceed sixty (60) days.

(c) The provisions of this Section 10.7 shall not apply in the event of a Service Interruption caused by Casualty or Taking (see Section 15 hereof).

(d) The provisions of this Section 10.7 set forth Tenant’s sole rights and remedies, both in law and in equity, in the event of any Service Interruption.

11. ALTERATIONS AND IMPROVEMENTS BY TENANT

11.1 (a) Landlord’s Consent Required. Tenant shall not make any alterations, decorations, installations, removals, additions or improvements (collectively with Tenant’s Work, “Alterations”) in or to the Premises without Landlord’s prior written approval of the contractor(s), written plans and specifications and a time schedule therefor. Landlord reserves the right to require that Tenant use Landlord’s preferred vendor(s) for any Alterations that involve roof penetrations, alarm tie-ins, sprinklers, fire alarm and other life safety equipment. Tenant shall not make any amendments or additions to plans and specifications approved by Landlord without Landlord’s prior written consent. Landlord’s approval of non-structural Alterations shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, except to the extent as set forth in Exhibit 4, Landlord may withhold its consent in its sole discretion (a) to any Alteration to or affecting the fixed lab benches, fume hoods, roof and/or building systems, (b) with respect to matters of aesthetics relating to Alterations to or affecting the exterior of the Building, and (c) to any Alteration affecting the Building structure. Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with Legal Requirements, functionality of design, the structural integrity of the design, the configuration of the Premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of Tenant’s plans shall in no event relieve Tenant of the responsibility for such design. In seeking Landlord’s approval, Tenant shall provide Landlord, at least fourteen (14) business days in advance of any proposed construction, with plans, specifications, bid proposals, certified stamped engineering drawings and calculations by Tenant’s engineer of record or architect of record, (including connections to the Building’s structural system, modifications to the Building’s envelope, non-structural penetrations in slabs or walls, and modifications or tie-ins to life safety systems), work contracts, requests for laydown areas and such other information concerning the nature and cost of the Alterations as Landlord may reasonably request. Landlord shall have no liability or responsibility for any claim, injury or damage alleged to have been caused by the particular materials (whether building standard or non-building standard), appliances or equipment selected by Tenant in connection with any work performed by or on behalf of Tenant. Except as otherwise expressly set forth herein, all Alterations shall be done at Tenant’s sole cost and expense and at such times and in such manner as Landlord may from time to time reasonably designate. If Tenant shall make any Alterations, then Landlord may elect to require Tenant at the expiration or sooner termination of the Term to restore the Premises to substantially the same condition as existed immediately prior to the Alterations. Tenant shall provide Landlord with reproducible record drawings (in CAD format) of all Alterations within sixty (60) days after completion thereof.

(b) Alterations Permitted without Landlord’s Consent. Notwithstanding anything to the contrary herein contained, Tenant shall have the right without obtaining the prior consent of Landlord, but upon prior notice to Landlord as provided below, to make Alterations to the Premises where: (i) the same are within the interior of the Premises, and do not affect the exterior of the Building and do not affect any of the Building’s systems or the ceiling of the Premises; (ii) the same do not affect the roof or any structural element of the Building, or the fire protection systems of the Building; (iii) the cost of any individual Alteration shall not exceed $150,000.00 in cost; (iv) Tenant shall comply with the provisions of this Lease, and if such work increases the cost of insurance or taxes, Tenant shall pay for any such increase in cost; and (v) Tenant gives Landlord at least five (5) business days’ prior notice describing such work in reasonable detail, accompanied by copies of plans and specifications therefor (to the extent plans and specifications are typically prepared in accordance with such work (the “Permitted Alterations”).

11.2 Supervised Work. Landlord and Tenant recognize that to the extent Landlord permits Tenant to perform any Alterations outside the Premises and/or affecting the Building systems, or if required by Legal Requirements, Landlord may need to make arrangements to have supervisory personnel on site. Accordingly, Landlord and Tenant agree as follows: Tenant shall give Landlord at least two (2) business days’ prior written notice of any time outside of normal construction hours (i.e., Monday-Friday, 7:00 a.m. to 3:00 p.m., excluding holidays) when Tenant intends to perform portions of Alterations (the “Supervised Work”). Tenant shall reimburse Landlord, within thirty (30) days after written demand therefor, for the reasonable third party out of pocket cost of Landlord’s supervisory personnel overseeing the Supervised Work.

11.3 Harmonious Relations. Tenant agrees that it will not, either directly or indirectly, use any contractors and/or materials if their use will create any difficulty, whether in the nature of a labor dispute or otherwise, with other contractors and/or labor engaged by Tenant or Landlord or others in the construction, maintenance and/or operation of the Building, the Property or any part thereof. In the event of any such difficulty, upon Landlord’s request, Tenant shall cause all contractors, mechanics or laborers causing such difficulty to leave the Property immediately.

11.4 Liens. No Alterations shall be undertaken by Tenant until (i) Tenant has made provision for written waiver of liens from all contractors for such Alteration; and (ii) with respect to any Alteration, the cost of which exceeds $500,000: (x) Tenant has provided Landlord with reasonable evidence that there is sufficient funding to pay for such Alteration, and (y) Tenant has required its general contractor to obtain appropriate surety payment and performance bonds which shall name Landlord as an additional obligee and has filed lien bond(s) (in jurisdictions where available) on behalf of such contractors. Any mechanic’s lien filed against the Premises or the Building for work claimed to have been done for, or materials claimed to have been furnished to, Tenant shall be discharged by Tenant within ten (10) business days thereafter, at Tenant’s expense by filing the bond required by law or otherwise.

11.5 General Requirements. Unless Landlord and Tenant otherwise agree in writing, Tenant shall (a) obtain Landlord’s written approval of any and all building permit applications relating to Alterations (including without limitation Permitted Alterations) to the Premises prior to submission thereof; (b) procure or cause others to procure on its behalf all necessary permits before undertaking any Alterations in the Premises (and provide copies thereof to Landlord); (c) perform all of such Alterations in a good and workmanlike manner, employing materials of good quality and in compliance with Landlord’s construction rules and regulations, all insurance requirements of this Lease, and Legal Requirements; and (d) defend, indemnify and hold the Landlord Parties harmless from and against any and all Claims occasioned by or growing out of such Alterations, except to the extent caused by the negligence or willful misconduct of any Landlord Parties. Tenant shall cause all contractors and subcontractors to maintain during the performance of any Alterations the insurance described in Exhibit 9 attached hereto.

12. SIGNAGE

12.1 Restrictions. Tenant shall have the right to install Building standard signage identifying Tenant’s business at the entrance to the Premises, which signage shall be subject to Landlord’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Subject to the foregoing, and subject to Section 12.2 below, Tenant shall not, without first obtaining Landlord’s written approval, place or suffer to be placed or maintained on the exterior of the Premises, or any part of the interior visible from the exterior thereof, any sign, banner, advertising matter or any other thing of any kind (including, without limitation, any hand-lettered advertising), and shall not place or maintain any decoration, letter or advertising matter on the glass of any window or door of the Premises without first obtaining Landlord’s written approval. No signs or blinds may be put on or in any window or elsewhere if visible from the exterior of the Building; provided, however, Tenant may continue to retain and replace the existing blinds in the Premises, provided that any replacement blinds are identical to the existing blinds in the Premises.

12.2 Exterior Signage. Provided that the following conditions, which may be waived by Landlord in its sole discretion, are satisfied, Tenant has not assigned its interest in this Lease nor sublet more than fifty percent (50%) of the Premises to anyone other than to Affiliated Entities (hereinafter defined) and/or a Successor (hereinafter defined), Tenant shall have the right to erect and maintain at the entrance to the Premises one (1) sign identifying Tenant’s business, the size of which shall not exceed Tenant’s Share of the exterior Building signage allowed by Legal Requirements (the “Exterior Signage”), provided (i) the Exterior Signage complies with (A) the requirements of Exhibit 12 attached hereto and made a part hereof and (B) all Legal Requirements (and Tenant shall have obtained any necessary permits prior to erecting the Exterior Signage), (ii) such signage shall be placed in the same location as the existing signage for the Existing Tenant, (iii) the materials, design, lighting and method of installation of the Exterior Signage, and any requested changes thereto, shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, and (iv) Tenant shall at all times maintain the Exterior Signage in good order, condition and repair and shall remove the Exterior Signage at the expiration or earlier termination of the Term hereof or upon Landlord’s written demand after the failure of Tenant to comply with the provisions of this Section 12.2, and shall repair any damage to the Building caused by the Exterior Signage or the installation or removal thereof. Tenant shall have the right, from time to time throughout the term of this Lease, to replace its signage (if any) with signage which is equivalent to the signage being replaced, subject to all of the terms and conditions of this Section 12.2.

12.3 Monument Sign. Subject to Legal Requirements, Landlord shall list Tenant’s name and logo on the Property’s monument sign. The initial listing of Tenant’s name on the Monument Sign shall be at Landlord’s expense. The parties hereby agree that the maintenance and removal of such Tenant’s Monument Signage (including, without limitation, the repair and cleaning of the existing monument façade upon removal of Tenant’s Monument Signage) shall be performed by Landlord and the costs incurred by Landlord shall be included in Operating Costs in accordance with Section 5.2, except that Tenant shall be responsible for the cost of any change in Tenant’s Monument Signage during the initial Term of the Lease.

12.4 Building Directory. Tenant acknowledges that, as of the Execution Date of this Lease, there exists no common Building lobby directory. In the event that Landlord installs a Building lobby directory, Tenant shall have the right, during the Term of this Lease, to list Tenant’s name on the Building lobby directory. The initial listing of Tenant’s name shall be at Landlord’s cost and expense. Any changes, replacements or additions by Tenant to such directory shall be at Tenant’s sole cost and expense.

13. ASSIGNMENT, MORTGAGING AND SUBLETTING

13.1 Landlord’s Consent Required. Tenant shall not mortgage or encumber this Lease or in whole or in part whether at one time or at intervals, operation of law or otherwise. Except as expressly otherwise set forth herein, Tenant shall not, without Landlord’s prior written consent, assign, sublet, license or transfer this Lease or the Premises in whole or in part whether by changes in the ownership or control of Tenant, or any direct or indirect owner of Tenant, whether at one time or at intervals, by sale or transfer of stock, partnership or beneficial interests, operation of law or otherwise, or permit the occupancy of all or any portion of the Premises by any person or entity other than Tenant’s employees (each of the foregoing, a “Transfer”). Any purported Transfer made without Landlord’s consent, if required hereunder, shall be void and confer no rights upon any third person, provided that if there is a Transfer, Landlord may collect rent from the transferee without waiving the prohibition against Transfers, accepting the transferee, or releasing Tenant from full performance under this Lease. In the event of any Transfer in violation of this Section 13, Landlord shall have the right to terminate this Lease upon thirty (30) days’ written notice to Tenant given within sixty (60) days after receipt of written notice from Tenant to Landlord of any Transfer, or within one (1) year after Landlord first learns of the Transfer if no notice is given. No Transfer shall relieve Tenant of its primary obligation as party-Tenant hereunder, nor shall it reduce or increase Landlord’s obligations under this Lease.

13.2 Landlord’s Recapture Right. Except in the event of any Permitted Transfer, as defined in Section 13.7, Tenant shall, prior to offering or advertising the Premises or any portion thereof for a Transfer, give a written notice (the “Recapture Offer”) to Landlord which: (i) states that Tenant desires to make a Transfer, (ii) identifies the affected portion of the Premises (the “Recapture Premises”), (iii) identifies the period of time (the “Recapture Period”) during which Tenant proposes to sublet the Recapture Premises, or indicates that Tenant proposes to assign its interest in this Lease, and (iv) offers to Landlord to terminate this Lease with respect to the Recapture Premises (in the case of a proposed assignment of Tenant’s interest in this Lease or a subletting for the remainder of the term of this Lease) or to suspend the Term for the Recapture Period (i.e. the Term with respect to the Recapture Premises shall be terminated during the Recapture Period and Tenant’s rental obligations shall be proportionately reduced). Landlord shall have fifteen (15) business days within which to respond to the Recapture Notice by either accepting or rejecting the Recapture Offer.

13.3 Standard of Consent to Transfer. If Landlord does not timely give written notice to Tenant accepting a Recapture Offer or declines to accept the same, then Landlord agrees that, subject to the provisions of this Section 13, Landlord shall not unreasonably withhold, condition or delay its consent to a Transfer on the terms contained in the Recapture Notice to an entity which will use the Premises for any of the Permitted Uses. In any event, Landlord shall respond to Tenant’s request for its consent to a Transfer within fifteen (15) business days after Tenant gives Landlord a written request for such consent and provides to Landlord all information and documentation relating to such proposed Transfer as Landlord may reasonably request.

Without limiting the reasonable reasons why Landlord may withhold its consent to a proposed Transfer, it shall be reasonable for Landlord to withhold its consent to a proposed Transfer if, in Landlord’s reasonable opinion: (a) the Proposed Transferee does not have a tangible net worth and other financial indicators sufficient to meet the Transferee’s obligations under the Transfer instrument in question; (b) the Proposed Transferee has a business reputation that is not compatible with the operation of a first-class combination laboratory, research, development and office building; or (c) the intended use of such entity violates any restrictive use provisions then in effect with respect to space in the Building.

13.4 Listing Confers no Rights. The listing of any name other than that of Tenant, whether on the doors of the Premises or on the Building directory, or otherwise, shall not operate to vest in any such other person, firm or corporation any right or interest in this Lease or in the Premises or be deemed to effect or evidence any consent of Landlord, it being expressly understood that any such listing is a privilege extended by Landlord revocable at will by written notice to Tenant.

13.5 Profits In Connection with Transfers. Except with respect to any Permitted Transfers, as defined in Section 13.7, and with respect to Flagship Subleases, as defined in Section 13.8, Tenant shall, within thirty (30) days of receipt thereof, pay to Landlord fifty percent (50%) of any rent, sum or other consideration to be paid or given in connection with any Transfer, either initially or over time, after deducting reasonable actual out-of-pocket legal, and brokerage expenses incurred by Tenant and unamortized improvements paid for by Tenant in connection therewith and any rental concessions, in excess of Rent hereunder as if such amount were originally called for by the terms of this Lease as Additional Rent.

13.6 Prohibited Transfers. Notwithstanding any contrary provision of this Lease, Tenant shall have no right to make a Transfer unless on both (i) the date on which Tenant notifies Landlord of its intention to enter into a Transfer and (ii) the date on which such Transfer is to take effect, there is no Event of Default under this Lease. Notwithstanding anything to the contrary contained herein, Tenant agrees that in no event shall Tenant make a Transfer to (a) any government agency; (b) any tenant, subtenant or occupant of other space in the Building if vacant space of a size and term comparable to the portion of the Premises subject to the Transfer then exists in the Building; or (c) any entity with whom Landlord shall have negotiated for space in the Property in the three (3) months immediately preceding such proposed Transfer.

13.7 Exceptions to Requirement for Consent. Notwithstanding anything to the contrary herein contained, Tenant shall have the right, without obtaining Landlord’s consent, and without giving Landlord a Recapture Notice, to (a) make a Transfer to an Affiliated Entity (hereinafter defined) so long as the transfer to such Affiliated Entity is for legitimate business purposes (and not for the purpose of avoiding the provisions of this Section 13), and (b) assign all of Tenant’s interest in and to the Lease to a Successor, provided that prior to or simultaneously with any assignment pursuant to this Section 13.7, such Affiliated Entity or Successor, as the case may be, and Tenant execute and deliver to Landlord an assignment and assumption agreement in form and substance reasonably acceptable to Landlord whereby such Affiliated Entity or Successor, as the case may be, shall agree to be independently bound by and upon all the covenants, agreements, terms, provisions and conditions set forth in the Lease on the part of Tenant to be performed, and whereby such Affiliated Entity or Successor, as the case may be, shall expressly agree that the provisions of this Section 13 shall, notwithstanding such Transfer, continue to be binding upon it with respect to all future Transfers. For the purposes hereof, an “Affiliated Entity” shall be defined as any entity which is controlled by, is under common control with, or which controls Tenant. For the purposes hereof, a “Successor” shall be defined as any entity into or with which Tenant is merged or with which Tenant is consolidated or which acquires all or substantially all of Tenant’s stock or assets, provided that the surviving entity shall have a net worth and other financial indicators sufficient to meet Tenant’s obligations hereunder. Tenant shall give Landlord at least ten (10) days’ prior written notice of any Permitted Transfer in advance of such Permitted Transfer, provided that such prior notice of the Permitted Transfer is not prohibited by either Legal Requirements or by the terms of a confidentiality agreement entered into between Tenant and the Permitted Transferee, however, in all events, notice of such Permitted Transfer shall be provided to Landlord no later than five (5) days following such Permitted Transfer. Notice of any Permitted Transfer shall include evidence, reasonably satisfactory to Landlord, that the conditions to the Permitted Transfer in question have been satisfied. Transfers to Affiliated Entities and to Successors which are permitted pursuant to this Section 13.7, and Transfers to Flagship Entities which permitted pursuant to Section 13.8 below, are referred to collectively herein as “Permitted Transfers”, and such Affiliated Entities, Flagship Entities, and Successors are referred to herein as “Permitted Transferees”.

13.8 Flagship Subleases. Notwithstanding anything to the contrary herein contained, Tenant shall have the right, upon at least ten (10) days’ prior written notice from Tenant to Landlord, without obtaining Landlord’s consent, and without giving Landlord a Recapture Notice, to enter into Flagship Subleases, as hereinafter defined. A “Flagship Sublease” shall be defined as a sublease or license of Internal Sublet Space, as hereinafter defined, to Flagship Entities, as hereinafter defined, provided however, that: (i) at no time shall more than 10,000 rentable square feet of the Premises, in the aggregate, be subject to Flagship Subleases, and (ii) no sublease or license shall be considered to be a Flagship Sublease if it is entered into for the purposes of avoiding the operation of the provisions of this Article 13 (e.g., without limitation, the requirement of obtaining Landlord’s consent to such sublease, Landlord’s recapture rights, etc.). A “Flagship Entity” shall be defined as any person or entity operating a business which, as of the date of that such person or entity first occupies any portion of the Premises pursuant to its Flagship Sublease, has been provided funding from Flagship Pioneering (formerly known as Flagship Ventures) which is either: (i) more than fifty (50%) percent of the total funding received by such person or entity, or (ii) $1,000,000. An “Internal Sublet Space” shall consist of an area located in the Premises which has access to the Common Areas of the Building only through Tenant’s reception area.

14. INSURANCE; INDEMNIFICATION; EXCULPATION

14.1 Tenant’s Insurance.

(a) Tenant shall procure, pay for and keep in force throughout the Term (and for so long thereafter as Tenant remains in occupancy of the Premises) commercial general liability insurance insuring Tenant on an occurrence basis against all claims and demands for personal injury liability (including, without limitation, bodily injury, sickness, disease, and death) or damage to property which may be claimed to have occurred from and after the time any of the Tenant Parties shall first enter the Premises, of not less than Three Million Dollars ($3,000,000) per occurrence, Five Million Dollars ($5,000,000) aggregate, and from time to time thereafter shall be not less than such higher amounts, if procurable, as may be reasonably required by Landlord. Tenant shall also carry umbrella liability coverage in an amount of no less than Five Million Dollars ($5,000,000). Such policy shall also include contractual liability coverage covering Tenant’s liability assumed under this Lease. Such insurance policy(ies) shall name Landlord, Landlord’s managing agent and persons claiming by, through or under them, if any, as additional insureds.

(b) Tenant shall take out and maintain throughout the Term a policy of fire, vandalism, malicious mischief, extended coverage and so-called “all risk” coverage insurance in an amount equal to one hundred percent (100%) of the replacement cost insuring (i) all items or components of Alterations (collectively, the “Tenant-Insured Improvements”), and (ii) all of Tenant’s furniture, equipment, fixtures and property of every kind, nature and description related or arising out of Tenant’s leasehold estate hereunder, which may be in or upon the Premises or the Building, including, without limitation, all of Tenant’s animals (collectively, “Tenant’s Property”). The insurance required to be maintained by Tenant pursuant to this Section 14.1(b) (referred to herein as “Tenant Property Insurance”) shall insure the interests of both Landlord and Tenant as their respective interests may appear from time to time.

(c) Tenant shall take out and maintain a policy of business interruption insurance throughout the Term sufficient to cover at least twelve (12) months of Rent due hereunder and Tenant’s business losses during such 12-month period.

(d) During periods when Tenant’s Work and/or any Alterations are being performed, Tenant shall maintain, or cause to be maintained, so-called all risk or special cause of loss property insurance or its equivalent and/or builders risk insurance on 100% replacement cost coverage basis, including hard and soft costs coverages. Such insurance shall protect and insure Landlord, Landlord’s agents, Tenant and Tenant’s contractors, as their interests may appear, against loss or damage by fire, water damage, vandalism and malicious mischief, and such other risks as are customarily covered by so-called all risk or special cause of loss property / builders risk coverage or its equivalent.

(e) Tenant shall procure and maintain at its sole expense such additional insurance as may be necessary to comply with any Legal Requirements.

(f) Tenant shall cause all contractors and subcontractors to maintain during the performance of any Alterations the insurance described in Exhibit 9 attached hereto.

(g) The insurance required pursuant to Sections 14.1(a), (b), (c), (d) and (e) (collectively, “Tenant’s Insurance Policies”) shall be effected with insurers approved by Landlord, with a rating of not less than “A-XI” in the current Best’s Insurance Reports, and authorized to do business in the Commonwealth of Massachusetts under valid and enforceable policies. Tenant’s Insurance Policies shall each provide that it shall not be canceled or modified without at least ten (10) days’ prior written notice to each insured named therein; provided, however, in the event Tenant’s insurer will not provide such notice, Tenant shall be obligated to provide Landlord with ten (10) days’ prior written notice of any cancellation or modification. Tenant’s Insurance Policies may include deductibles in an amount no greater than the greater of $25,000 or commercially reasonable amounts. On or before the date on which any of the Tenant Parties shall first enter the Premises and thereafter not less than five (5) days prior to the expiration date of each expiring policy, Tenant shall deliver to Landlord binders of Tenant’s Insurance Policies issued by the respective insurers setting forth in full the provisions thereof together with evidence satisfactory to Landlord of the payment of all premiums for such policies. In the event of any claim, and upon Landlord’s request, Tenant shall deliver to Landlord complete copies of Tenant’s Insurance Policies. Upon request of Landlord, Tenant shall deliver to any Mortgagee copies of the foregoing documents.

14.2 Indemnification. Except to the extent caused by the negligence or willful misconduct of any of the Landlord Parties, Tenant shall defend, indemnify and save the Landlord Parties harmless from and against any and all Claims asserted by or on behalf of any person, firm, corporation or public authority arising from:

(a) Tenant’s breach of any covenant or obligation under this Lease;

(b) Any injury to or death of any person, or loss of or damage to property, sustained or occurring in or upon the Premises;

(c) Any injury to or death of any person, or loss of or damage to property arising out of the use or occupancy of the Premises by or the negligence or willful misconduct of any of the Tenant Parties; and

(d) On account of or based upon any work or thing whatsoever done (other than by Landlord or any of the Landlord Parties) at the Premises during the Term and during the period of time, if any, prior to the Term Commencement Date that any of the Tenant Parties may have been given access to the Premises.

14.3 Property of Tenant. Tenant covenants and agrees that, to the maximum extent permitted by Legal Requirements, all of Tenant’s Property at the Premises shall be at the sole risk and hazard of Tenant, and that if the whole or any part thereof shall be damaged, destroyed, stolen or removed from any cause or reason whatsoever, no part of said damage or loss shall be charged to, or borne by, Landlord, except, subject to Section 14.5 hereof, to the extent such damage or loss is due to the negligence or willful misconduct of any of the Landlord Parties.

14.4 Limitation of Landlord’s Liability for Damage or Injury. Landlord shall not be liable for any injury or damage to persons, animals, or property resulting from fire, explosion, falling plaster, steam, gas, air contaminants or emissions, electricity, electrical or electronic emanations or disturbance, water, rain or snow or leaks from any part of the Building or from the pipes, appliances, equipment or plumbing works or from the roof, street or sub-surface or from any other place or caused by dampness, vandalism, malicious mischief or by any other cause of whatever nature, except, subject to Section 14.5, to the extent caused by or due to the negligence or willful misconduct of any of the Landlord Parties, and then, where notice and an opportunity to cure are appropriate (i.e., where Tenant has an opportunity to know of such condition sufficiently in advance of the occurrence of any such injury or damage resulting therefrom as would have enabled Landlord to prevent such damage or loss had Tenant notified Landlord of such condition) only after (i) notice to Landlord of the condition claimed to constitute negligence or willful misconduct, and (ii) the expiration of a reasonable time after such notice has been received by Landlord without Landlord having commenced to take all reasonable and practicable means to cure or correct such condition. Notwithstanding the foregoing, in no event shall any of the Landlord Parties be liable for any loss which is covered by insurance policies actually carried or required to be so carried by this Lease; nor shall any of the Landlord Parties be liable for any such damage caused by other tenants or persons in the Building or caused by operations in construction of any private, public, or quasi-public work; nor shall any of the Landlord Parties be liable for any latent defect in the Premises or in the Building.

14.5 Waiver of Subrogation; Mutual Release. Landlord and Tenant each hereby waives on behalf of itself and its property insurers (none of which shall ever be assigned any such claim or be entitled thereto due to subrogation or otherwise) any and all rights of recovery, claim, action, or cause of action against the other and its agents, officers, servants, partners, shareholders, or employees (collectively, the “Related Parties”) for any loss or damage that may occur to or within the Premises or the Building or any improvements thereto, or any personal property of such party therein which is insured against under any Property Insurance (as defined in Section 14.7) policy actually being maintained by the waiving party from time to time, even if not required hereunder, or which would be insured against under the terms of any Property Insurance policy required to be carried or maintained by the waiving party hereunder, whether or not such insurance coverage is actually being maintained, including, in every instance, such loss or damage that may be caused by the negligence of the other party hereto and/or its Related Parties. Landlord and Tenant each agrees to cause appropriate clauses to be included in its Property Insurance policies necessary to implement the foregoing provisions. For avoidance of doubt, each party (“Waiving Party”) expressly waives any claim which it might have against the other party (“Released Party”) for damage to property which is not covered by reason of any deductible or self-insured retention under the Waiving Party’s Property Insurance, or by reason of the fact that the Waiving Party is self-insuring damage to its property.

14.6 Tenant’s Acts—Effect on Insurance. Tenant shall not do or permit any Tenant Party to do any act or thing upon the Premises or elsewhere in the Building which will invalidate or be in conflict with any insurance policies covering the Building and the fixtures and property therein; and shall not do, or permit to be done, any act or thing upon the Premises which shall subject Landlord to any liability or responsibility for injury to any person or persons or to property by reason of any business or operation being carried on upon said Premises or for any other reason. Notwithstanding anything to the contrary contained herein, Tenant shall not be liable for any increases in the rate of insurance unless such increases arise from Tenant’s manner of use of the Premises (as opposed to Tenant’s use of the Premises for the Permitted Uses). If by reason of the failure of Tenant to comply with the provisions hereof the insurance rate applicable to any policy of insurance shall at any time thereafter be higher than it otherwise would be, Tenant shall reimburse Landlord within thirty (30) days of Landlord’s written demand for that part of any insurance premiums which shall have been charged because of such failure by Tenant, together with interest at the Default Rate until paid in full, within thirty (30) days after receipt of an invoice therefor. In addition, Tenant shall reimburse Landlord for any increase in insurance premiums arising as a result of Tenant’s use and/or storage of any Hazardous Materials in the Premises.

14.7 Landlord’s Insurance. Landlord shall carry at all times during the Term of this Lease (a) commercial general liability insurance with respect to the Building, the Land and the Common Areas in an amount not less than Five Million Dollars ($5,000,000) combined single limit per occurrence, (b) with respect to the Building, excluding Tenant-Insured Improvements and alterations made by other tenants or occupants, insurance against loss or damage caused by any peril covered under fire, extended coverage and all risk insurance with coverage against vandalism, malicious mischief and such other insurable hazards and contingencies as are from time to time normally insured against by owners of similar first-class multi-tenant buildings in the Town of Lexington or which are required by any Mortgagee, in an amount equal to one hundred percent (100%) of the full replacement cost thereof above foundation walls (“Landlord Property Insurance”), and (c) rent interruption insurance covering at least eighteen (18) months. Any and all such insurance (i) may be maintained under a blanket policy affecting other properties of Landlord and/or its affiliated business organizations, and (ii) may be written with commercially reasonable deductibles as determined by Landlord. The costs incurred by Landlord related to such insurance shall be included in Operating Costs. Tenant Property Insurance and Landlord Property Insurance are referred to collectively herein as “Property Insurance.”

15. CASUALTY; TAKING

15.1 Damage. If the Premises are damaged in whole or part because of fire or other insured casualty (“Casualty”), or if the Premises are subject to a taking in connection with the exercise of any power of eminent domain, condemnation, or purchase under threat or in lieu thereof (any of the foregoing, a “Taking”), then unless this Lease is terminated in accordance with Section 15.2 below, Landlord shall restore the Building and/or the Premises to substantially the same condition as existed immediately following completion of Landlord’s Work, or in the event of a partial Taking which affects the Building and the Premises, restore the remainder of the Building and the Premises not so Taken to substantially the same condition as is reasonably feasible. Landlord shall, within sixty (60) days after any Casualty, deliver to Tenant an engineering estimate (“Restoration Estimate”) from a reputable contractor or engineer, setting forth an estimate of the period of time (“Restoration Period”) that it will take for Landlord to restore the Building and/or Premises, as aforesaid. If, in Landlord’s reasonable judgment, any element of the Tenant-Insured Improvements can more effectively be restored as an integral part of Landlord’s restoration of the Building or the Premises, such restoration shall also be made by Landlord, but at Tenant’s sole cost and expense. Subject to rights of Mortgagees, Tenant Delays, Legal Requirements then in existence and to delays for adjustment of insurance proceeds or Taking awards, as the case may be, and instances of Force Majeure, Landlord shall substantially complete such restoration within one (1) year after Landlord’s receipt of all required permits therefor. Upon substantial completion of such restoration by Landlord, Tenant shall use diligent efforts to complete restoration of the Premises to substantially the same condition as existed immediately prior to such Casualty or Taking, as the case may be, as soon as reasonably possible. Tenant agrees to cooperate with Landlord in such manner as Landlord may reasonably request to assist Landlord in collecting insurance proceeds due in connection with any Casualty which affects the Premises or the Building. In no event shall Landlord be required to expend more than the Net (hereinafter defined) insurance proceeds Landlord receives for damage to the Premises and/or the Building or the Net

Taking award attributable to the Premises and/or the Building. “Net” means the insurance proceeds or Taking award actually paid to Landlord (and not paid over to a Mortgagee) less all costs and expenses, including adjusters and attorney’s fees, of obtaining the same. In the Operating Year in which a Casualty occurs, there shall be included in Operating Costs Landlord’s deductible under its property insurance policy. Except as Landlord may elect pursuant to this Section 15.1, under no circumstances shall Landlord be required to repair any damage to, or make any repairs to or replacements of, any Tenant-Insured Improvements.

15.2 Termination Rights.

(a) Landlord’s Termination Rights. Landlord may terminate this Lease upon thirty (30) days’ prior written notice to Tenant if:

(i) any material portion of the Building or any material means of access thereto is taken;

(ii) more than thirty-five percent (35%) of the Building is damaged by Casualty; or

(iii) if the estimated time to complete restoration exceeds one (1) year from the date on which Landlord receives all required permits for such restoration.

(b) Tenant’s Termination Rights. Tenant may terminate this Lease upon thirty (30) days’ prior written notice to Landlord if:

(i) any material portion of the Premises or any material means of access thereto is taken, so that, in Tenant’s reasonable judgment, the continued operation of Tenant’s business in the Premises is materially adversely affected;

(ii) if, 50% or more of the Building is damaged by a Casualty and the estimated Restoration Period, as set forth in the Restoration Estimate, exceeds one (1) year from the date on which Landlord receives all required permits for such restoration; or

(iii) if less than 50% of the Building is damaged by a Casualty, Tenant’s use of and/or access to the Premises is materially adversely affected by such Casualty, estimated Restoration Period, as set forth in the Restoration Estimate, exceeds six (6) months from the date on which Landlord receives all required permits for such restoration;

(iv) if Landlord is so required but fails to complete restoration of the Premises within the time frames and subject to the conditions set forth in Section 15.1 above, then Tenant may terminate this Lease upon thirty (30) days’ written notice to Landlord; provided, however, that if Landlord completes such restoration within thirty (30) days after receipt of any such termination notice on account of Landlord’s failure to so complete within the time period required, such termination notice shall be null and void and this Lease shall continue in full force and effect.

The remedies set forth in this Section 15.2(b) and in Section 15.2(c) below are Tenant’s sole and exclusive rights and remedies based upon Landlord’s failure to complete the restoration of the Premises as set forth herein.

(c) Either Party May Terminate. In the case of any Casualty or Taking affecting the Premises and occurring during the last twelve (12) months of the Term, then (i) if such Casualty or Taking results in more than twenty-five percent (25%) of the floor area of the Premises being unsuitable for the Permitted Uses, or (ii) the damage to the Premises costs more than $250,000 to restore, then either Landlord or Tenant shall have the option to terminate this Lease upon thirty (30) days’ written notice to the other. In addition, if Landlord’s Mortgagee does not release sufficient insurance proceeds to cover the cost of Landlord’s restoration obligations, then Landlord shall (i) notify Tenant thereof, and (ii) have the right to terminate this Lease. If Landlord does not terminate this Lease pursuant to the previous sentence and such notice by Landlord does not include an agreement by Landlord to pay for the difference between the cost of such restoration and such released insurance proceeds, then Tenant may terminate this Lease by written notice to Landlord on or before the date that is thirty (30) days after such notice.

(d) Automatic Termination. In the case of a Taking of the entire Premises, then this Lease shall automatically terminate as of the date of possession by the Taking authority.

(e) Notwithstanding anything to the contrary contained herein, Tenant may not terminate this Lease pursuant to this Section 15 if the Casualty in question was caused by the gross negligence or willful misconduct of any of the Tenant Parties.

15.3 Abatement. In the event of a Casualty affecting the Premises, there shall be an equitable adjustment of Base Rent, Operating Costs and Taxes based upon the degree to which Tenant’s ability to conduct its business in the Premises is impaired by reason of such Casualty from and after the date of a Casualty, and continuing until the following portions of the repair and restoration work to be performed by Landlord, as set forth above, are substantially completed: (a) any repair and restoration work to be performed by Landlord within the Premises, and (b) repair and restoration work with respect to the Common Areas to the extent that damage to the Common Areas caused by such Casualty materially and adversely affects Tenant’s use of, or access to, the Premises.

15.4 Taking for Temporary Use. If the Premises are Taken for temporary use, this Lease and Tenant’s obligations, including without limitation the payment of Rent, shall continue. For purposes hereof, a “Taking for temporary use” shall mean a Taking of ninety (90) days or less.

15.5 Disposition of Awards. Except for any separate award for Tenant’s movable trade fixtures, relocation expenses, and unamortized leasehold improvements paid for by Tenant (provided that the same may not reduce Landlord’s award), all Taking awards to Landlord or Tenant shall be Landlord’s property without Tenant’s participation, and Tenant hereby assigns to Landlord Tenant’s interest, if any, in such award. Tenant may pursue its own claim against the Taking authority.

16. ESTOPPEL CERTIFICATE. Tenant shall at any time and from time to time upon not less than ten (10) business days’ prior written notice from Landlord, execute, acknowledge and deliver to Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), and the dates to which Rent has been paid in advance, if any, stating, to Tenant’s knowledge, whether or not Landlord is in default in performance of any covenant, agreement, term, provision or condition contained in this Lease and, if so, specifying each such default, and such other facts as Landlord may reasonably request, it being intended that any such statement delivered pursuant hereto may be relied upon by Landlord, any prospective purchaser of the Building or of any interest of Landlord therein, any Mortgagee or prospective Mortgagee thereof, any lessor or prospective lessor thereof, any lessee or prospective lessee thereof, or any prospective assignee of any mortgage thereof. Time is of the essence with respect to any such requested certificate, Tenant hereby acknowledging the importance of such certificates in mortgage financing arrangements, prospective sales and the like.

17. HAZARDOUS MATERIALS

17.1 Prohibition. Tenant shall not, without the prior written consent of Landlord, bring or permit to be brought or kept in or on the Premises or elsewhere in the Building or the Property (i) any inflammable, combustible or explosive fluid, material, chemical or substance (except for standard office supplies stored in proper containers); and (ii) any Hazardous Material (hereinafter defined), other than the types and quantities of Hazardous Materials which are listed on Exhibit 7 attached hereto (“Tenant’s Hazardous Materials”), provided that the same shall at all times be brought upon, kept or used in so-called one (1) ‘control area (which constitutes the entirety of the Premises) and in accordance with all applicable Legal Requirements, including, without limitation, all applicable Environmental Laws (hereinafter defined) and prudent environmental practice and (with respect to medical waste and so-called “biohazard” materials) good scientific and medical practice. Tenant shall be responsible for assuring that all laboratory uses are adequately and properly vented. On or before each anniversary of the Rent Commencement Date, and on any earlier date during the 12-month period on which Tenant intends to add a new Hazardous Material or materially increase the quantity of any Hazardous Material to the list of Tenant’s Hazardous Materials, Tenant shall submit to Landlord an updated list of Tenant’s Hazardous Materials for Landlord’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord shall have the right, from time to time, to inspect the Premises for compliance with the terms of this Section 17.1. Notwithstanding the foregoing, with respect to any of Tenant’s Hazardous Materials which Tenant does not properly handle, store or dispose of in compliance with all applicable Environmental Laws (hereinafter defined), prudent environmental practice and (with respect to medical waste and so-called “biohazard materials”) good scientific and medical practice, Tenant shall, upon written notice from Landlord, no longer have the right to bring such material into the Building or the Property until Tenant has demonstrated, to Landlord’s reasonable satisfaction, that Tenant has implemented programs to thereafter properly handle, store or dispose of such material. In order to induce Landlord to waive its otherwise applicable requirement that Tenant maintain insurance in favor of Landlord against liability arising from the presence of radioactive materials in the Premises, and without limiting the foregoing, Tenant hereby represents and warrants to Landlord that at no time during the Term will Tenant bring upon, or permit to be brought upon, the Premises any radioactive materials whatsoever.

17.2 Environmental Laws. For purposes hereof, “Environmental Laws” shall mean all laws, statutes, ordinances, rules and regulations of any local, state or federal governmental authority having jurisdiction concerning environmental, health and safety matters, including but not limited to any discharge by any of the Tenant Parties into the air, surface water, sewers, soil or groundwater of any Hazardous Material (hereinafter defined) whether within or outside the

Premises, including, without limitation (a) the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., (b) the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., (c) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., (d) the Toxic Substances Control Act of 1976, 15 U.S.C. Section 2601 et seq., and (e) Chapter 21E of the General Laws of Massachusetts. Tenant, at its sole cost and expense, shall comply with (i) Environmental Laws, and (ii) any rules, requirements and safety procedures of the Massachusetts Department of Environmental Protection, the Town of Lexington and any insurer of the Building or the Premises with respect to Tenant’s use, storage and disposal of any Hazardous Materials.

17.3 Hazardous Material Defined. As used herein, the term “Hazardous Material” means asbestos, oil or any hazardous, radioactive or toxic substance, material or waste or petroleum derivative which is or becomes regulated by any Environmental Law, including without limitation live organisms, viruses and fungi, medical waste and any so-called “biohazard” materials. The term “Hazardous Material” includes, without limitation, oil and/or any material or substance which is (i) designated as a “hazardous substance,” “hazardous material,” “oil,” “hazardous waste” or toxic substance under any Environmental Law.

17.4 Testing. If any Mortgagee or governmental authority requires testing to determine whether there has been any release of Hazardous Materials and such testing is required as a result of the acts or omissions of any of the Tenant Parties in violation of this Lease, then Tenant shall reimburse Landlord within thirty (30) days of Landlord’s written demand, as Additional Rent, for the reasonable costs thereof, together with interest at the Default Rate until paid in full. Tenant shall execute affidavits, certifications and the like, as may be reasonably requested by Landlord from time to time concerning Tenant’s best knowledge and belief concerning the presence of Hazardous Materials in or on the Premises, the Building or the Property. If Landlord reasonably believes that any Hazardous Materials have been released on, in, under or at the Premises in violation of this Lease or any Legal Requirement, Landlord shall have the right to conduct appropriate tests of the Premises or any portion thereof to demonstrate that Hazardous Materials are present or that contamination has occurred due to the acts or omissions of any of the Tenant Parties in violation of this Lease. Tenant shall reimburse Landlord within thirty (30) days of Landlord’s written demand, as Additional Rent, for the reasonable costs of such tests if such tests reveal that Hazardous Materials exist at the Premises in violation of this Lease or any Legal Requirement. If any Mortgagee or governmental authority requires testing to determine whether there has been any release of Hazardous Materials and such testing is required as a result of the acts or omissions of any of the Tenant Parties, then Tenant shall reimburse Landlord upon demand, as Additional Rent, for the reasonable costs thereof, together with interest at the Default Rate until paid in full. Further, Landlord shall have the right to cause a third party consultant retained by Landlord, at Landlord’s expense (provided, however, that such costs shall be included in Operating Costs, if allowable pursuant to Section 5.2), to review, but not more than once in any calendar year, Tenant’s lab operations, procedures and permits to ascertain whether or not Tenant is complying with law and adhering to best industry practices. Tenant agrees to cooperate in good faith with any such review and to provide to such consultant any information requested by such consultant and reasonably required in order for such consultant to perform such review, but nothing contained herein shall require Tenant to provide proprietary or confidential information to such consultant.

17.5 Indemnity; Remediation.

(a) Tenant hereby covenants and agrees to indemnify, defend and hold the Landlord Parties harmless from and against any and all Claims against any of the Landlord Parties arising out of contamination of any part of the Property or other adjacent property, which contamination arises as a result of: (i) the presence of Hazardous Material in the Premises, the presence of which is caused by any act or omission of any of the Tenant Parties, or (ii) from a breach by Tenant of its obligations under this Section 17. This indemnification of the Landlord Parties by Tenant includes, without limitation, reasonable costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work or any other response action required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil, soil vapor, or ground water on or under, or any indoor air in, the Building based upon the circumstances identified in the first sentence of this Section 17.5. The indemnification and hold harmless obligations of Tenant under this Section 17.5 shall survive the expiration or any earlier termination of this Lease. Without limiting the foregoing, if the presence of any Hazardous Material in the Building or otherwise at the Property is caused or permitted by any of the Tenant Parties and results in any contamination of any part of the Property or any adjacent property, Tenant shall promptly take all actions at Tenant’s sole cost and expense as are necessary to return the Property and/or the Building or any adjacent property to their condition as of the date of this Lease, provided that Tenant shall first obtain Landlord’s written approval of such actions, which approval shall not be unreasonably withheld, conditioned or delayed so long as such actions, in Landlord’s reasonable discretion, would not potentially have any adverse effect on the Property, and, in any event, Landlord shall not withhold its approval of any proposed actions which are required by applicable Environmental Laws. The provisions of this Section 17.5 shall survive the expiration or earlier termination of the Lease.

(b) Without limiting the obligations set forth in Section 17.5(a) above, if any Hazardous Material is in, on, under, at or about the Building or the Property as a result of the acts or omissions of any of the Tenant Parties and results in any contamination of any part of the Property or any adjacent property that is in violation of any applicable Environmental Law or that requires the performance of any response action pursuant to any Environmental Law, Tenant shall promptly take all actions at Tenant’s sole cost and expense as are necessary to reduce such Hazardous Material to amounts below any applicable Reportable Quantity, any applicable Reportable Concentration and any other applicable standard set forth in any Environmental Law such that no further response actions are required; provided that Tenant shall first obtain Landlord’s written approval of such actions, which approval shall not be unreasonably withheld, conditioned or delayed so long as such actions would not be reasonably expected to have an adverse effect on the market value or utility of the Property for the Permitted Uses, and in any event, Landlord shall not withhold its approval of any proposed actions which are required by applicable Environmental Laws (such approved actions, “Tenant’s Remediation”).

(c) In the event that Tenant fails to complete Tenant’s Remediation prior to the end of the Term, then:

(i) until the completion of Tenant’s Remediation (as evidenced by the certification of Tenant’s Licensed Site Professional (as such term is defined by applicable Environmental Laws), who shall be reasonably acceptable to Landlord) (the “Remediation Completion Date”), Tenant shall pay to Landlord, with respect to the portion of the Premises which reasonably cannot be occupied by a new tenant until completion of Tenant’s Remediation, (A) Additional Rent on account of Operating Costs and Taxes and (B) Base Rent in an amount equal to the greater of (1) the fair market rental value of such portion of the Premises (determined in substantial accordance with the process described in Section 1.2 above), and (2) Base Rent attributable to such portion of the Premises in effect immediately prior to the end of the Term; and

(ii) Tenant shall maintain responsibility for Tenant’s Remediation and Tenant shall complete Tenant’s Remediation as soon as reasonably practicable in accordance with Environmental Laws. If Tenant does not diligently pursue completion of Tenant’s Remediation, Landlord shall have the right to either (A) assume control for overseeing Tenant’s Remediation, in which event Tenant shall pay all reasonable costs and expenses of Tenant’s Remediation (it being understood and agreed that all costs and expenses of Tenant’s Remediation incurred pursuant to contracts entered into by Tenant shall be deemed reasonable) within thirty (30) days of demand therefor (which demand shall be made no more often than monthly), and Landlord shall be substituted as the party identified on any governmental filings as the party responsible for the performance of such Tenant’s Remediation or (B) require Tenant to maintain responsibility for Tenant’s Remediation, in which event Tenant shall complete Tenant’s Remediation as soon as reasonably practicable in accordance with Environmental Laws, it being understood that Tenant’s Remediation shall not contain any requirement that Tenant remediate any contamination to levels or standards more stringent than those associated with the Property’s current office, research and development, laboratory, and vivarium uses.

(d) The provisions of this Section 17.5 shall survive the expiration or earlier termination of this Lease.

17.6 Disclosures. Prior to bringing any Hazardous Material into any part of the Property, Tenant shall deliver to Landlord the following information with respect thereto: (a) a description of handling, storage, use and disposal procedures; (b) all plans or disclosures and/or emergency response plans which Tenant has prepared, including without limitation Tenant’s Spill Response Plan, and all plans which Tenant is required to supply to any governmental agency or authority pursuant to any Environmental Laws; (c) copies of all Required Permits relating thereto; and (d) other information reasonably requested by Landlord.

17.7 Removal. Tenant shall be responsible, at its sole cost and expense, for Hazardous Material and other biohazard disposal services for the Premises. Such services shall be performed by contractors reasonably acceptable to Landlord and on a sufficient basis to ensure that the Premises are at all times kept neat, clean and free of Hazardous Materials and biohazards except in appropriate, specially marked containers reasonably approved by Landlord. Furthermore, if any Legal Requirements or Landlord’s trash removal company requires that any substances be disposed of separately from ordinary trash, Tenant shall make arrangements at Tenant’s expense for such disposal directly with a qualified and licensed disposal company reasonably acceptable to Landlord at a lawful disposal site.

17.8 Landlord Obligations with respect to Hazardous Materials.

(a) Landlord Representations, Covenants and Indemnity. Landlord hereby represents and warrants to Tenant that, to the Best of Landlord’s Knowledge (as that term is defined in clause (c) below), except to the extent (if any) as may be disclosed in the following described environmental assessment reports which have been made available by Landlord to Tenant (the “Disclosed Materials”), there exist, as of the Execution Date of this Lease, no Hazardous Materials on the Property which are in violation of applicable Environmental Laws or that require reporting, investigation, remediation or other response under Chapter 21E or other Environmental Laws:

•	Phase I Environmental Site Assessment, 4 Hartwell Avenue, Lexington, Massachusetts, 02421, prepared by Boston Environmental Corporation, dated December 15, 2014; and

•	Decommissioning Documentation to be provided by Landlord from the Existing Tenant pursuant to Section 3.3 hereof.

Landlord covenants that neither Landlord nor any of the Landlord Parties shall bring any Hazardous Materials in or on to the Property or discharge any Hazardous Materials in or on to the Property which are, in either case, in violation of applicable Environmental Laws. Landlord hereby indemnifies and shall defend and hold Tenant, its officers, directors, employees, and agents harmless from any Claims arising as result of any breach by Landlord of its representations, warranties, or covenants under this Section 17.8(a).

(b) Landlord Remediation. If Hazardous Materials are discovered in, on or under the Property which are not in compliance with applicable Environmental Laws or that require reporting, investigation, remediation or other response under Chapter 21E or other Environmental Laws, and which are not the responsibility of Tenant pursuant to this Article 17, then Landlord shall remove or remediate the same, when, if, and in the manner required by applicable Environmental Laws.

(c) To the Best of Landlord’s Knowledge. The phrase “to the Best of Landlord’s Knowledge” under shall mean the best of the knowledge of Brian Grisaru, Landlord’s asset manager with respect to the Property.

18. RULES AND REGULATIONS.

18.1 Rules and Regulations. Tenant will faithfully observe and comply with all rules and regulations promulgated from time to time with respect to the Building, the Property and construction within the Property (collectively, the “Rules and Regulations”). The current version of the Rules and Regulations is attached hereto as Exhibit 8. In the case of any conflict between the provisions of this Lease and any future rules and regulations, the provisions of this Lease shall control. Nothing contained in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce the Rules and Regulations or the terms, covenants or conditions in any other lease as against any other tenant and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its servants, employees, agents, contractors, visitors, invitees or licensees.

18.2 Energy Conservation. Landlord may institute upon written notice to Tenant such policies, programs and measures as may be necessary, required, or expedient for the conservation and/or preservation of energy or energy services (collectively, the “Conservation Program”), provided however,: (i) that the Conservation Program does not, by reason of such policies, programs and measures, reduce the level of energy or energy services being provided to the Premises below the level of energy or energy services then being provided in comparable combination laboratory, research and development and office buildings in the vicinity of the

Premises, for comparable operations to Tenant, provided the same shall not come at a material cost to Tenant, or adversely affect Tenant’s use of the Premises for any of the Permitted Uses, other than in a de minimis manner, or (ii) as may be necessary or required to comply with Legal Requirements or standards or the other provisions of this Lease. Upon receipt of such notice, Tenant shall comply with the Conservation Program.

18.3 Recycling. Upon written notice, Landlord may establish policies, programs and measures for the recycling of paper, products, plastic, tin and other materials (a “Recycling Program”). Upon receipt of such notice, Tenant will comply with the Recycling Program at Tenant’s sole cost and expense.

19. LAWS AND PERMITS.

19.1 Legal Requirements. Tenant shall not cause or permit the Premises, or cause the Property or the Building to be used in any way that violates any Legal Requirement, order, permit, approval, variance, covenant or restrictions of record or any provisions of this Lease, interferes with the rights of tenants of the Building, or constitutes a nuisance or waste. Tenant shall obtain, maintain and pay for all permits and approvals needed for the operation of Tenant’s business and shall, promptly take all actions necessary to comply with all Legal Requirements, including, without limitation, the Occupational Safety and Health Act, applicable to Tenant’s use of the Premises, the Property or the Building. Tenant shall maintain in full force and effect all certifications or permissions required by any authority having jurisdiction to authorize, franchise or regulate Tenant’s use of the Premises. Tenant shall be solely responsible for procuring and complying at all times with any and all necessary permits and approvals directly or indirectly relating or incident to: the conduct of its activities on the Premises; its scientific experimentation, transportation, storage, handling, use and disposal of any chemical or radioactive or bacteriological or pathological substances or organisms or other hazardous wastes or environmentally dangerous substances or materials or medical waste, animals or laboratory specimens. Within ten (10) days of a request by Landlord, which request shall be made not more than once during each period of twelve (12) consecutive months during the Term hereof, unless otherwise requested by any Mortgagee or unless Landlord reasonably suspects that Tenant has violated the provisions of this Section 19.1, Tenant shall furnish Landlord with copies of all such permits and approvals that Tenant possesses or has obtained together with a certificate certifying that such permits are all of the permits that Tenant possesses or has obtained with respect to the Premises. Tenant shall promptly give written notice to Landlord of any warnings or violations relative to the above received from any federal, state or municipal agency or by any court of law and shall promptly cure the conditions causing any such violations. Tenant shall not be deemed to be in default of its obligations under the preceding sentence to promptly cure any condition causing any such violation in the event that, in lieu of such cure, Tenant shall contest the validity of such violation by appellate or other proceedings permitted under applicable law, provided that (a) any such contest is made reasonably and in good faith, (b) Tenant makes provisions, including, without limitation, posting bond(s) or giving other security, reasonably acceptable to Landlord to protect Landlord, the Building and the Property from any liability, costs, damages or expenses arising in connection with such alleged violation and failure to cure, (c) Tenant shall agree to indemnify, defend (with counsel reasonably acceptable to Landlord) and hold Landlord harmless from and against any and all Claims arising in connection with such condition and/or violation, (d) Tenant shall promptly cure any violation in the event that its appeal of such violation is overruled or rejected, and (e) Tenant’s decision to delay such cure shall not, in Landlord’s good faith determination, be likely to result in any actual or threatened bodily injury, property damage, or any civil or criminal liability to Landlord, any tenant or occupant of the Building or the Property, or any other person or entity. Nothing contained in this Section 19.1 shall be construed to expand the uses permitted hereunder beyond the Permitted Uses. Landlord shall comply with any Legal Requirements and with any direction of any public office or officer relating to the maintenance or operation of the structural elements of the Building and the Common Areas, and the costs so incurred by Landlord shall be included in Operating Costs in accordance with the provisions of Section 5.2.

20. DEFAULT

20.1 Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder by Tenant:

(a) If Tenant fails to make any payment of Rent or any other payment required hereunder, as and when due, and such failure shall continue for a period of five (5) business days after notice thereof from Landlord to Tenant; provided, however, an Event of Default shall occur hereunder without any obligation of Landlord to give any notice if (i) Tenant fails to make any payment within five (5) business days after the due date therefor, and (ii) Landlord has given Tenant written notice under this Section 20.1(a) on more than two (2) occasions during the twelve (12) month interval preceding such failure by Tenant;

(b) If Tenant shall fail to execute and deliver to Landlord an estoppel certificate pursuant to Section 16 above or a subordination and attornment agreement pursuant to Section 22 below, within the timeframes set forth therein

(c) If Tenant shall fail to maintain any insurance required hereunder;

(d) If Tenant shall fail to restore the Security Deposit to its original amount or deliver a replacement Letter of Credit as required under Section 7 above;

(e) If Tenant causes or suffers any release of Hazardous Materials in or near the Property;

(f) If Tenant shall make a Transfer in violation of the provisions of Section 13 above, or if any event shall occur or any contingency shall arise whereby this Lease, or the term and estate thereby created, would (by operation of law or otherwise) devolve upon or pass to any person, firm or corporation other than Tenant, except as expressly permitted under Section 13 hereof;

(g) The failure by Tenant to observe or perform any of the covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified above, and such failure continues for more than thirty (30) days after notice thereof from Landlord; provided, further, that if the nature of Tenant’s default is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant shall commence such cure within said thirty (30) day period and thereafter diligently prosecute such cure to completion, which completion shall occur not later than ninety (90) days from the date of such notice from Landlord;

(h) Tenant shall be involved in financial difficulties as evidenced by an admission in writing by Tenant of Tenant’s inability to pay its debts generally as they become due, or by the making or offering to make a composition of its debts with its creditors;

(i) Tenant shall make an assignment or trust mortgage, or other conveyance or transfer of like nature, of all or a substantial part of its property for the benefit of its creditors,

(j) the leasehold hereby created shall be taken on execution or by other process of law and shall not be revested in Tenant within thirty (30) days thereafter;

(k) a receiver, sequesterer, trustee or similar officer shall be appointed by a court of competent jurisdiction to take charge of all or any part of Tenant’s Property and such appointment shall not be vacated within thirty (30) days;

(l) any proceeding shall be instituted by or against Tenant pursuant to any of the provisions of any Act of Congress or State law relating to bankruptcy, reorganizations, arrangements, compositions or other relief from creditors, and, in the case of any proceeding instituted against it, if Tenant shall fail to have such proceedings dismissed within thirty (30) days or if Tenant is adjudged bankrupt or insolvent as a result of any such proceeding.

With respect to any defaults set forth in subsections (b), (c), (d), (e) and (f) above, if Tenant shall fail to cure the default within the respective required timeframes set forth in this Lease, and such failure shall continue for three (3) business days after Tenant’s receipt of a Reminder Notice (as defined below), then such events shall be deemed to be an Event of Default. For purposes hereof, a “Reminder Notice” shall be a notice from Landlord to Tenant that states in bold faced capital letters at the top of the first page thereof the following: “TENANT’S FAILURE TO CURE DEFAULT WITHIN THREE (3) BUSINESS DAYS AFTER RECEIPT OF THIS NOTICE SHALL CONSTITUTE AN EVENT OF DEFAULT.”

20.2 Remedies. Upon an Event of Default, Landlord may, by notice to Tenant, elect to terminate this Lease; and thereupon (and without prejudice to any remedies which might otherwise be available for arrears of Rent or preceding breach of covenant or agreement and without prejudice to Tenant’s liability for damages as hereinafter stated), upon the giving of such notice, this Lease shall terminate as of the date specified therein as though that were the Expiration Date. Upon such termination, Landlord shall have the right to utilize the Security Deposit or draw down the entire Letter of Credit, as applicable, and apply the proceeds thereof to its damages hereunder. Without being taken or deemed to be guilty of any manner of trespass or conversion, and without being liable to indictment, prosecution or damages therefor, Landlord may, by lawful process, enter into and upon the Premises (or any part thereof in the name of the whole); repossess the same, as of its former estate; and expel Tenant and those claiming under Tenant. The words “re-entry” and “re-enter” as used in this Lease are not restricted to their technical legal meanings.

20.3 Damages—Termination.

(a) Upon the termination of this Lease under the provisions of this Section 20, Tenant shall pay to Landlord Rent up to the time of such termination, shall continue to be liable for any preceding breach of covenant, and in addition, shall pay to Landlord as damages, at the election of Landlord, either:

(i) the amount (discounted to present value at the rate of five percent (5%) per annum) by which, at the time of the termination of this Lease (or at any time thereafter if Landlord shall have initially elected damages under Section 20.3(a)(ii) below), (x) the aggregate of Rent projected over the period commencing with such termination and ending on the Expiration Date, exceeds (y) the aggregate projected rental value of the Premises for such period, taking into account a reasonable time period during which the Premises shall be unoccupied, plus all Reletting Costs (hereinafter defined); or

(ii) amounts equal to Rent which would have been payable by Tenant had this Lease not been so terminated, payable upon the due dates therefor specified herein following such termination and until the Expiration Date, provided, however, if Landlord shall re-let the Premises during such period, that Landlord shall credit Tenant with the net rents received by Landlord from such re-letting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such re-letting the expenses incurred or paid by Landlord in terminating this Lease, as well as the expenses of re-letting, including altering and preparing the Premises for new tenants, brokers’ commissions, and all other similar and dissimilar expenses properly chargeable against the Premises and the rental therefrom (collectively, “Reletting Costs”), it being understood that any such re-letting may be for a period equal to or shorter or longer than the remaining Term; and provided, further, that (x) in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord hereunder and (y) in no event shall Tenant be entitled in any suit for the collection of damages pursuant to this Section 20.3(a)(ii) to a credit in respect of any net rents from a re-letting except to the extent that such net rents are actually received by Landlord prior to the commencement of such suit. If the Premises or any part thereof should be re-let in combination with other space, then proper apportionment on a square foot area basis shall be made of the rent received from such re-letting and of the expenses of re-letting.

(b) In calculating the amount due under Section 20.3(a)(i), above, there shall be included, in addition to the Base Rent, all other considerations agreed to be paid or performed by Tenant, including without limitation Tenant’s Share of Operating Costs and Taxes, on the assumption that all such amounts and considerations would have increased at the rate of four percent (4%) per annum for the balance of the full term hereby granted.

(c) Suit or suits for the recovery of such damages, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the Term would have expired if it had not been terminated hereunder.

(d) Nothing herein contained shall be construed as limiting or precluding the recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any Event of Default hereunder.

20.4 Landlord’s Self-Help; Fees and Expenses. If Tenant shall default in the performance of any covenant on Tenant’s part to be performed in this Lease contained, including without limitation the obligation to maintain the Premises in the required condition pursuant to Section 10.1 above, Landlord may, upon reasonable advance notice, except that no notice shall be required in an emergency, immediately, or at any time thereafter, perform the same for the account of Tenant. Tenant shall pay to Landlord within thirty (30) days of Landlord’s demand therefor any costs incurred by Landlord in connection therewith, together with interest at the Default Rate until paid in full. In addition, Tenant shall pay all of Landlord’s costs and expenses, including without limitation reasonable attorneys’ fees, incurred (i) in enforcing any obligation of Tenant under this Lease or (ii) as a result of Landlord or any of the Landlord Parties, without its fault, being made party to any litigation pending by or against any of the Tenant Parties.

20.5 Waiver of Redemption, Statutory Notice and Grace Periods. Tenant does hereby waive and surrender all rights and privileges which it might have under or by reason of any present or future Legal Requirements to redeem the Premises or to have a continuance of this Lease for the Term hereby demised after being dispossessed or ejected therefrom by process of law or under the terms of this Lease or after the termination of this Lease as herein provided. Except to the extent prohibited by Legal Requirements, any statutory notice and grace periods provided to Tenant by law are hereby expressly waived by Tenant.

20.6 Landlord’s Remedies Not Exclusive. The specified remedies to which Landlord may resort hereunder are cumulative and are not intended to be exclusive of any remedies or means of redress to which Landlord may at any time be lawfully entitled, and Landlord may invoke any remedy (including the remedy of specific performance) allowed at law or in equity as if specific remedies were not herein provided for.

20.7 No Waiver. Landlord’s failure to seek redress for violation, or to insist upon the strict performance, of any covenant or condition of this Lease, or any of the Rules and Regulations promulgated hereunder, shall not prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of Rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. The failure of Landlord to enforce any of such Rules and Regulations against Tenant and/or any other tenant in the Building shall not be deemed a waiver of any such Rules and Regulations. No provisions of this Lease shall be deemed to have been waived by either party unless such waiver be in writing signed by such party. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent herein stipulated shall be deemed to be other than on account of the stipulated Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy in this Lease provided.

20.8 Restrictions on Tenant’s Rights. During the continuation of any Event of Default, (a) Landlord shall not be obligated to provide Tenant with any notice pursuant to Sections 2.3 and 2.4 above; and (b) Tenant shall not have the right to make, nor to request Landlord’s consent or approval with respect to, any Alterations or Transfers.

20.9 Landlord Default. Notwithstanding anything to the contrary contained in the Lease, Landlord shall in no event be in default in the performance of any of Landlord’s obligations under this Lease unless Landlord shall have failed to perform such obligations within thirty (30) days (or such additional time as is reasonably required to correct any such default, provided Landlord commences cure within 30 days) after notice by Tenant to Landlord properly specifying wherein Landlord has failed to perform any such obligation. Except as expressly set forth in this Lease, Tenant shall not have the right to terminate or cancel this Lease or to withhold rent or to set-off or deduct any claim or damages against rent as a result of any default by Landlord or breach by Landlord of its covenants or any warranties or promises hereunder, except in the case of a wrongful eviction of Tenant from the Premises (constructive or actual) by Landlord, and then only if the same continues after notice to Landlord thereof and an opportunity for Landlord to cure the same as set forth above. In addition, Tenant shall not assert any right to deduct the cost of repairs or any monetary claim against Landlord from rent thereafter due and payable under this Lease.

21. SURRENDER; ABANDONED PROPERTY; HOLD-OVER

21.1 Surrender

(a) Upon the expiration or earlier termination of the Term, Tenant shall (i) peaceably quit and surrender to Landlord the Premises (including without limitation all fixed lab benches, fume hoods, electric, plumbing, heating and sprinkling systems, fixtures and outlets, vaults, paneling, molding, shelving, radiator enclosures, cork, rubber, linoleum and composition floors, ventilating, silencing, air conditioning and cooling equipment therein and all other furniture, fixtures, and equipment that were either provided by Landlord or paid for in whole or in part by any allowance provided to Tenant by Landlord under this Lease) broom clean, in good order, repair and condition excepting only ordinary wear and tear and damage by fire or other insured Casualty; (ii) remove all of Tenant’s Property, all autoclaves and cage washers and, to the extent specified by Landlord, Alterations made by Tenant (Landlord hereby agreeing to make such election at the time that Landlord approves any Alteration if so requested by Tenant in writing at the time that Tenant requests that Landlord approve the plans and specifications for such Alteration); and (iii) repair any damages to the Premises or the Building caused by the installation or removal of Tenant’s Property and/or such Alterations. Tenant’s obligations under this Section 21.1(a) shall survive the expiration or earlier termination of this Lease.

(b) Prior to the expiration of this Lease (or within thirty (30) days after any earlier termination), Tenant shall clean and otherwise decommission all interior surfaces (including floors, walls, ceilings, and counters), piping, supply lines, waste lines, acid neutralization systems and plumbing in and/or exclusively serving the Premises, and all exhaust or other ductwork in and/or exclusively serving the Premises, in each case which has carried or released or been contacted by any Hazardous Materials or other chemical or biological materials used in the operation of the Premises, and shall otherwise clean the Premises so as to permit the Surrender Plan (defined below) to be issued. At least thirty (30) days prior to the expiration of the Term (or, if applicable, within five (5) business days after any earlier termination of this Lease), Tenant shall deliver to Landlord a reasonably detailed narrative description of the actions proposed (or required by any Legal Requirements) to be taken by Tenant in order to render the Premises (including any Alterations permitted or required by Landlord to remain therein) free of Hazardous Materials and otherwise released for unrestricted use and occupancy including without limitation causing the Premises to be decommissioned in accordance with the regulations of the U.S. Nuclear Regulatory Commission and/or the Massachusetts Department of Public health (the “MDPH”) for the control of radiation, and cause the Premises to be released for unrestricted use by the Radiation Control Program of the MDPH (the “Surrender Plan”). The Surrender Plan (i) shall be accompanied by a current list of (A) all Required Permits held by or on behalf of any Tenant Party with respect to Hazardous Materials in, on, under, at or about the Premises, and (B) Tenant’s Hazardous Materials, and (ii) shall be subject to the review and approval of Landlord’s environmental consultant. In connection with review and approval of the Surrender Plan, upon request of Landlord, Tenant shall deliver to Landlord or its consultant such additional non-proprietary information concerning the use of and operations within the Premises as Landlord shall request. On or before the expiration of the Term (or within thirty (30) days after any earlier termination of this Lease, during which period Tenant’s use and occupancy of the Premises shall be governed by Section 21.3 below), Tenant shall (i) perform or cause to be performed all actions described in the approved Surrender Plan, and (ii) deliver to Landlord a certification from a third party certified industrial hygienist reasonably acceptable to Landlord certifying that the Premises do not contain any Hazardous Materials and evidence that the approved Surrender Plan shall have been satisfactorily completed by a contractor acceptable to Landlord, and Landlord shall have the right, subject to reimbursement at Tenant’s expense as set forth below, to cause Landlord’s environmental consultant to inspect the Premises and perform such additional procedures as may be deemed reasonably necessary to confirm that the Premises are, as of the expiration of the Term (or, if applicable, the date which is thirty (30) days after any earlier termination of this Lease), free of Hazardous Materials and otherwise available for unrestricted use and occupancy as aforesaid. Landlord shall have the unrestricted right to deliver the Surrender Plan and any report by Landlord’s environmental consultant with respect to the surrender of the Premises to third parties. Such third parties and the Landlord Parties shall be entitled to rely on the Surrender Report. If Tenant shall fail to prepare or submit a Surrender Plan approved by Landlord, or if Tenant shall fail to complete the approved Surrender Plan, or if such Surrender Plan, whether or not approved by Landlord, shall fail to adequately address the use of Hazardous Materials by any of the Tenant Parties in, on, at, under or about the Premises, (A) Landlord shall have the right to take any such actions as Landlord may deem reasonable or appropriate to assure that the Premises and the Property are surrendered in the condition required hereunder, the cost of which actions shall be reimbursed by Tenant as Additional Rent within thirty (30) days of Landlord’s written demand; and (B) if the Term shall have ended, unless and until Landlord elects to take such actions to assure that the Premises are surrendered in the condition required hereunder, Tenant shall be deemed to be a holdover tenant subject to the provisions of Section 21.3 below until the date on which Tenant delivers the Surrender Report (in the form required hereunder) to Landlord. Tenant’s obligations under this Section 21.1(b) shall survive the expiration or earlier termination of the Term.

(c) No act or thing done by Landlord during the Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid, unless in writing signed by Landlord. Unless otherwise agreed by the parties in writing, no employee of Landlord or of Landlord’s agents shall have any power to accept the keys of the Premises prior to the expiration or earlier termination of this Lease. The delivery of keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of this Lease or a surrender of the Premises.

(d) Notwithstanding anything to the contrary contained herein, Tenant shall, at its sole cost and expense, remove from the Premises, prior to the end of the Term, any item installed by or for Tenant and which, pursuant to Legal Requirements, must be removed therefrom before the Premises may be used by a subsequent tenant.

(e) Notwithstanding anything to the contrary herein contained. Landlord agrees that: (i) Tenant shall not be required to remove any other Alteration to the Premises (whether such Alteration arise from a Change to Landlord’s Work or a future Alteration made by Tenant), unless Landlord so advises Tenant at the time that Landlord approves Tenant’s plans and specifications for such Alteration, and, in Landlord’s reasonable judgment, such Alteration: (x)

adversely affect the general utility of the Building for use by prospective and future tenants, and (y) require additional expense to readapt the Premises to normal use as a biotechnology office and research and development facility. For avoidance of doubt, Tenant shall, on or before the expiration or prior termination of the Term of the Lease, be required to remove: (i) all equipment installed by Tenant in the Premises or elsewhere on the Property, (ii) Tenant’s Property, as defined in Section 14.1(b), and (iii) the Structural Work.

21.2 Abandoned Property. After the expiration or earlier termination hereof, if Tenant fails to remove any property from the Building or the Premises which Tenant is obligated by the terms of this Lease to remove within five (5) business days after written notice from Landlord, such property (the “Abandoned Property”) shall be conclusively deemed to have been abandoned, and may either be retained by Landlord as its property or sold or otherwise disposed of in such manner as Landlord may see fit. If any item of Abandoned Property shall be sold, Tenant hereby agrees that Landlord may receive and retain the proceeds of such sale and apply the same, at its option, to the expenses of the sale, the cost of moving and storage, any damages to which Landlord may be entitled under Section 20 hereof or pursuant to law, and to any arrears of Rent.

21.3 Holdover. If any of the Tenant Parties holds over (which term shall include, without limitation, the failure of Tenant or any Tenant Party to perform all of its obligations under Section 21.1 above) after the end of the Term, Tenant shall be deemed a tenant-at-sufferance subject to the provisions of this Lease. Whether or not Landlord has previously accepted payments of Rent from Tenant:

(i) Tenant shall pay Base Rent at the Holdover Percentage, as hereinafter defined, of the highest rate of Base Rent payable during the Term,

(ii) Tenant shall continue to pay to Landlord all Additional Rent, and

(iii) in the event such hold over extends beyond sixty (60) days after the end of the Term, Tenant shall be liable for all damages, including without limitation lost business and consequential damages, incurred by Landlord as a result of such holding over, Tenant hereby acknowledging that Landlord may need the Premises after the end of the Term for other tenants and that the damages which Landlord may suffer as the result of Tenant’s holding over cannot be determined as of the Execution Date. The “Hold Over Percentage” shall be 150% for the first thirty (30) days of such holdover, and 200% for any period of hold over after the first thirty (30) days. Nothing contained herein shall grant Tenant the right to holdover after the expiration or earlier termination of the Term.

21.4 Warranties. Tenant hereby assigns to Landlord any warranties in effect on the last day of the Term with respect to any fixtures and Alterations installed in the Premises. Tenant shall provide Landlord with copies of any such warranties prior to the expiration of the Term (or, if the Lease is earlier terminated, within five (5) days thereafter).

22. MORTGAGEE RIGHTS

22.1 Subordination. Tenant’s rights and interests under this Lease shall be (i) subject and subordinate to any ground lease, overleases, mortgage, deed of trust, or similar instrument covering the Premises, the Building and/or the Land and to all advances, modifications, renewals, replacements, and extensions thereof (each of the foregoing, a “Mortgage”), so long as the applicable Mortgagee and Tenant execute a commercially reasonable subordination, non-disturbance and attornment agreement (“SNDA”), (the form of SNDA attached hereto as Exhibit 11 being deemed commercially reasonable) or (ii) if any Mortgagee elects, prior to the lien of any present or future Mortgage, or (ii) if any Mortgagee elects, prior to the lien of any present or future Mortgage. Tenant further shall attorn to and recognize any successor landlord, whether through foreclosure or otherwise, as if the successor landlord were the originally named landlord. The provisions of this Section 22.1 shall be self-operative and no further instrument shall be required to effect such subordination or attornment; however, Tenant agrees to execute, acknowledge and deliver such instruments, confirming such subordination and attornment in such form as shall be requested by any such holder within fifteen (15) days of request therefor. Simultaneously with the execution and delivery of this Lease, Landlord, Tenant and Landlord’s current Mortgagee shall enter into an SNDA in form reasonably acceptable to such parties.

22.2 Notices. Tenant shall give each Mortgagee the same notices given to Landlord concurrently with the notice to Landlord, and each Mortgagee shall have a reasonable opportunity thereafter to cure a Landlord default, and Mortgagee’s curing of any of Landlord’s default shall be treated as performance by Landlord.

22.3 Mortgagee Consent. Tenant acknowledges that, where applicable, any consent or approval hereafter given by Landlord may be subject to the further consent or approval of a Mortgagee; and the failure or refusal of such Mortgagee to give such consent or approval shall, notwithstanding anything to the contrary in this Lease contained, constitute reasonable justification for Landlord’s withholding its consent or approval.

22.4 Mortgagee Liability. Tenant acknowledges and agrees that if any Mortgage shall be foreclosed, (a) the liability of the Mortgagee and its successors and assigns shall exist only so long as such Mortgagee or purchaser is the owner of the Premises, and such liability shall not continue or survive after further transfer of ownership; and (b) subject to the last sentence of this Section 22.4, such Mortgagee and its successors or assigns shall not be (i) liable for any act or omission of any prior lessor under this Lease; (ii) liable for the performance of Landlord’s covenants pursuant to the provisions of this Lease which arise and accrue prior to such entity succeeding to the interest of Landlord under this Lease or acquiring such right to possession; (iii) subject to any offsets or defense which Tenant may have at any time against Landlord; (iv) bound by any base rent or other sum which Tenant may have paid previously for more than one (1) month; or (v) liable for the performance of any covenant of Landlord under this Lease which is capable of performance only by the original Landlord. Notwithstanding the foregoing: (x) nothing shall relieve any Mortgagee, purchaser at foreclosure, or grantee of a deed in lieu of foreclosure from: (i) any liability which it has party-Landlord from and after the date (“Succession Date”) which it succeeds to Landlord’s interest under the Lease either by acquiring title to the Premises or possession of the Premises, and (y) any obligation which Landlord has to perform repairs or maintenance under the Lease based upon the fact that the need for such repairs or maintenance first arose after the Succession Date.

23. QUIET ENJOYMENT. Landlord covenants that so long as Tenant keeps and performs each and every covenant, agreement, term, provision and condition herein contained on the part and on behalf of Tenant to be kept and performed, Tenant shall peaceably and quietly hold, occupy and enjoy the Premises during the Term from and against the claims of all persons lawfully claiming by, through or under Landlord subject, nevertheless, to the covenants, agreements, terms, provisions and conditions of this Lease, any matters of record or of which Tenant has knowledge and to any Mortgage to which this Lease is subject and subordinate, as hereinabove set forth.

24. NOTICES. Any notice, consent, request, bill, demand or statement hereunder (each, a “Notice”) by either party to the other party shall be in writing and shall be deemed to have been duly given when either delivered by hand or by nationally recognized overnight courier (in either case with evidence of delivery or refusal thereof) addressed as follows:

If to Landlord:             King 4 Hartwell Place, LLC

800 Boylston Street, Suite 1570

Boston, MA 02199

c/o King Street Properties

800 Boylston Street, Suite 1570

Boston, MA 02199

With a copy to:            Goulston & Storrs PC

400 Atlantic Avenue

Boston, MA 02110

Attention: Raymond M. Kwasnick, Esquire

If to Tenant:                 Codiak Biosciences, Inc.

500 Technology Square, 9th Floor

Cambridge, MA 02139

Attn: Andrea DiFabio

Notwithstanding the foregoing, any notice from Landlord to Tenant regarding ordinary business operations (e.g., exercise of a right of access to the Premises, maintenance activities, invoices, etc.) may also be given by written notice delivered by email to those parties listed in Section 2.4. Either party may at any time change the address or specify an additional address for such Notices by delivering or mailing, as aforesaid, to the other party a notice stating the change and setting forth the changed or additional address, provided such changed or additional address is within the United States. Notices shall be effective upon the date of receipt or refusal thereof. The parties hereby acknowledge that Tenant is required, pursuant to Section 22.2 hereof to give each Mortgagee the same notices given to Landlord concurrently with the notice to Landlord.

25. MISCELLANEOUS

25.1 Separability. If any provision of this Lease or portion of such provision or the application thereof to any person or circumstance is for any reason held invalid or unenforceable, the remainder of this Lease (or the remainder of such provision) and the application thereof to other persons or circumstances shall not be affected thereby.

25.2 Captions. The captions are inserted only as a matter of convenience and for reference, and in no way define, limit or describe the scope of this Lease nor the intent of any provisions thereof.

25.3 Broker. Tenant and Landlord each warrants and represents that it has dealt with no broker in connection with the consummation of this Lease other than Colliers International (the “Broker”). Tenant and Landlord each agrees to defend, indemnify and save the other harmless from and against any Claims arising in breach of the representation and warranty set forth in the immediately preceding sentence. Landlord shall be solely responsible for the payment of any brokerage commissions to Broker.

25.4 Entire Agreement. This Lease, Lease Summary Sheet and Exhibits 1-11 attached hereto and incorporated herein contain the entire and only agreement between the parties and any and all statements and representations, written and oral, including previous correspondence and agreements between the parties hereto, are merged herein. Tenant acknowledges that all representations and statements upon which it relied in executing this Lease are contained herein and that Tenant in no way relied upon any other statements or representations, written or oral. This Lease may not be modified orally or in any manner other than by written agreement signed by the parties hereto.

25.5 Governing Law. This Lease is made pursuant to, and shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts and any applicable local municipal rules, regulations, by-laws, ordinances and the like.

25.6 Representation of Authority. By his or her execution hereof, each of the signatories on behalf of the respective parties hereby warrants and represents to the other that he or she is duly authorized to execute this Lease on behalf of such party. Upon Landlord’s request, Tenant shall provide Landlord with evidence that any requisite resolution, corporate authority and any other necessary consents have been duly adopted and obtained.

25.7 Expenses Incurred by Landlord Upon Tenant Requests.

(a) Tenant shall, upon demand, reimburse Landlord for all reasonable expenses, including, without limitation, legal fees, incurred by Landlord in connection with all requests by Tenant for consents, approvals or execution of collateral documentation related to this Lease, including, without limitation, costs incurred by Landlord in the review and approval of Tenant’s plans and specifications in connection with proposed Alterations to be made by Tenant to the Premises or in connection with requests by Tenant for Landlord’s consent to make a Transfer. Such costs shall be deemed to be Additional Rent under this Lease.

Notwithstanding the foregoing: (i) the amount of legal fees which Tenant is required to reimburse Landlord with respect to any Transfer shall not exceed the Transfer Legal Fee Cap, as hereinafter defined, with respect to such Transfer, and (ii) with respect any request by Tenant to review and approve Tenant’s plans and specifications with respect to any Alteration, Tenant shall only be required to reimburse Landlord for third party consultants engaged by Landlord to review such plans and specifications as Landlord, in good faith determines is necessary (e.g., reviews by structure engineers, MEP engineers, etc.). The “Transfer Legal Fees Cap” shall be defined as $2,500.00, except that (a) the Transfer Legal Fees Cap shall increase by $500 every fifth (5th) anniversary of the Premises Base Rent Commencement Date, and (b) the Transfer Legal Fees Cap shall not apply to Tenant’s request for Landlord’s approval of any sub-sublease of any tier.

(b) In the case of litigation or other legal proceeding between Landlord and Tenant relating to the provisions of this Lease or Tenant’s occupancy of the Premises, the losing party shall, upon demand, reimburse the prevailing party for its reasonable costs of prosecuting and/or defending such proceeding (including, without limitation, reasonable attorneys’ fees).

25.8 Survival. Without limiting any other obligation of Tenant which may survive the expiration or prior termination of the Term, all obligations on the part of Tenant to indemnify, defend, or hold Landlord harmless, as set forth in this Lease shall survive the expiration or prior termination of the Term.

25.9 Limitation of Liability.

(a) Limitation on Landlord’s Liability. Tenant shall neither assert nor seek to enforce any claim against Landlord or any of the Landlord Parties, or the assets of any of the Landlord Parties, for breach of this Lease or otherwise, other than against Landlord’s interest in the Building and in the uncollected rents, issues and profits thereof, and Tenant agrees to look solely to such interest for the satisfaction of any liability of Landlord under this Lease. This Section 25.9 shall not limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord. Landlord and Tenant specifically agree that in no event shall any officer, director, trustee, employee or representative of Landlord or any of the other Landlord Parties ever be personally liable for any obligation under this Lease, nor shall Landlord or any of the other Landlord Parties be liable for consequential or incidental damages or for lost profits whatsoever in connection with this Lease.

(b) Limitation on Tenant’s Liability. Landlord shall neither assert nor seek to enforce any claim against Tenant or any of the Tenant Parties for breach of this Lease or otherwise, other than against the assets and property of Tenant, the Cash Security Deposit and/or the Letter of Credit, and Landlord agrees to look solely to such assets and property and the Cash Security Deposit and/or the Letter of Credit for the satisfaction of any liability of Tenant or any Tenant Parties under this Lease. This Section 25.9(b) shall not limit any right that Landlord might otherwise have to obtain injunctive relief against Tenant. Landlord and Tenant specifically agree that in no event: (i) any officer, director, trustee, employee or representative of Tenant or any of the other Tenant Parties ever be personally liable for any obligation under this Lease, and (ii) Tenant or any of the other Tenant Parties be liable for consequential or incidental damages or for lost profits whatsoever in connection with this Lease, except that nothing in this Section 26.9(b) shall limit or affect any liability or obligation which Tenant may have in the event of any breach by Tenant of its obligations under either Section 17 (Hazardous Materials) or Section 21.1 (Surrender) or Section 21.3 (Holdover).

25.10 Binding Effect. The covenants, agreements, terms, provisions and conditions of this Lease shall bind and benefit the successors and assigns of the parties hereto with the same effect as if mentioned in each instance where a party hereto is named or referred to, except that no violation of the provisions of Section 13 hereof shall operate to vest any rights in any successor or assignee of Tenant. A facsimile signature on this Lease shall be equivalent to, and have the same force and effect as, an original signature.

25.11 Landlord Obligations upon Transfer. Upon any sale, transfer or other disposition of the Building, Landlord shall be entirely freed and relieved from the performance and observance thereafter of all covenants and obligations hereunder on the part of Landlord to be performed and observed, it being understood and agreed in such event (and it shall be deemed and construed as a covenant running with the land) that the person succeeding to Landlord’s ownership of said reversionary interest shall thereupon and thereafter assume, and perform and observe, any and all of such covenants and obligations of Landlord, except as otherwise agreed in writing.

25.12 No Grant of Interest. Tenant shall not grant any interest whatsoever in any fixtures within the Premises or any item paid in whole or in part by Landlord’s Contribution or by Landlord.

25.13 UBTI. Landlord and Tenant hereby agree that it is their intent that all Rent (including without limitation, Base Rent and all Additional Rent and any other charges payable to Landlord under this Lease) shall qualify as “rents from real property” within the meaning of Section 512(b)(3) of the Internal Revenue Code of 1986, as amended (the “Code”) and the U.S. Department of the Treasury Regulations promulgated thereunder (the “Regulations”). In the event that (a) the Code or the Regulations, or interpretations thereof by the Internal Revenue Service contained in revenue rulings or other similar public pronouncements, shall be changed so that any Rent no longer qualifies as “rent from real property” for purposes of said Section 512(b)(3), or (b) Landlord, in its sole discretion, determines that there is any risk that all or part of any Rent shall not qualify as “rents from real property” for the purposes of said Section 512(b)(3), Tenant agrees to cooperate with Landlord and enter into such amendment(s) to this Lease as Landlord deems necessary to qualify all Rent as “rents from real property,” provided, however, that (i) any amendment required under this Section 25.13 shall be made so as to produce, to the extent possible, the equivalent (in economic terms) Rent as payable before the amendment(s), and (ii) in the event that Landlord determines that an amendment cannot produce economically equivalent Rent as described in clause (i), the Rent payable under any such amendment(s) shall not be less favorable to Tenant than the Rent payable under this Lease immediately prior to such amendment(s). The parties agree to execute such further commercially reasonable instrument(s) as may reasonably be required by Landlord in order to give effect to the foregoing provisions of this Section 25.13.

25.14 Percentage Rent. Tenant expressly covenants and agrees not to enter into any sublease, transfer or assignment of this Lease (including, for avoidance of doubt, any Transfer to an Affiliated Entity or Successor under Section 13.6) that provides for rental or other payment for such use, occupancy or utilization based in whole or in part on the income or profits derived by any person from the property leases, used, occupied or utilized (other than an amount based on a fixed percentage or percentages of receipts or sales) and that any such purported sublease or assignment shall be absolutely void and ineffective as a conveyance of any right or interest in the possession use, occupancy, or utilization of any part of the Premises.

25.15. Financial Information. Tenant shall deliver to Landlord, within ten (10) business days after Landlord’s request (“Financial Information Request”), Tenant’s most recently completed balance sheet and related statements of income, shareholder’s equity and cash flows (audited if available) prepared and certified by an independent certified public accountant and certified by an officer of Tenant as being true and correct in all material respects. Landlord may make a Financial Information Request only one time during any twelve (12) month period, except that Landlord may make a second Financial Information Request during a twelve (12) month period in connection with a proposed a sale or refinancing of the Building. Any such financial information may be relied upon by Landlord, any actual or potential lessor, purchaser, or mortgagee of the Property or any portion thereof.

25.16 No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Property, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

25.17 OFAC Certificate and Indemnity. Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 10756, the “Patriot Act”) prohibit certain property transfers. Tenant hereby represents and warrants to Landlord (which representations and warranties shall be deemed to be continuing and re-made at all times during the Term) that neither Tenant, nor, to Tenant’s knowledge, nor any stockholder, manager, beneficiary, partner, or principal of Tenant is subject to the Executive Order, that none of them is listed on the United States Department of the Treasury Office of Foreign Assets Control (“OFAC”) list of “Specially Designated Nationals and Blocked Persons” as modified from time to time, and that none of them is otherwise subject to the provisions of the Executive Order or the Patriot Act. As of the Execution Date, the most current list of “Specially Designated Nationals and Blocked Persons” can be found at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html. Tenant shall from time to time, within ten (10) days after request by Landlord, deliver to Landlord any certification or other evidence requested from time to time by Landlord in its reasonable discretion, confirming Tenant’s compliance with these provisions. No assignment or subletting shall be effective unless and until the assignee or subtenant thereunder delivers to Landlord written confirmation of such party’s compliance with the provisions of this subsection, in form and content satisfactory to Landlord. If for any reason the representations and warranties set forth in this subsection, or any certificate or other evidence of compliance delivered to Landlord hereunder, is untrue in any respect when made or delivered, or thereafter becomes untrue in any respect, then an Event of Default hereunder shall be deemed to occur immediately, and there shall be no opportunity to cure. Tenant shall indemnify, defend with counsel reasonably acceptable to Landlord, and hold Landlord harmless from and against, any and all Claims arising from or related to the breach of any of the foregoing representations, warranties, and duties of Tenant. The provisions of this subsection shall survive the expiration or earlier termination of this Lease for the longest period permitted by law.

25.18 Confidentiality. Tenant acknowledges and agrees that the terms of this Lease are confidential. Disclosure of the terms hereof could adversely affect the ability of Landlord to negotiate other leases with respect to the Building and may impair Landlord’s relationship with other tenants of the Building. Tenant shall not disclose the terms and conditions of this Lease (“Landlord’s Confidential Information”) to any other person or entity without the prior written consent of Landlord which may be given or withheld by Landlord, in Landlord’s sole discretion, except as required for financial disclosures or securities filings, as required by the order of any court or public body with authority over Tenant, or in connection with any litigation between Landlord and Tenant with respect this Lease or to Tenant’s partners, officers, directors, employees, brokers, attorneys, or as may be required as part of any financing or Tenant’s normal course of business, provided that any recipient from Tenant of Landlord Confidential Information is required by Tenant to keep Landlord’s Confidential Information confidential in accordance with the terms of this Section 25.18. It is understood and agreed that damages alone would be an inadequate remedy for the breach of this provision by Tenant, and Landlord shall also have the right to seek specific performance of this provision and to seek injunctive relief to prevent its breach or continued breach.

25.19 Force Majeure. Other than Tenant’s obligations under this Lease that can be performed by the payment of money (e.g., payment of Rent and maintenance of insurance), whenever a period of time is herein prescribed for action to be taken by either party hereto, such party shall not be liable or responsible for, and there shall be excluded from the computation of any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, acts of terrorism, governmental laws, regulations, or restrictions, or any other causes of any kind whatsoever which are beyond the control of such party (collectively “Force Majeure”). In no event shall financial inability of a party be deemed to be Force Majeure.

25.20 Condition to Lease. Reference is made to the fact that Landlord is negotiating in good faith to enter into an agreement with the Existing Tenant to terminate the Existing Tenant’s Lease as of June 30, 2019. Either party shall have the right, exercisable upon written notice to the other party, to render the Lease void and without force or effect, unless both of the following events occur on or before March 15, 2019:

A. Tenant executes and delivers to Landlord the foregoing Lease; and

B. Existing Tenant executes and delivers to Landlord an agreement, in form and substance acceptable to Landlord, whereby Existing Tenant agrees to terminate the term of the Existing Tenant’s Lease as of June 30, 2019.

IN WITNESS WHEREOF the parties hereto have executed this Lease as a sealed instrument as of the Execution Date.

LANDLORD

KING 4 HARTWELL PLACE, LLC,
a Delaware limited liability company

By:	King Maris LLC, its operating partner

	By:	King Street Properties Investments LLC, its manager

		By:	/s/ Stephen D. Lynch
Stephen D. Lynch, manager

TENANT

CODIAK BIOSCIENCES, INC., a Delaware corporation

By:	/s/ Douglas E. Williams
	Name:	Douglas E. Williams
	Title:	Chief Executive Officer

EXHIBIT 1

LEASE PLAN

EXHIBIT 1A

RESERVED PARKING SPACES

EXHIBIT 2

LEGAL DESCRIPTION

EXHIBIT 3

EXISTING TENANT’S DECOMMISSIONING OBLIGATIONS

Tenant shall deliver to Landlord a narrative description of the actions proposed (or required by any Legal Requirements) to be taken by Tenant in order to render the Premises (including any Alterations permitted or required by Landlord to remain therein) free of Hazardous Materials and otherwise released for unrestricted use and occupancy (the “Surrender Plan”). The Surrender Plan (i) shall be accompanied by a current list of (A) all Required Permits held by or on behalf of any of Tenant or any of the Tenant Parties with respect to Hazardous Materials in, on, under, at or about the Premises, and (B) Tenant’s Hazardous Materials, and (ii) shall be subject to the review and approval of Landlord’s environmental consultant, which approval shall not be unreasonably withheld, conditioned or delayed. In connection with review and approval of the Surrender Plan, upon request of Landlord, Tenant shall deliver to Landlord or its consultant such additional non-proprietary information concerning the use of and operations within the Premises as Landlord shall reasonably request (it being understood that Tenant shall not be required to disclose any information if such disclosure is prohibited by a confidentiality agreement to which Tenant is a party). Tenant shall (i) perform or cause to be performed all actions described in the approved Surrender Plan, and (ii) deliver to Landlord a certification from a certified industrial hygienist reasonably acceptable to Landlord certifying that the Premises do not contain any Hazardous Materials and evidence that the approved Surrender Plan shall have been satisfactorily completed by a contractor acceptable to Landlord, and Landlord shall have the right, subject to reimbursement at Tenant’s expense to cause Landlord’s environmental consultant to inspect the Premises and perform such additional procedures as may be deemed reasonably necessary to confirm that the Premises are, as of the Execution Date of this Lease, free of Hazardous Materials and otherwise available for unrestricted use and occupancy. Landlord shall have the unrestricted right to deliver the Surrender Plan and any report by Landlord’s environmental consultant with respect to the surrender of the Premises to third parties. Such third parties and the Landlord Parties shall be entitled to rely on the Surrender Report.

EXHIBIT 4

TENANT’S WORK; LANDLORD’S CONTRIBUTION

1. Performance of Tenant’s Work. Tenant, following the delivery of the Premises by Landlord and the full and final execution and delivery of the Lease to which this Exhibit is attached, shall have the right to perform alterations and improvements in the Premises to prepare the Premises for Tenant’s occupancy (the “Tenant’s Work”). In addition, Tenant’s Work may include Alterations to the exterior of the Building and to the roof of the Building (“Structural Work”) in order to enable Tenant to install pre-fabricated manufacturing equipment within the Premises. Landlord agrees that Landlord shall not unreasonably withhold its consent to the Structural Work; provided, however, that Landlord may, at Landlord’s election, require Tenant to remove such Structural Work and manufacturing equipment and to restore the exterior of the Building and the roof of the Building to the condition which the exterior of the Building and the roof of the Building were in immediately prior to the performance of the Structural Work. Tenant and its contractors shall not have the right to perform Tenant’s Work in the Premises unless and until Tenant has complied with all of the terms and conditions of Section 11 of the Lease, including, without limitation, approval by Landlord of the final plans for Tenant’s Work and the contractors to be retained by Tenant to perform such Tenant’s Work. Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the Premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of Tenant’s plans shall in no event relieve Tenant of the responsibility for such design. Landlord’s approval of Tenant’s plans for Tenant’s Work shall not be unreasonably withheld, conditioned or delayed. Landlord’s approval of the contractors to perform Tenant’s Work shall not be unreasonably withheld, conditioned or delayed. The parties agree that Landlord’s approval of the general contractor to perform Tenant’s Work shall not be considered to be unreasonably withheld if any such general contractor (i) does not have trade references reasonably acceptable to Landlord, (ii) does not maintain insurance as required pursuant to the terms of this Lease, (iii) does not have the ability to be bonded for the work in an amount of no less than 120% of the total estimated cost of Tenant’s Work, or (iv) is not licensed as a contractor in the Commonwealth of Massachusetts. Tenant acknowledges the foregoing is not intended to be an exclusive list of the reasons why Landlord may reasonably withhold its consent to a general contractor. Tenant shall ensure that all contractors performing Tenant’s Work include Landlord and such other parties as Landlord shall require as additional insureds on the insurance policies maintained by such contractors. Tenant shall provide to Landlord, for Landlord’s information, copies of all construction contracts for Tenant’s Work.

2. Budget and Landlord’s Share. Promptly after Landlord approves Tenant’s plans for Tenant’s Work, Tenant shall deliver to Landlord an itemized statement (the “Budget”) of the estimated hard and soft costs of Tenant’s Work (the “Estimated Cost”). Tenant shall, on a monthly basis, deliver to Landlord an updated Budget of the Estimated Cost, based upon the information then available to Tenant. “Landlord’s Share” shall be defined as follows: (i) if the Estimated Cost, as set forth in the then current Budget is less than, or equal to, the Maximum Amount of Landlord’s Contribution, as set forth in the Lease Summary Sheet, then Landlord’s Share shall be 100%, and (ii) if the Estimated Cost, as set forth in the then current Budget, is greater than the Maximum Amount of Landlord’s Contribution, then Landlord’s Share shall be equal to a fraction, expressed as a percentage, the numerator of which is the Maximum Amount of Landlord’s Contribution, and the denominator of which is the Estimated Cost, as set forth in the then current Budget.

3. Definition of Landlord’s Contribution. Subject to the terms and conditions of this Exhibit, Landlord agrees to contribute up to the Maximum Amount of Landlord’s Contribution toward the cost of performing the Tenant’s Work in preparation of Tenant’s occupancy of the Premises. Landlord’s Contribution may only be used for the costs (the “Permitted Costs”) incurred (i) in preparing design and construction documents and mechanical and electrical plans for the Tenant’s Work (collectively, the “Soft Costs”), and (ii) the hard costs in connection with the Tenant’s Work, including construction management fees, if any (collectively, the “Hard Costs”). No more than $130,949.00 of the Maximum Amount of Landlord’s Contribution may be used to pay for Soft Costs. In no event shall Permitted Costs include the cost of security, telecommunications/data equipment, A/V systems, equipment, furniture or other items of personal property of Tenant.

4. Payment Procedures. Landlord shall, subject to the provisions of this Exhibit, pay Landlord’s Share of the amount requested by Tenant pursuant to each Requisition, as hereinafter defined, to Tenant or, in the event that the contractor performing any portion of Tenant’s Work records a mechanics lien which is not timely discharged or bonded over in accordance with Section 11.4 of the Lease, to the order of such contractor, within thirty (30) days after Landlord’s receipt of such Requisition. In no event shall Landlord be required to: (i) pay more than the Maximum Amount of Landlord’s Contribution towards Permitted Costs, (ii) disburse Landlord’s Contribution more than one time per month, or (iii) pay more than the Maximum Amount of Landlord’s Contribution. Notwithstanding anything herein to the contrary, Landlord shall not be obligated to disburse any portion of Landlord’s Contribution during the continuance of an uncured monetary or material non-monetary default under the Lease, and Landlord’s obligation to disburse shall only resume when and if such default is cured. If Landlord declines to disburse any portion of Landlord’s Contribution based upon Tenant’s default as aforesaid, Tenant shall have the right, after Tenant cures such default, to resubmit a Requisition for payment of such portion of Landlord’s Contribution in accordance with the provisions of this Section 4, so long as the Lease is then in full force and effect. Landlord shall have the right, upon reasonable advance notice to Tenant, to inspect Tenant’s books and records relating to each Requisition in order to verify the amount thereof. If Landlord fails to timely pay any installment of Landlord’s Contribution pursuant to this Section 4, then Tenant may send Landlord a notice in an envelope that conspicuously states the following in bold caps: “TENANT NOTICE OF INTENTION TO EXERCISE OFF-SET” and which notice shall include an explicit statement that such notice is a notice delivered pursuant to this Section 4 and describing Landlord’s failure to make such payment and, if Landlord fails to make such payment to Tenant within ten (10) days following delivery of such notice, then Tenant may off-set against the Rent due hereunder an amount equal to such installment(s) of Landlord’s Contribution which Landlord fails to timely pay, together with interest at the Default Rate from the date on which such installment was due, until (i) Tenant is paid in full for such installment, or (ii) Landlord pays the balance of such installment to Tenant.

5. Requisition. A “Requisition” shall be defined as the following documentation: (i) an application for payment and sworn statement of contractor substantially in the form of AIA Document G-702 covering all work for which disbursement is to be made to a date specified therein; (ii) a certification from an AIA architect substantially in the form of the Architect’s Certificate for Payment which is located on AIA Document G702, Application and Certificate of Payment; (iii) Contractor’s, subcontractor’s and material supplier’s waivers of liens which shall cover all Tenant’s Work for which disbursement is being requested and all other statements and forms required for compliance with the mechanics’ lien laws of the state in which the Premises is located, together with all such invoices, contracts, or other supporting data as Landlord or Landlord’s Mortgagee may reasonably require; (iv) a cost breakdown for each trade or subcontractor performing Tenant’s Work; (v) plans and specifications for Tenant’s Work, together with a certificate from an AIA architect that such plans and specifications comply in all material respects with all laws affecting the Building, Property and Premises (to the extent that such plans, specifications and certificate have not been previously submitted by Tenant to Landlord); and (vi) a request to disburse from Tenant containing an approval by Tenant of the work done and a good faith estimate of the cost to complete Tenant’s Work. In addition, the final Requisition (i.e., after the completion of Tenant’s Work, and prior to final disbursement of Landlord’s Contribution) shall include the following documentation: (1) general contractor and architect’s completion affidavits, (2) full and final waivers of lien from all contractors, subcontractors and material suppliers, (3) receipted bills covering all labor and materials expended and used, and (4) as-built plans of Tenant’s Work.

6. Outside Draw Date. If Tenant does not submit a request for payment of the entire Landlord’s Contribution to Landlord in accordance with the provisions contained in this Exhibit by the date that is twelve (12) months after the Term Commencement Date, any unused amount shall accrue to the sole benefit of Landlord, it being understood that Tenant shall not be entitled to any credit, abatement or other concession in connection therewith. Tenant shall be responsible for all applicable state sales or use taxes, if any, payable in connection with Tenant’s Work and/or Landlord’s Contribution.

7. This Exhibit shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

EXHIBIT 5

FORM OF LETTER OF CREDIT

IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER _____________

ISSUE DATE: ______________

ISSUING BANK:
SILICON VALLEY BANK
3003 TASMAN DRIVE
2ND FLOOR, MAIL SORT HF210
SANTA CLARA, CALIFORNIA 95054

BENEFICIARY:

APPLICANT:

AMOUNT:	US$_________ (____________ AND XX/100 U.S. DOLLARS)

EXPIRATION DATE:
PLACE OF EXPIRATION:	ISSUING BANK’S COUNTERS AT ITS ABOVE ADDRESS

DEAR SIR/MADAM:

WE HEREBY ESTABLISH OUR IRREVOCABLE STANDBY LETTER OF CREDIT NO. SVBSF______ IN YOUR FAVOR AVAILABLE BY PAYMENT AGAINST YOUR PRESENTATION TO US OF THE FOLLOWING DOCUMENT:

1. BENEFICIARY’S SIGNED AND DATED STATEMENT STATING AS FOLLOWS:

“THE BENEFICIARY IS ENTITLED TO DRAW UPON THIS LETTER OF CREDIT (IN THE AMOUNT OF THE DRAFT SUBMITTED HEREWITH) PURSUANT TO THIS LEASE (THE “LEASE”) DATED FEBRUARY __, 2019, BY AND BETWEEN KING 4 HARTWELL PLACE, LLC, AS LANDLORD, AND CODIAK BIOSCIENCES, INC., AS TENANT, AND/OR ANY AMENDMENT TO THE LEASE OR ANY OTHER AGREEMENT BETWEEN SUCH PARTIES RELATED TO THE LEASE. THE AMOUNT HEREBY DRAWN UNDER THE LETTER OF CREDIT IS US$______________, WITH PAYMENT TO BE MADE TO THE FOLLOWING ACCOUNT: [INSERT WIRE INSTRUCTIONS (TO INCLUDE NAME AND ACCOUNT NUMBER OF THE BENEFICIARY)”

PARTIAL DRAWS AND MULTIPLE PRESENTATIONS ARE ALLOWED.

THIS LETTER OF CREDIT SHALL BE AUTOMATICALLY EXTENDED FOR AN ADDITIONAL PERIOD OF ONE YEAR, WITHOUT AMENDMENT, FROM THE PRESENT OR EACH FUTURE EXPIRATION DATE UNLESS AT LEAST 45 DAYS PRIOR TO THE THEN CURRENT EXPIRATION DATE WE SEND TO YOU A NOTICE BY REGISTERED OR CERTIFIED MAIL OR OVERNIGHT COURIER SERVICE AT THE ABOVE ADDRESS THAT THIS LETTER OF CREDIT WILL NOT BE EXTENDED BEYOND THE THEN CURRENT EXPIRATION DATE. IN NO EVENT SHALL THIS LETTER OF CREDIT BE AUTOMATICALLY EXTENDED BEYOND MARCH 31, 2030.

ALL DEMANDS FOR PAYMENT SHALL BE MADE BY PRESENTATION OF THE REQUIRED DOCUMENTS ON A BUSINESS DAY AT OUR OFFICE (THE “BANK’S OFFICE”) AT: SILICON VALLEY BANK, 3003 TASMAN DRIVE, MAIL SORT HF 210, SANTA CLARA, CA 95054, ATTENTION: GLOBAL TRADE FINANCE.

FACSIMILE PRESENTATIONS ARE ALSO PERMITTED. SHOULD BENEFICIARY WISH TO MAKE A PRESENTATION UNDER THIS LETTER OF CREDIT ENTIRELY BY FACSIMILE TRANSMISSION IT NEED NOT TRANSMIT THE ORIGINAL OF THIS LETTER OF CREDIT AND AMENDMENTS, IF ANY. EACH FACSIMILE TRANSMISSION SHALL BE MADE AT: (408) 496-2418 OR (408) 969-6510; AND UNDER CONTEMPORANEOUS TELEPHONE ADVICE TO: (408)              OR (408)             , ATTENTION: GLOBAL TRADE FINANCE. ABSENCE OF THE AFORESAID TELEPHONE ADVICE SHALL NOT AFFECT OUR OBLIGATION TO HONOR ANY DRAW REQUEST.

THIS LETTER OF CREDIT IS TRANSFERABLE IN WHOLE BUT NOT IN PART ONE OR MORE TIMES, BUT IN EACH INSTANCE ONLY TO A SINGLE BENEFICIARY AS TRANSFEREE AND FOR THE THEN AVAILABLE AMOUNT, ASSUMING SUCH TRANSFER TO SUCH TRANSFEREE WOULD BE IN COMPLIANCE WITH THEN APPLICABLE LAW AND REGULATION, INCLUDING BUT NOT LIMITED TO THE

REGULATIONS OF THE U.S. DEPARTMENT OF TREASURY AND U.S. DEPARTMENT OF COMMERCE. AT THE TIME OF TRANSFER, THE ORIGINAL LETTER OF CREDIT AND ORIGINALS OR COPIES OF ALL AMENDMENTS, IF ANY, TO THIS LETTER OF CREDIT MUST BE SURRENDERED TO US AT OUR ADDRESS INDICATED IN THIS LETTER OF CREDIT TOGETHER WITH OUR TRANSFER FORM ATTACHED HERETO AS EXHIBIT A DULY EXECUTED. THE CORRECTNESS OF THE SIGNATURE AND TITLE OF THE PERSON SIGNING THE TRANSFER FORM MUST BE VERIFIED BY BENEFICIARY’S BANK. APPLICANT SHALL PAY OUR TRANSFER FEE OF 1⁄4 OF 1% OF THE TRANSFER AMOUNT (MINIMUM US$250.00) UNDER THIS LETTER OF CREDIT. HOWEVER, APPLICANT’S PAYMENT OF SUCH TRANSFER FEE SHALL NOT BE A CONDITION OF SUCH TRANSFER. EACH TRANSFER SHALL BE EVIDENCED BY EITHER (1) OUR ENDORSEMENT ON THE REVERSE OF THE LETTER OF CREDIT AND WE SHALL FORWARD THE ORIGINAL OF THE LETTER OF CREDIT SO ENDORSED TO THE TRANSFEREE OR (2) OUR ISSUING A REPLACEMENT LETTER OF CREDIT TO THE TRANSFEREE ON SUBSTANTIALLY THE SAME TERMS AND CONDITIONS AS THE TRANSFERRED LETTER OF CREDIT (IN WHICH EVENT THE TRANSFERRED LETTER OF CREDIT SHALL HAVE NO FURTHER EFFECT).

IF ANY INSTRUCTIONS ACCOMPANYING A DRAWING UNDER THIS LETTER OF CREDIT REQUEST THAT PAYMENT IS TO BE MADE BY TRANSFER TO YOUR ACCOUNT WITH ANOTHER BANK, WE WILL ONLY EFFECT SUCH PAYMENT BY FED WIRE TO A U.S. REGULATED BANK, AND WE AND/OR SUCH OTHER BANK MAY RELY ON AN ACCOUNT NUMBER SPECIFIED IN SUCH INSTRUCTIONS EVEN IF THE NUMBER IDENTIFIES A PERSON OR ENTITY DIFFERENT FROM THE INTENDED PAYEE.

THIS LETTER OF CREDIT IS SUBJECT TO THE INTERNATIONAL STANDBY PRACTICES (ISP98), INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 590.

AUTHORIZED SIGNATURE	AUTHORIZED SIGNATURE

IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER __________________

EXHIBIT A

FORM OF TRANSFER FORM

DATE: ____________________

TO: SILICON VALLEY BANK 3003 TASMAN DRIVE SANTA CLARA, CA 95054 ATTN: GLOBAL TRADE FINANCE STANDBY LETTERS OF CREDIT	RE: IRREVOCABLE STANDBY LETTER OF CREDIT NO. _____________ ISSUED BY SILICON VALLEY BANK, SANTA CLARA L/C AMOUNT: ___________________

GENTLEMEN:

FOR VALUE RECEIVED, THE UNDERSIGNED BENEFICIARY HEREBY IRREVOCABLY TRANSFERS TO:

(NAME OF TRANSFEREE)

(ADDRESS)

ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY TO DRAW UNDER THE ABOVE LETTER OF CREDIT UP TO ITS AVAILABLE AMOUNT AS SHOWN ABOVE AS OF THE DATE OF THIS TRANSFER.

BY THIS TRANSFER, ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY IN SUCH LETTER OF CREDIT ARE TRANSFERRED TO THE TRANSFEREE. TRANSFEREE SHALL HAVE THE SOLE RIGHTS AS BENEFICIARY THEREOF, INCLUDING SOLE RIGHTS RELATING TO ANY AMENDMENTS, WHETHER INCREASES OR EXTENSIONS OR OTHER AMENDMENTS, AND WHETHER NOW EXISTING OR HEREAFTER MADE. ALL AMENDMENTS ARE TO BE ADVISED DIRECTLY TO THE TRANSFEREE WITHOUT NECESSITY OF ANY CONSENT OF OR NOTICE TO THE UNDERSIGNED BENEFICIARY.

THE ORIGINAL OF SUCH LETTER OF CREDIT IS RETURNED HEREWITH, AND WE ASK YOU TO EITHER (1) ENDORSE THE TRANSFER ON THE REVERSE THEREOF, AND FORWARD IT DIRECTLY TO THE TRANSFEREE WITH YOUR CUSTOMARY NOTICE OF TRANSFER, OR (2) ISSUE A REPLACEMENT LETTER OF CREDIT TO THE TRANSFEREE ON SUBSTANTIALLY THE SAME TERMS AND CONDITIONS AS THE TRANSFERRED LETTER OF CREDIT (IN WHICH EVENT THE TRANSFERRED LETTER OF CREDIT SHALL HAVE NO FURTHER EFFECT).

SINCERELY,	SIGNATURE AUTHENTICATED

(BENEFICIARY’S NAME)	The name(s), title(s), and signature(s) conform to that/those on file with us for the company and the signature(s) is/are authorized to execute this instrument.

(SIGNATURE OF BENEFICIARY)	– (Name of Bank)

(NAME AND TITLE)	– (Address of Bank)

– (City, State, ZIP Code)

– (Authorized Name and Title)

– (Authorized Signature)

– (Telephone number)

EXHIBIT 6

LANDLORD’S SERVICES

Hot/cold water to restrooms

Electricity for Common Areas

Management services

Grounds maintenance (including snow and ice removal)

Removal of trash from the common dumpster

EXHIBIT 7

TENANT’S HAZARDOUS MATERIALS

[***]

EXHIBIT 8

RULES AND REGULATIONS

A.	General

1.

Tenant and its employees shall not in any way obstruct the sidewalks, halls, stairways, or exterior vestibules of the Building, and shall use the same only as a means of passage to and from their respective offices. At no time shall Tenants permit its employees, contractors, or other representatives to loiter in Common Areas or elsewhere in and about the Property.

2.	Corridor doors, when not in use, shall be kept closed.

3.	Areas used in common by tenants shall be subject to such regulations as are posted therein.

4.	Any Tenant or vendor sponsored activity or event in the Common Area must be approved and scheduled through Landlord’s representative, which approval shall not be unreasonably withheld.

5.	No animals, except Seeing Eye dogs, shall be brought into or kept in, on or about the Premises or Common Areas.

6.

Alcoholic beverages (without Landlord’s prior written consent), illegal drugs or other illegal controlled substances are not permitted in the Common Areas, nor will any person under the influence of the same be permitted in the Common Areas. Landlord reserves the right to exclude or expel from the Building any persons who, in the judgment of the Landlord, is under the influence of alcohol or drugs, or shall do any act in violation of the rules and regulations of the Building.

7.	No firearms or other weapons are permitted in the Common Areas.

8.	No fighting or “horseplay” will be tolerated at any time in the Common Areas.

9.	Tenant shall not cause any unnecessary janitorial labor or services in the Common Areas by reason of Tenant’s carelessness or indifference in the preservation of good order and cleanliness.

10.

Smoking and discarding of smoking materials by Tenant and/or any Tenant Party is permitted only in exterior locations designated by Landlord. Tenant will instruct and notify its employees and visitors of such policy.

11.	Bicycles and other vehicles are not permitted inside or on the walkways outside the Building, except in those areas specifically designated by Landlord for such purposes.

12.

Tenant shall not operate or permit to be operated on the Premises any coin or token operated vending machine or similar device (including, without limitation, telephones, lockers, toilets, scales, amusement devices and machines for sale of beverages food, candy, cigarettes or other goods), except for those vending machines or similar devices which are for the sole and exclusive use of tenant’s employees.

13.

Canvassing, soliciting, and peddling in or about the Building is prohibited. Tenant, its employees, agents and contractors shall cooperate with said policy, and Tenant shall cooperate and use best efforts to prevent the same by Tenant’s invitees.

14.	Fire protection and prevention practices implemented by the Landlord from time to time in the Common Areas, including participation in fire drills, must be observed by Tenant at all times.

15.

Except as provided for in the Lease, no signs, advertisements or notices shall be painted or affixed on or to any windows, doors or other parts of the Building that are visible from the exterior of the Building unless approved in writing by the Landlord.

16.

The restroom fixtures shall be used only for the purpose for which they were constructed and no rubbish, ashes, or other substances of any kind shall be thrown into them. Tenant will bear the expense of any damage resulting from misuse.

17.	Tenant will not interfere with or obstruct any perimeter heating, air conditioning or ventilating units.

18.	Tenant shall utilize Waltham Pest Control Service or such other pest control service approved by Landlord (which approval shall not be unreasonably withheld) to control pests in the Premises.

19.	Except as included in Landlord’s Services, tenants shall bear the cost and expense of such pest control services.

20.

Tenant shall not install, operate or maintain in the Premises or in any other area of the Building, any electrical equipment which does not bear the U/L (Underwriters Laboratories) seal of approval (other than in connection with the development of electronic equipment which is part of the ordinary operations of the Tenant), or which would overload the electrical system or any part thereof beyond its capacity for proper, efficient and safe operation as determined by Landlord, taking into consideration the overall electrical system and the present and future requirements of the Building.

21.

Tenants shall not perform improvements or alterations within the Building or their Premises, if the work has the potential of disturbing the fireproofing which has been applied on the surfaces of structural steel members, without the prior written consent of Landlord.

22.

Tenant shall manage its waste removal program, at its sole cost and expense, keeping any recyclables, garbage, trash, rubbish and refuse in vermin-proof containers for Tenant’s sole use within the Landlord designated area until removed.

23.	Lab operators who travel outside lab space must abide by the one glove rule and remove lab coats where predetermined.

24.

Chemical lists and MSDS sheets must be readily available at a centralized location of which Landlord has been provided prior notice. In the event of an emergency, first responders will require this information in order to properly evaluate the situation.

25.

Tenant shall provide Landlord, in writing, the names and contact information of two (2) representatives authorized by Tenant to request Landlord services, either billable or non-billable and to act as a liaison for matters related to the Premises.

B.	Access & Security

1.

Landlord reserves the right to close and keep locked all entrance and exit doors of the Building during the hours Landlord may deem advisable for the adequate protection of the Property. Use of the Building and the leased premises before 8 AM or after 6 PM, or any time during Saturdays, Sundays or legal holidays shall be allowed only to persons with a key/card key to the Building or guests accompanied by such persons. Any persons found in the Building after hours without such keys/card keys are subject to the surveillance of building staff.

2.

Tenant shall not place any additional lock or locks on any exterior door in the Premises or Building or on any door in the Building core within the Premises, including doors providing access to the telephone and electric closets and the slop sink, without Landlord’s prior written consent. A reasonable number of keys to the locks on the doors in the Premises shall be furnished by Landlord to Tenant at the cost of Tenant, and Tenant shall not have any duplicate keys made. All keys shall be returned to Landlord at the expiration or earlier termination of this Lease.

3.

Landlord may from time to time adopt appropriate systems and procedures for the security or safety of the Building, its occupants, entry and use, or its contents, provided that Tenant shall have access to the Building 24 hours per day, 7 days a week. Tenant, Tenant’s agents, employees, contractors, guests and invitees shall comply with Landlord’s reasonable requirements relative thereto.

4.

Tenant acknowledges that Property security problems may occur which may require the employment of extreme security measures in the day-to-day operation of the Common Areas. Accordingly, Tenant agrees to cooperate and cause its employees, contractors, and other representatives to cooperate fully with Landlord in the implementation of any reasonable security procedures concerning the Common Areas.

5.

Tenant and its employees, agents, contractors, invitees and licensees are limited to the Premises and the Common Areas. Tenants and its employees, agents, contractors, invitees and licensees may not enter other areas of the Project (other than the Common Areas) except when accompanied by an escort from the Landlord.

C.	Shipping/Receiving

1.	Dock areas exterior to the Building shall not be used for storage or staging by Tenant.

2.	In no case shall any truck or trailer be permitted to remain in a loading dock area for more than forty-eight (48) hours.

3.

There shall not be used in any Common Area, either by Tenant or by delivery personnel or others, in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and sole guards.

4.	Lab operators carrying any lab related materials may only travel within the Premises. At no time should any lab materials travel in the Common Areas.

5.	Any dry ice brought into the building must be delivered through the loading dock serving the Premises.

6.	All nitrogen tanks must travel through the loading dock serving the Premises and should never be left unattended outside of the Premises.

EXHIBIT 9

INSURANCE REQUIREMENTS FOR TENANT’S CONTRACTORS

Tenant shall, at its own expense, maintain and keep in force, or cause to be maintained and kept in force by any general contractors, sub-contractors or other third party entities where required by contract, throughout any period of alterations to the Premises or the Building by Tenant, the following insurance coverages:

(1) Property Insurance. “All-Risk” or “Special” Form property insurance, and/or Builders Risk coverage for major renovation projects, including, without limitation, coverage for fire, earthquake and flood; boiler and machinery (if applicable); sprinkler damage; vandalism; malicious mischief coverage on all equipment, furniture, fixtures, fittings, tenants work, improvements and betterments, business income, extra expense, merchandise, inventory/stock, contents, and personal property located on or in the Premises. Such insurance shall be in an amount equal to the full replacement cost of the aggregate of the foregoing and shall provide coverage comparable to the coverage in the standard ISO “All-Risk” or “Special” form, when such coverage is supplemented with the coverages required above. Property policy shall also include coverage for Plate Glass, where required by written contract.

Builders Risk insurance coverage may be provided by the general contractor on a blanket builders risk policy with limits adequate for the project, and evidencing the additional insureds as required in the Lease.

(2) Liability Insurance. General Liability, Umbrella/Excess Liability, Workers Compensation and Auto Liability coverage as follows:

(a)	General Liability	$1,000,000	per occurrence
		$1,000,000	personal & advertising injury
		$2,000,000	products/completed operations aggregate
		$2,000,000	general aggregate

The General Contractor is required to maintain, during the construction period and up to 3 years after project completion, a General Liability insurance policy, covering bodily injury, personal injury, property damage, completed operations, with limits to include a $1,000,000 limit for blanket contractual liability coverage and adding Landlord as additional insured as respects the project during construction and for completed operations up to 3 years after the end of the project. Landlord requires a copy of the ISO 20 10 11 85 Additional Insured endorsement, showing Landlord as an additional insured to the GC’s policy.

(b)	Auto Liability	$1,000,000 combined single limit (Any Auto) for bodily injury and property damage, hired and non-owned cover.
(c)	Workers Compensation	Statutory Limits
	Employers Liability	$1,000,000 each accident

$1,000,000	each employee
$1,000,000	policy limit

General Contractor shall ensure that any and all sub-contractors shall maintain equal limits of coverage for Workers Compensation/EL and collect insurance certificates verifying same.

(d)	Umbrella/Excess Liability	$3,000,000	per occurrence
		$3,000,000	aggregate

(e) Environmental Insurance – To the extent required by Landlord Contractors’ commercial general liability/umbrella insurance policy(ies) shall include Landlord and Landlord’s designees as additional insureds’, and shall include a primary non-contributory provision. Liability policy shall contain a clause that the insurer may not cancel or materially change coverage without first giving Landlord thirty (30) days prior written notice, except cancellation for non-payment of premium, in which ten (10) days prior written notice shall be required.

(3) Deductibles. If any of the above insurances have deductibles or self insured retentions, the Tenant and/or contractor (policy Named Insured) shall be responsible for the deductible amount.

All of the insurance policies required in this Exhibit 9 shall be written by insurance companies which are licensed to do business in the State where the property is located, or obtained through a duly authorized surplus lines insurance agent or otherwise in conformity with the laws of such state, with an A.M. Best rating of at least A and a financial size category of not less than VII. Tenant shall provide Landlord with certificates of insurance upon request, prior to commencement of the Tenant/contractor work, or within thirty (30) days of coverage inception and subsequent renewals or rewrites/replacements of any cancelled/non-renewed policies.

EXHIBIT 10

PTDM

Parking and Transportation Demand Management

Report for The Hartwell Innovation Campus, Lexington, MA

Submitted to:

Town of Lexington

Planning Department

1625 Massachusetts Avenue

Lexington, MA 02420

Submitted by:

King 4 Hartwell Place LLC

King 101 Hartwell LLC

King 113 Hartwell LLC

King 115 Hartwell LLC

c/o Lincoln Property Company

200 CambridgePark Drive

Cambridge, Ma 02140

Submitted on:

September 1, 2017

Parking and Transportation Demand Management Update Report

September 1, 2017

OVERVIEW

As required by the Town of Lexington’s Planning Department, Minor Site Plan Reviews, dated November 2011, The Hartwell Innovation Campus is submitting this Parking and Transportation Demand Management (PTDM) Update Report for the following buildings:

•	4 Hartwell Place, Lexington, MA

•	101 Hartwell Avenue, Lexington, MA

•	113 Hartwell Avenue, Lexington, MA

•	115 Hartwell Avenue, Lexington, MA

4 Hartwell Place

This site is located behind 101 Hartwell Avenue and is a multi-tenant building with surface and garage parking. The 40,123 square foot building is currently occupied by three tenants: ReproCell USA Inc., occupying 10,724 square feet; Sekisui Diagnostics, LLC, occupying 18,707 square feet; and T2 BioSystems, Inc. occupying 10,692 square feet. There are approximately 107 employees in total at the site.

Parking

There is a surface parking lot along the front of the building, adjacent to the additional existing tenant entrances; this also leads to additional parking on the side of the building and on the first floor of the new garage, allowing for up to 171 approved parking spaces.

Of these 171 parking spots, 6 have been designated as high occupancy (HOV)/carpool vehicles and 6 as handicap,

Table 1a

Parking Inventory

Parking Type	Number of Spaces
Compact/Full	159
HOV/Carpool	6
HP	6
TOTAL	171

101 Hartwell Avenue

This site is a multi-tenant building with surface parking. The 41,335 square foot building is currently occupied by two tenants: Promedior Inc., occupying 7,700 square feet; and T2 BioSystems, Inc. occupying 33,635 square feet. There are approximately 85 employees in total at the site.

There is a surface parking lot along the front of the building, adjacent to the additional existing tenant entrances; this also leads to additional parking on the side of the building allowing for up to 133 approved parking spaces.

Of these 133 parking spots, 6 have been designated as high occupancy (HOV)/carpool vehicles and 6 as handicap.

Table 1a

Parking Inventory

Parking Type	Number of Spaces
Full/Compact	121
HOV/Carpool	6
HP	6
TOTAL	133

113 Hartwell Avenue

This site is located directly adjacent to 101 Hartwell Avenue, and is also a multi-tenant building with surface and garage parking. The 103,800 square foot building is currently occupied by three tenants: Quanterix Corporation, occupying 30,655 square feet; Taris Corporation, occupying 19,802 square feet; and uniQure Corporation, occupying 53,343 square feet. The three tenants combined have approximately 278 employees on site.

115 Hartwell Avenue

This site is located directly adjacent to 113 Hartwell Avenue, and is a single tenant building with surface and garage parking. The 91,211 square foot building is currently occupied by WAVE Life Sciences USA, Inc. WAVE is occupying the building in phases and currently has 25 employees. WAVE is expected to grow to about 100 employees at 115 Hartwell.

113 Hartwell and 115 Hartwell Parking

There is a surface parking lot along the front of each building, adjacent to existing tenant entrances, an expansive surface parking area behind the buildings and a new parking garage adjacent to 4 Hartwell Place allowing for up to 369 approved parking spaces with 145 stalls in the garage provided at 4 Hartwell Place by Special Permit. Of the 514 spots, 7 have been designated as high occupancy (HOV)/carpool vehicles, 11 as handicap, and 8 designated for electric vehicle charging stations.

Table 1b

Parking Inventory

Parking Type	Number of Spaces
Compact/Full	488
HOV/Carpool	7
HP	11
EV Charging	8
TOTAL	514

COMMUTING OPTIONS & METHODS

In 2017, onsite employees at The Hartwell Innovation Campus were surveyed to determine their commuting methods and preferences.

The origin for employees commuting to The Hartwell Innovation Campus is Lexington, Cambridge, Arlington, Boston and surrounding communities, as well as the North Shore, South Shore, Metro West, and Southern New Hampshire. Based on survey results, a relatively equal number of employees at the building are commuting short distances (<20 miles) and medium distances (20-40 Miles), while only 8% are commuting long distances (>40 miles).

Table 2

Commuting Distance (2017 data)

Table 3

Commuting Methods (2017 data)

As noted in the above chart, the majority of employees are commuting to work in SOV’s daily, while a small percentage are using alternative methods like carpooling, REV Shuttle, public transportation and bicycling. While SOV’s are still the primary mode of transportation at 91%, we are working toward a 10% decrease in SOV users from 2017 - 2018 as the growing population of employees use alternative transportation such as bicycles and the REV Shuttle. Additionally, we continue to encourage the public transportation options available to our tenants.

MITIGATION PROGRAMS

The Hartwell Innovation Campus has developed and implemented an ongoing comprehensive Parking and Transportation Demand Management Plan designed to minimize the number of single occupancy vehicles (SOV) entering the site and encourage the use of alternate methods of transportation in an effort to reduce traffic volume on Hartwell Avenue.

We have implemented the following programs to encourage modes of alternative transportation such as bicycle/pedestrian trips, public transportation, ridesharing and shuttle services:

Membership to the 128 Business Council

The Hartwell Innovation Campus renewed the membership with the 128 Business Council in Spring of 2017. This partnership has provided our tenants with valuable resources provided by the 128 Business Council. Coupled with our on-site programs, we anticipate this mode of transportation will further reduce the percentage of employees commuting in SOV’s during the upcoming year.

Benefits Available to Employees Include:

•	Carpool matching Database

•	NuRide

•	Alewife/Hartwell Shuttle- THE REV

•	Guaranteed Ride Home

•	Individual transportation and route planning assistance

•	Bicycle route maps and route planning assistance

•	On-site commuter benefit events

•	On-line trip planning tools

The 128 Business Council is available to all Tenant employees, via on site events hosted by The Hartwell Innovation Campus or scheduled meetings for individual tenants, to promote the above programs.

Bike Share Program

To encourage bike trips, centrally located bike racks have been provided with the capacity for 62 bicycles. The quantity of bikes stored on the racks is monitored closely on a daily basis to ensure adequate space is available.

The Bikeshare program is designed to promote bike trips by providing tenants with a free and convenient opportunity to sign out a bicycle to pick-up lunch, do other local errands, or just enjoy a ride on the Minuteman Bikeway. To encourage use of the building’s shared bicycles, each building is equipped with an onsite shower. Each tenant also has the opportunity to request complimentary shower supplies through the Transportation Coordinator.

Public Transportation

The Hartwell Avenue area is currently serviced by 2 MBTA bus routes (#62, Bedford V.A. Hospital – Alewife Station & #76 Hanscom/Lincoln Lab – Alewife Station). Both bus routes are within walking or biking distance of The Hartwell Innovation Campus.

Information regarding public transportation options has been communicated to employees at The Hartwell Innovation Campus via email blasts and tenant meetings.

The Hartwell Innovation Campus recognizes the need for more public transportation options to and from Hartwell Avenue, and has been working closely with the Town and the Hartwell Association to establishing new amenities. The Hartwell Association holds meetings regularly throughout the year and gives the property owners on Hartwell Avenue an opportunity to gather and discuss common goals/purposes.

Shuttle Services

The Hartwell Innovation Campus co-hosted the first meeting of the Hartwell Association at 113 Hartwell Avenue, which marked the first time that property owners on Hartwell Avenue gathered with a common goal/purpose. Over the course of the last six years, a representative of the Hartwell Innovation Campus has attended numerous Hartwell Association meetings discussing the various commuting services available in hopes to collectively subsidize a commuter shuttle for workers commuting from Boston.

In spring of 2013, the Town of Lexington and the 128 Business Council applied for and were awarded a federal transportation grant to pilot a commuter shuttle that will provide direct service to Hartwell Avenue from the Alewife Red Line Station. The grant will cover 80% of the shuttle’s operation costs for the first year of operation, while 5 property owners and members of the Hartwell Association, agreed to subsidize 20% of the cost. This continues today, even though the grant is not available this year to the ownerships along Hartwell Avenue. The Hartwell Innovation Campus remains committed to the commuter shuttle and continues to contribute toward the cost.

Each Tenant has full access to this amenity at a nominal cost to the employee. The REV shuttle is fully equipped with wi-fi and runs Monday- Friday with three trips in the morning and three trips in the evening. The shuttle is operated and managed through the 128 Business Council which has a proven track record of successfully implementing shuttle services and is a leader in transportation policy development.

Benefits of REV Shuttle Trips

•	Less automobile traffic congestion

•	Reduced fuel consumption

•	Allows commuters to connect to the site through multiple modes of public transit including MBTA commuter rail from suburban locations

•	More relaxing because riders can read or catch up on work during the commute

Rideshare Program

The Hartwell Innovation Campus has established a Rideshare Program for each building. The Transportation Coordinator will be responsible for creating an electronic board, where tenants can post information and communicate with other commuters to arrange for transportation. Initially this program will focus on ride matching with other employees in the building, but if necessary could expand to include other tenants in the area.

Benefits of Rideshare Program

•	Less automobile traffic congestion

•	Reduced fuel consumption

•	Better air quality

•	Less expensive than SOV because of shared transportation costs

•	Less travel time if carpool/HOV lanes can be utilized

•	More relaxing because of shared driving responsibilities

Onsite Amenities

The Hartwell Innovation Campus will provide onsite amenities that will reduce the need for tenants to travel off site during the workday. These amenities include the construction of a Pavilion, central to 101, 113/115 Hartwell Avenue and 4 Hartwell Place, which will provide coffee and other refreshments. It will also serve as a gathering place for tenants to get out of their office environment and collaborate with others in the campus. Management will also continue to promote the Food Truck Program that provides a variety of lunch options to the campus. Onsite amenities will encourage the use of the REV Shuttle, the Rideshare Program, and other alternative means of transportation since tenants will not be dependent on SOV to access these conveniences.

We believe these services are crucial in attracting a younger workforce, most of whom are straight out of college, who would otherwise work in the Boston or Cambridge area without these essential amenities, in addition to decreasing single occupancy rides and transportation costs.

Communication

In a continuing effort to support alternative transportation, The Hartwell Innovation Campus is using several means to reach tenants and communicate information regarding alternative transportation programs.

Memorandums & Email Blasts

The Transportation Coordinator communicates with employees at each building through frequent emails and building memorandums announcing programs, incentives, reminders, and other useful information intended to decrease the use of SOV by those onsite.

Events

To incentivize employee participation in all programs, transportation management events are held throughout the year. The 128 Business Council was present to promote its programs and sign up employees on site. Complementary gift bags, including an MBTA map, a map of Eastern Massachusetts, and a Boston Bike map were provided to tenants.

Ongoing Management

The Hartwell Innovation Campus has continued to gain and improve its understanding of the building’s occupants and how to help change behaviors and attitudes toward commuting. Our message is clear; utilizing alternative methods of transportation not only to reduces traffic congestion in the area, but also reduces transportation costs and contributes to both a healthy lifestyle and environment.

Critical to ensuring the success of our PDTM Plan is the ongoing management of the programs. Management activities will include, but not be limited to the following:

*Appoint a Transportation Coordinator whose responsibilities will include the following:

*Coordinate Rideshare Board/Postings.

*Create a King Street Properties Hartwell Facebook Page (or similar on- line web site), which tenants can use to regarding rideshares.

*Provide tenants with updated information and options on alternative modes of transportation.

*Promote transportation options through events such as bicycle tune-up day, car wash for carpoolers, gas bucks for groups.

*Help in the creation of a place of residence database which will connect employees in the building who live in similar locations.

*Monitor and evaluate results of the PTDM Plan through tenant surveys.

*Ensure that specific language is included in all tenant leases which requires the tenant’s participation in the Hartwell Avenue Transportation Management Association.

*Take a leadership role in working with other landlords in the area to encourage cooperation and promotion of transportation options.

*Become active members in area transportation groups.

Over the next year we will continue to work towards this goal in the following ways:

Bikesharing

With a bike sharing program underway; we will continue to monitor the use of bikes to ensure the quantity of bikes meets tenant demand. To encourage growth of and participation in the program, over the next year, The Hartwell Innovation Campus will continue to:

*Perform maintenance to bicycles to ensure employees at the building feel safe signing them out to complete errands, go out to lunch, etc.

* Provide tenants with additional information regarding the program, the benefits of participating, and area businesses/activities that are within biking distance of the building.

* Continue to offer new incentives to keep employees at the building interested in participating.

* Continue to provide shared umbrellas and parkas for use in the inclement weather.

Ridesharing

While many commuters are hesitant of ridesharing for various reasons, the positive results (decreased commuting costs, decreased traffic congestion, improved environmental quality, etc.) make it an incredibly viable commuting alternative to SOV.

To help employees see the value in ridesharing and encourage them to participate, over the next year, The Hartwell Innovation Campus will continue to:

* Gather and present to employees data which will help them facilitate convenient ridesharing schedules through its partnership with the 128 Business Council.

* Host semi-annual tenant events with 128 Business Council to help promote benefits, answer questions, and spread the word of new programs.

* Continue to offer incentives for employees at the building participating in ridesharing opportunities such as free gas cards for ride sharing.

Public Transportation

Tenant surveying has confirmed that a large number of employees are commuting daily from the Cambridge area. As a member of the 128 Business Council and the Hartwell Association, The Hartwell Innovation Campus will continue to promote the shuttle from Alewife to Hartwell Avenue.

To increase the use of public transportation specifically, The Hartwell Innovation Campus will continue to:

* Provide MBTA maps to each building tenant for distribution to employees.

* Provide a free MBTA monthly pass for an employee with each building tenant who most regularly chooses public transportation as his/her commuting method.

*Provide a free Alewife/Hartwell Rev shuttle monthly pass for an employee who utilizes the service on a daily basis. This will be tracked by the Tenant Coordinator and the Landlord Representative from the company.

Parking Management/SOV Disincentives

The primary way in which SOV use will be discouraged for the entire site is through the reduction of parking spaces per s.f. of GFA. After the reconstruction of the parking lot, the parking ratio for all tenants was reduced to 3.0 spaces per 1000 s.f. GFA. 5% of the total parking spaces across the site will be dedicated for rideshare vehicles. Additionally, tenants who choose to commute in SOV’s will not be eligible for any incentive programs such as the “Gas Bucks for Groups” or “Car Wash for Carpoolers”.

The Hartwell Innovation Campus is committed to an increased awareness and participation in alternative methods of transportation and in the reduction of SOV at the Center. We look forward to the challenge of continuing to work with both tenants and neighbors to expand this knowledge and increase participation in programs that will benefit individuals, the site, and the growing Hartwell Avenue community.cv

EXHIBIT 11

FORM OF SNDA

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (“Agreement”) is made and entered into as of this             day of                    , 2019, by and among CITIZENS BANK, NATIONAL ASSOCIATION, a national bank (“Lender”), CODIAK BIOSCIENCES, INC., a Delaware corporation (“Tenant”) and KING 4 HARTWELL PLACE LLC, a Delaware limited liability company (“Landlord”).

RECITALS

A. Lender has made a loan (the “Loan”) to Landlord which is secured in part by an Amended and Restated Mortgage, Financing Statement and Security Agreement made by Landlord in favor of Lender dated June 15, 2017 and filed with the Middlesex South Registry District of the Land Court (the “Registry District”), as Instrument No. 01762993 (as amended, from time to time, the “Mortgage”) and an Amended and Restated Assignment of Rents and Leases made by Landlord in favor of Lender dated June 15, 2017 and filed with the Registry District, as Instrument No. 01762994, covering certain property described on Exhibit A attached hereto (the “Property”), including the Premises (as hereafter defined).

B. Landlord is the obligor under the note which evidences the Loan (the “Note”).

C. Landlord and Tenant are parties to a lease dated as of                    , 2019 (the “Lease”), pursuant to which Tenant leases certain premises (the “Premises”) which constitutes or forms a portion of the Property covered by the Mortgage, all as more particularly described in the Lease.

D. The Lease is or may become (subject to this Agreement) subordinate in priority to the Mortgage.

E. Tenant wishes to obtain from Lender certain assurances that Tenant’s possession of the Premises will not (subject to this Agreement) be disturbed by reason of the enforcement of the Mortgage or a foreclosure of the lien thereunder.

F. Lender is willing to provide such assurances to Tenant upon and subject to the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the above, the reciprocal promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do mutually agree as follows:

1. Subordination. The Lease now is or shall become upon the mutual execution of this Agreement subject and subordinate in all respects to the Mortgage and to all renewals, modifications and extensions thereof, subject to the terms and conditions of this Agreement. Tenant hereby affirms that the Lease is in full force and effect and that the Lease has not been modified or amended. Lender acknowledges receipt of a copy of the Lease and hereby approves the same.

2. Landlord’s Default. From and after the date on which Tenant receives a fully executed copy of this Agreement, Tenant will not seek to terminate the Lease by reason of any act or omission of Landlord unless Tenant shall have given written notice of such act or omission to Lender (at Lender’s last address furnished to Tenant) and Lender shall not have remedied such act or omission within thirty (30) days following Lender’s receipt of such written notice or such longer period as may be provided to Lender in order to effect such remedy in accordance with this Paragraph 2. Lender shall have the right, but not the obligation, to remedy such act or omission, provided however that if the act or omission does not involve the payment of money from Landlord to Tenant and (i) is of such a nature that it could not be reasonably remedied within the thirty (30) day period aforesaid, or (ii) the nature of the act or omission or the requirements of local law require Lender to appoint a receiver or to foreclose on or commence legal proceedings to recover possession of the Property in order to effect such remedy and such legal proceedings and consequent remedy cannot reasonably be achieved within said thirty (30) days, then Lender shall have such further time as is reasonable under the circumstances to effect such remedy provided that Lender shall notify Tenant, within ten (10) days after receipt of Tenant’s notice, of Lender’s intention to effect such remedy and provided further that (a) in the case of (i) above, Lender commences such remedy within said thirty (30) day period or in the case of (ii) above, Lender promptly institutes legal proceedings to appoint a receiver for the Property or to foreclose on or recover possession of the Property within said thirty (30) day period and (b) thereafter prosecutes any such proceedings and/or remedy with due diligence to completion.

3. Non-Disturbance and Attornment. So long as Tenant is not in default under the Lease (beyond any period given Tenant to cure such default) as would entitle Landlord to terminate the Lease or would cause, without any further action of Landlord, the termination of the Lease or would entitle Landlord to dispossess Tenant thereunder, Lender will not disturb the peaceful and quiet possession or right of possession of the Premises by Tenant nor shall the Lease or its appurtenances be extinguished by reason of any Foreclosure (as hereinafter defined) or otherwise, nor join Tenant as a party in any action or proceeding brought pursuant to the Mortgage.

In the event that Lender or its successors or assigns, as defined in Paragraph 5 hereof (“Successor Landlord”) acquires the interest of Landlord or comes into the possession of or acquires title to the Premises (the “Succession”) by reason of the foreclosure (judicial or non-judicial) or enforcement of the Mortgage (including a private power of sale) or the obligations secured thereby or by a conveyance in lieu thereof or other conveyance or as a result of any other means (any or all of the foregoing hereinafter referred to as a “Foreclosure”), then the Lease and all appurtenances thereto shall remain in full force and effect and Tenant shall be bound to Successor Landlord under all of the provisions of the Lease for the balance of the term thereof (including any extensions or renewals thereof which may be effected in accordance with any options contained in the Lease) with the same force and effect as if Successor Landlord was Landlord under the Lease, and Tenant shall attorn to Successor Landlord as its landlord, such attornment to be effective and self-operative, without the execution of any further instruments on the part of any of the parties hereto, immediately upon the Succession; and further, in such event, Successor Landlord shall be bound to Tenant under all of the provisions of the Lease, and Tenant shall, from and after such Succession, have the same remedies against Successor Landlord for the breach of any agreement contained in the Lease that Tenant might have had under the Lease against Landlord thereunder provided, however, that Successor Landlord shall not be:

3.2 liable for any act or omission of any prior landlord (including Landlord) unless Tenant shall have given notice (pursuant to Paragraph 2 hereof) of such act or omission to the party who was then holder of the Mortgage (whether or not such holder elected to cure or remedy such act or omission); or

3.3 subject to any claims or offsets (except those expressly permitted under the Lease) or defenses which Tenant might have against any prior landlord (including Landlord) unless Tenant shall have given notice (pursuant to Paragraph 2 hereof) of the state of facts or circumstances under which such offset or defense arose to the party who was the then holder of the Mortgage (whether or not such holder elected to cure or remedy such condition); or

3.4 bound by any rent or additional rent which Tenant might have paid to any prior landlord (including Landlord) more than thirty (30) days in advance of the due date under the Lease; or

3.5 bound by any security deposit which Tenant may have paid to any prior landlord (including Landlord), unless such deposit is available to the party who was the holder of the Mortgage at the time of a Foreclosure; or

3.6 bound by a modification or amendment to the Lease and made without its written consent unless subsequently affirmed by an intervening holder of the Mortgage.

Upon receipt by Tenant of written notice from Lender or Successor Landlord stating that Lender or Successor Landlord is entitled to receive the rents under the Lease directly from Tenant, Tenant shall pay all rents under the Lease directly to Lender or Successor Landlord, as the case may be. Landlord, by its execution hereof, hereby authorizes Tenant to accept such direction from Lender or Successor Landlord and to pay the rents directly to Lender or Successor Landlord and waives all claims against Tenant for any sums so paid at Lender’s or Successor Landlord’s direction. Tenant may conclusively rely upon any written notice Tenant receives from Lender or Successor Landlord notwithstanding any claims by Landlord contesting the validity of any term or condition of such notice, including any default claimed by Lender or Successor Landlord, and Tenant shall have no duty to inquire into the validity or appropriateness of any such notice.

4. Notices. All notices, demands, or requests, and responses thereto, required or permitted to be given pursuant to this Agreement shall be in writing and shall be sent postage prepaid by certified or registered mail return receipt requested, or may be forwarded by United States Express Mail Service, or by Federal Express or other private overnight delivery service provided that a receipt or proof of delivery thereof can be produced, addressed as follows:

To Lender:	Citizens Bank, National Association
25 Mall Road – Suite 203
Burlington, MA 01803
Attention: Sean T. Randall, Senior Vice President

To Tenant:	Prior to the Rent Commencement Date:
Codiak Biosciences, Inc.
500 Technology Square, 9th Floor
Cambridge, MA 02139

After the Rent Commencement Date:
Codiak Biosciences, Inc.
4 Hartwell Place
Lexington, MA 02421

To Landlord:	King 4 Hartwell Place LLC
c/o King Street Properties
800 Boylston Street, Suite 1570
Boston, MA 02199

or to such other address as the parties may designate in writing. All such notices shall be deemed delivered when actually received or refused by the other party.

5. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors and assigns, it being understood that the obligations herein of Lender shall extend to it in its capacity as Lender under the Mortgage and to its successors and assigns, including anyone who shall have succeeded to its interest or to Landlord’s interest in the Premises or acquired possession thereof by Foreclosure or otherwise.

6. Interpretation; Governing Law. The interpretation, validity and enforcement of this Agreement shall be governed by and construed under the internal laws of the state where the Property is located, excluding its principles of conflict of laws.

7. Counterparts. To facilitate execution, this document may be executed in as many counterparts as may be convenient or required. It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single document. It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto. Any signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature pages.

[Signature Page Follows]

Executed as a sealed instrument as of the date first above written.

LENDER:

CITIZENS BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

TENANT:

CODIAK BIOSCIENCES, INC., a Delaware corporation

By:
Name:
Title:

LANDLORD:

KING 4 HARTWELL PLACE LLC, a Delaware limited liability company

By:	King Maris LLC, its operating partner

	By:	King Street Properties Investments LLC, its manager

By:
Name:

COMMONWEALTH OF MASSACHUSETTS

COUNTY OF

Before me, the undersigned notary public, on this                  day of                              , 2019, personally appeared                                                  , who is personally known to me or was proved to me through a current document issued by a federal or state government agency bearing a photographic image of the signatory’s face and signature, to be the person whose name is signed to the foregoing instrument and acknowledged to me that he/she signed it as his/her free act and deed and the free act and deed of CITIZENS BANK, NATIONAL ASSOCIATION, as                                  for Citizens Bank, National Association, for its stated purpose.

Notary Public

[notary seal]

STATE/COMMONWEALTH OF
COUNTY OF

Before me, the undersigned notary public, on this                  day of                         , 2019, personally appeared                                                  , who is personally known to me or was proved to me through a current document issued by a federal or state government agency bearing a photographic image of the signatory’s face and signature, to be the person whose name is signed to the foregoing instrument and acknowledged to me that he/she signed it as his/her free act and deed and the free act and deed of                                         , as                                      for                                          , for its stated purpose.

Notary Public

[notary seal]

COMMONWEALTH OF MASSACHUSETTS

COUNTY OF

Before me, the undersigned notary public, on this                  day of                            , 2019, personally appeared                                         , who is personally known to me or was proved to me through a current document issued by a federal or state government agency bearing a photographic image of the signatory’s face and signature, to be the person whose name is signed to the foregoing instrument and acknowledged to me that he signed it as his/her free act and deed as Manager of King Street Properties Investments LLC and the free act and deed of KING STREET PROPERTIES INVESTMENTS LLC, the free act and deed of KING MARIS LLC, and the free act and deed of KING 4 HARTWELL PLACE LLC, for its stated purpose.

Notary Public

[notary seal]

EXHIBIT A

Legal Description of 4 Hartwell Place – Lexington, Massachusetts

The land, together with the improvements thereon, located in the City of Lexington, Middlesex County, Massachusetts, commonly known and numbered as 4 Hartwell Place and being bounded and described as follows:

Northeasterly by Hartwell Place, being a curving line, two hundred feet;

Southeasterly by Lot 7 as shown on plan hereinafter mentioned, four hundred eighteen and 82/100 feet;

Southwesterly by Lot 5 on said plan, five hundred sixteen and 79/100 feet;

Northwesterly by land now or formerly of the United States of America, three hundred three and 58/100 feet; and

Northerly by Lot 10 on said plan, three hundred seventy four and 57/100 feet

Said parcel is shown as Lot 9 on said plan, (Plan No. 31330D).

All of said boundaries are determined by the Land Court to be located as shown on a subdivision plan, as approved by the Land Court filed in the Land Registration Office, a copy of which is filed in the Registry of Deeds for the South Registry District of Middlesex County in Registration Book 835, Page 146, with Certificate No. 141096.

The above described land is subject to and has the benefit of the ditches as approximately shown on said plan at date of original decree (May 17, 1963).

So much of the above described land as is included within the area marked “Avigation Easement A-130-1-2-3” is subject to the easement set forth in the declaration of taking by the United States of America dated February 12, 1954, duly recorded in Book 8219, Page 421.

There is appurtenant to the above described land the right to use Hartwell Place in common with all others lawfully entitled thereto, for all purposes for which streets and ways may be used in the Town of Lexington, set forth in Deed Document No. 511667.

There is appurtenant to the above described land the right to use the twenty (20) feet wide drainage easement over Lot 10, on said plan in common with others entitled thereto, set forth in Deed Document No. 511667.

The above described land has the benefit of the Grant of Easement for utilities and construction purposes more particularly set forth in Deed Document No. 511667.

Being the same premises conveyed by Deed of Hartwell Lexington Limited Partnership to King 4 Hartwell Place, LP dated October 28, 2011 and filed with the Middlesex South Registry District of the Land Court as Document No. 01580316 and noted on Certificate of Title No. 249867.

EXHIBIT 12

ADDITIONAL PROVISIONS

I. RIGHT OF FIRST OFFER:

A. Grant of Option. Subject to the provisions of this Section I, Tenant shall have a one-time right of first offer (the “ROFO”) to lease the ROFO Premises at the time that the ROFO Premises become available for lease, as hereinafter defined. On the conditions (which conditions Landlord may waive, at its election, by written notice to Tenant at any time) that Tenant is not in default of its covenants and obligations under the Lease and that Codiak Biosciences, Inc., itself, together with any Affiliated Entity(ies) or Successor, is occupying at least seventy-five percent (75%) of the Premises then demised to Tenant, both at the time that Landlord is required to give Landlord’s Notice, as hereinafter defined, and as of the Term Commencement Date in respect of the ROFO Premises, Tenant shall have the following one-time right to lease the ROFO Premises, as hereinafter defined, when the ROFO Premises become available for lease to Tenant, as hereinafter defined.

B. Definition of RFO Premises. The “ROFO Premises” shall be defined as any space in the Building, when such area becomes available for lease to Tenant, as hereinafter defined, during the Term of this Lease. For the purposes of this Section I.B., the ROFO Premises shall be deemed to be “available for lease to Tenant” if, during the Term of this Lease, Landlord, in its sole judgment, determines that such area will become available for leasing to Tenant (i.e. when Landlord determines that the then current tenant of such ROFO Premises will vacate such ROFO Premises, and all Superior Rights (as hereinafter defined) with respect to such ROFO Premises have either lapsed unexercised or have been irrevocably waived by the current tenant of such ROFO Premises, and when Landlord intends to offer such area for lease). “Superior Rights” shall be defined as: (i) the right of Bicycle Therapeutics Inc. to extend or renew the term of its lease pursuant to its extension option set forth in its lease, and (ii) the rights of any existing tenant (i.e. any tenant of the Building whose lease was executed prior to the Execution Date of this Lease) to lease the ROFO Premises.

C. Procedures for Exercising RFO. At such time as either ROFO Premises becomes available for lease to Tenant, Landlord shall, subject to the provisions of this Section I, give a written offer (the “Offer”) to Tenant of the terms under which Landlord is prepared to lease the ROFO Premises to Tenant, including the Base Rent (which shall be based upon Landlord’s good faith judgment of the fair market rental value of the RFO Premises in question, Tenant’s improvement allowance, if any, renewal term and all other terms. Tenant may lease the RFO Premises under such terms, by delivering written notice (the “Acceptance”) to Landlord accepting such Offer within ten (10) business days after Landlord gives such Offer to Tenant. If Tenant disputes the Base Rent set forth in the Offer, Tenant shall have the right, in its Acceptance, to submit such dispute to appraisal (Tenant hereby confirming and agreeing that Tenant shall be unconditionally bound by the result of such appraisal). In such event, the Base Rent applicable to such ROFO Premises shall be determined in accordance with the same procedure set forth in Section 1.2(c) of the Lease, the parties hereby agreeing that Tenant’s acceptance will, for the purposes of Section 1.2(c), be considered to be Tenant’s Response Notice. If Tenant does not dispute the Base Rent set forth in the Offer, then Tenant shall conclusively be deemed to have agreed to the terms set forth in the Offer.

D. Conditions to ROFO. The ROFO is subject to the following conditions, and, without limiting the foregoing, Landlord shall have no obligation to give an Offer to Tenant with respect to either ROFO Premises, or any portion thereof, if any of the following conditions (“Conditions”) are not satisfied:

(i) an Event of Default by Tenant (as said term is defined in Section 20 of the Lease) exists at the time that Landlord would otherwise deliver the Offer; or

(ii) no more than seventy-five percent (75%) of the Premises is sublet (other than to an Affiliated Entity or Successor, as defined in Section 13.7 of the Lease) at the time Landlord would otherwise deliver the Offer; or

(iii) the Lease has been assigned (other than to an Affiliated Entity or Successor) prior to the date Landlord would otherwise deliver the Offer; or

(iv) less than three (3) years remain in the Term; provided, however, that if, at the time that Landlord would otherwise be required to give an Offer to Tenant, Tenant has a right, pursuant to Section 1.2 of the Lease, to extend the Term which has not been waived or lapsed unexercised, then Landlord shall nevertheless give the Offer and Tenant may elect to exercise the ROFO Premises provided that, simultaneously with giving the Notice of Exercise, Tenant gives Landlord an Extension Notice under Section 1.2 of this Lease).

E. Termination of Right of First Offer. Tenant’s right to lease either ROFO Premises pursuant to this Section I shall, upon the earlier to occur of: (i) Tenant’s failure to give a timely Acceptance with respect to such ROFO Premises within the ten-(10)-business-day period provided in Section D above; or (ii) the date Landlord would have provided Tenant an Offer with respect to such ROFO Premises if Tenant had not failed to satisfy one or more of the Conditions set forth in this Section I, terminate, and Tenant shall have no further right to lease such ROFO Premises.

If Landlord gives Tenant an Offer to lease only a portion of a ROFO Premises, then Tenant’s right to lease such portion of such ROFO Premises pursuant to this Section I shall, upon the earlier to occur of: (i) Tenant’s failure to give a timely Acceptance with respect to such portion of such ROFO Premises within the ten-(10)-business-day period provided in Section D above; or (ii) the date Landlord would have provided Tenant an Offer with respect to such portion of such ROFO Premises if Tenant had not failed to satisfy one or more of the Conditions set forth in this Section I, terminate, and Tenant shall have no further right to lease such portion of such ROFO Premises.

F. Terms of Lease Applicable ROFO Premises. The terms applicable to Tenant’s demise of the ROFO Premises, or any portion thereof, shall be upon the terms set forth in the applicable Offer, and otherwise upon the terms and conditions of the Lease, to the extent that the provisions of the Lease are not inconsistent with such Offer, and as follows:

(i) The term for the ROFO Premises shall, subject to clause (iii) below, commence upon the commencement date stated in the Offer and expire on the Expiration Date of the Lease (as it may be extended pursuant to Section 1.2 above).

(ii) Tenant shall pay Base Rent and Additional Rent for such ROFO Premises, or portion thereof, in accordance with the terms and conditions of the Offer, unless Tenant, in its Acceptance, submits its dispute as to Base Rent for such ROFO Premises to appraisal, in which event such Base Rent shall be determined by appraisal, as set forth above.

(iii) Such ROFO Premises shall be accepted by Tenant in its condition (including improvements and personalty, if any) and as-built configuration existing on the earlier of the date Tenant takes possession of such ROFO Premises, of portion thereof, or as of the date the term for such ROFO Premises, or portion thereof, commences, and Landlord shall have no obligation to provide any Landlord Contribution or free rent with respect to such ROFO Premises, or portion thereof, unless otherwise provided in such Offer.

G. Offering Amendment. If Tenant exercises the ROFO with respect to the ROFO Premises Landlord shall prepare an amendment (the “Offering Amendment”) adding such ROFO Premises, or portion thereof, to the Premises on the terms set forth in the Offer and reflecting the changes in the Base Rent, Rentable Square Footage of the ROFO Premises, Parking Spaces, and other mutually agreeable appropriate terms. A copy of the Offering Amendment shall be sent to Tenant within a reasonable time after Landlord’s receipt of the Acceptance sent by Tenant to Landlord, and, if the terms and conditions of the Offering Amendment are reasonably acceptable to Tenant, then Tenant shall execute and return the Offering Amendment to Landlord within fifteen (15) days thereafter, but an otherwise valid exercise of the ROFO shall be fully effective whether or not the Offering Amendment is executed.

H. If Tenant does not give Landlord a written Acceptance on or before the date (“Last Acceptance Date”) which is ten (10) business days after Landlord gives the Offer to Tenant, Landlord shall have the right to enter into a lease the subject RFO Premises on any terms to any party.

II. EMERGENCY GENERATORS

A. Existing Generator. Reference is made to the fact the Building is served by a 100kW emergency generator (the “Existing Generator”). Tenant shall have the right, subject to obtaining Landlord’s prior written approval, which approval shall not be unreasonably withheld, to connect its equipment in the Premises to the Existing Generator, provided that the aggregate electrical demand of all equipment connected by Tenant to the Existing Generator at any time shall not exceed Tenant’s pro rata share of the capacity of the Existing Generator. Landlord’s sole obligation to Tenant with respect to the Existing Generator shall be to contract with a reputable third party (“Generator Servicer”) to maintain the Existing Generator as per the manufacturer’s standard maintenance guidelines. Landlord shall have no obligation to supervise, oversee or confirm that the Generator Servicer is maintaining the Existing Generator per the manufacturer’s standard guidelines or otherwise, and Landlord shall have no obligation or liability to Tenant in the event that the Existing Generator is not operational.

B. Tenant’s Generator. In addition to Tenant’s right to connect its equipment to the Existing Generator, as set forth above, Tenant shall have the right, at Tenant’s written election to demise the Generator Area, as hereinafter defined. In such event, Landlord shall demise and lease the Generator Area, as hereinafter defined, to Tenant, and Tenant shall hire and take the Generator Area from Landlord. The “Generator Area” shall be defined as an area outside of the Building, which shall be mutually agreed upon by Landlord and Tenant. Tenant shall have the right to use the Generator Area solely for the purpose of installing a concrete pad and for the installation and use of Tenant’s own emergency generator (“Tenant’s Generator”) in accordance with the provisions of this Section B. The Term with respect to the Generator Area shall commence as of the date that Tenant first commences work installing said concrete pad (“Commencement Date in respect of Tenant’s Generator”) and shall terminate as of the Expiration Date of the Lease, as such date may be extended pursuant to Section 1.2 of this Lease (Tenant’s Generator and the Generator Area are deemed to be the “Generator Premises”). Said demise of Tenant’s Generator Area shall be upon all of the same terms and conditions of the Lease, except as set forth herein. Tenant shall not install or operate Tenant’s Generator until Tenant has obtained and submitted to Landlord copies of all required governmental permits, licenses, and authorizations necessary for the installation and operation of Tenant’s Generator. In addition, Tenant shall comply with all reasonable construction rules and regulations promulgated by Landlord in the maintenance and operation of Tenant’s Generator. Tenant shall be permitted to use Tenant’s Generator Area solely for the maintenance and operation of Tenant’s Generator, and Tenant’s Generator and Generator Area are solely for the benefit of Tenant. All electricity generated by Tenant’s Generator may only be consumed by Tenant in the Premises.

(i) Tenant shall, at Tenant’s cost, landscape or screen, as directed by Landlord, the area around Tenant’s Generator Area.

(ii) Tenant shall have no obligation to pay Base Rent, costs and expenses of the Common Areas, or Taxes in respect of Tenant’s Generator Area.

(iii) Landlord shall have no obligation to provide any services including, without limitation, electric current, to Tenant’s Generator Area; provided, however, that Tenant, at Tenant’s sole cost, shall, subject to the provisions of this Lease (including, without limitation, Section 11 hereof) shall have the right to install wiring in locations designated by Landlord in order to connect Tenant’s Generator to Tenant’s electrical system serving the Prime Premises.

(iv) Tenant shall have no right to make any changes, alterations, additions, decorations or other improvements (collectively “Installations”) to Tenant’s Generator Area without Landlord’s prior written consent, which consent Landlord may withhold in its sole but bona fide business judgment.

(v) Tenant may remove Tenant’s Generator and any Installations at any time during the Term upon prior written notice to Landlord, provided that Tenant restores Tenant’s Generator Area to the same condition as the area surrounding Tenant’s Generator at the time of such removal.

(vi) Tenant shall be responsible for the cost of repairing any damage to the Building caused by the installation of Tenant’s Generator and/or any Installations.

(vii) Tenant shall have no right to sublet Tenant’s Generator Area or to assign its interest hereunder, other than to an Affiliated Entity or Successor as defined in Section 13.7 of this Lease.

(viii) To the maximum extent permitted by law, Tenant’s Generator and all Installations in Tenant’s Generator Area shall be at the sole risk of Tenant, and Landlord shall have no liability to Tenant in the event that Tenant’s Generator or any Installations are damaged for any reason, except to the extent caused by the negligent acts, negligent omissions or willful misconduct of Landlord or any Landlord Parties.

(ix) Tenant shall take Tenant’s Generator Area “as-is” in the condition in which Tenant’s Generator Area is in as of the Commencement Date in respect of Tenant’s Generator, without any obligation on the part of Landlord to prepare or construct Tenant’s Generator Area for Tenant’s use or occupancy. Without limiting the foregoing, Landlord makes no warranties or representations to Tenant as to the suitability of Tenant’s Generator Area for the installation and operation of Tenant’s Generator. Notwithstanding the foregoing, at Tenant’s written election, Tenant may include the installation of Tenant’s Generator on Tenant’s Generator Area as part of Landlord’s Work, in which event, the costs incurred by Landlord in installing so installing Tenant’s Generator shall be included as part of the Cost of Landlord’s Work.

(x) In addition to and without limiting Tenant’s obligations under the Lease, Tenant shall comply with all applicable environmental and fire prevention laws, ordinances and regulations in Tenant’s use of Tenant’s Generator Area.

(xi) In addition to and without limiting Tenant’s obligations under the Lease, Tenant covenants and agrees that Tenant’s use of Tenant’s Generator and Installations shall not adversely affect the insurance coverage for the Building. If for any reason, the installation or use of Tenant’s Generator and/or the Installations shall result in an increase in the amount of the premiums for such coverage, then Tenant shall be liable for the full amount of any such increase.

(xii) Tenant shall, at Tenant’s sole cost and expense, repair and maintain Tenant’s Generator and Installations.

(xiii) In addition to and without limiting the insurance provisions of the Lease, Tenant shall procure, keep in force and pay for Commercial General Liability Insurance in respect of Tenant’s Generator Area of not less than One Million ($1,000,000.00) Dollars in the event of personal injury to any number of persons or damage to property, arising out of any one occurrence and such insurance shall name Landlord as an additional insured party. Tenant shall have the right to maintain the aforesaid insurance under umbrella coverages.